Exhibit 2.1

STOCK PURCHASE AGREEMENT

Dated as of January 31, 2021

by and

among

QUINCY MEDIA, INC.,

THE SELLERS NAMED HEREIN,

RALPH M. OAKLEY,

solely in his capacity as Stockholder Representative,

and

GRAY TELEVISION, INC.

TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

ARTICLE 1	PURCHASE AND SALE	2

1.1	Purchase and Sale	2

1.2	Purchase Price	2

1.3	Closing	2

1.4	Purchase Price Adjustment	4

1.5	Escrow; Residual Payments	6

1.6	Withholding	7

ARTICLE 2	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	8

2.1	Authorization and Binding Obligation	8

2.2	Ownership of Equity Interests	8

2.3	No Conflict	8

2.4	Governmental Consents and Approvals	9

2.5	No Other Agreements	9

2.6	Litigation	9

2.7	No Brokers	9

2.8	Review	9

2.9	Tax Matters	9

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	10

3.1	Existence; Good Standing	10

3.2	Authorization and Binding Obligation	10

3.3	Capitalization; Subsidiaries	10

3.4	No Conflict	11

3.5	Governmental Consents and Approvals	12

3.6	FCC Licenses; MVPD Matters	12

3.7	Taxes	13

3.8	Real Property; Leases	15

3.9	Contracts; Validity of Material Agreements	17

3.10	Environmental	19

3.11	Intellectual Property	20

3.12	Employees; Labor Matters; Employee Matters	20

i

3.13	Employee Benefit Plans	23

3.14	Insurance	25

3.15	Permits	25

3.16	No Violation, Litigation or Regulatory Action	25

3.17	Financial Statements	26

3.18	Absence of Changes	27

3.19	No Undisclosed Liabilities	28

3.20	Assets; Sufficiency	28

3.21	Bank Accounts, Power of Attorneys	28

3.22	Government Programs	29

3.23	Interested Party Transactions	29

3.24	Data Privacy and Security	29

3.25	No Brokers	29

3.26	Disclaimer	29

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYER	30

4.1	Existence; Good Standing	30

4.2	Authorization and Binding Obligation	30

4.3	No Conflicts	30

4.4	Litigation	30

4.5	Qualification as FCC Licensee	30

4.6	Financing	31

4.7	Investment	32

4.8	Brokers	32

4.9	Independent Investigation	32

4.10	Disclaimer	32

ARTICLE 5	CERTAIN COVENANTS	33

5.1	Governmental Consents	33

5.2	Operations of the Business Prior to the Closing Date	36

5.3	Director and Officer Indemnification	41

5.4	Newspaper Assets	42

5.5	Financing Commitment	42

5.6	No Solicitation	46

5.7	Joinder	47

5.8	Back-End Merger and Merger Sub Formation	47

ARTICLE 6	JOINT COVENANTS	48

6.1	Confidentiality	48

6.2	Announcements	48

6.3	Control	49

6.4	Non-Governmental Consents	49

6.5	Employee Matters	49

6.6	Access to Business	52

6.7	Further Action	52

6.8	Notice	52

6.9	Tax Matters	53

6.10	Title Insurance; Survey	57

6.11	Buyer Access and Investigation	57

6.12	Repack Matters	58

6.13	Release	58

6.14	Transfer Restrictions; No Conflicting Agreements	59

6.15	Termination of Certain Agreements and Plans	59

6.16	Irrevocable Proxy	59

6.17	Waiver	60

6.18	Environmental Assessments; Phase I and Phase II Investigations	60

ARTICLE 7	SELLERS’ CLOSING CONDITIONS	61

7.1	Representations and Covenants	61

7.2	Proceedings	62

7.3	FCC Authorization	62

7.4	Hart-Scott-Rodino	62

7.5	Closing Deliverables	62

ARTICLE 8	BUYER’S CLOSING CONDITIONS	62

8.1	Representations and Covenants	62

8.2	Proceedings	62

8.3	FCC Authorization	63

8.4	Hart-Scott-Rodino	63

8.5	Consents	63

8.6	Closing Deliverables	63

8.7	Deferred Payroll Taxes	63

ARTICLE 9	CLOSING DELIVERIES	63

9.1	Seller Documents	63

9.2	Buyer Documents	64

ARTICLE 10	INDEMNIFICATION	64

10.1	Indemnification by Sellers	64

10.2	Indemnification by Buyer	66

10.3	Certain Limitations	66

10.4	Indemnification Procedures	68

10.5	Tax Treatment of Indemnification Payments	70

10.6	Exclusive Remedies	70

ARTICLE 11	TERMINATION AND REMEDIES	70

11.1	Termination	70

11.2	Cure Period	71

11.3	Termination and Survival	72

11.4	Liquidated Damages; Termination Fees	72

11.5	Remedies; Specific Performance	74

ARTICLE 12	STOCKHOLDER REPRESENTATIVE	74

12.1	Authorization of Stockholder Representative	74

ARTICLE 13	SURVIVAL	76

ARTICLE 14	MISCELLANEOUS	77

14.1	Expenses	77

14.2	Further Assurances	77

14.3	Assignment	77

14.4	Notices	77

14.5	Amendments	78

14.6	Entire Agreement	78

14.7	Severability	79

14.8	Third-Party Beneficiaries	79

14.9	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	79

14.10	Neutral Construction	80

14.11	Counterparts; Delivery	80

14.12	Interpretation	80

14.13	No Recourse	81

14.14	Certain Definitions	81

EXHIBITS

Exhibit 1	List of Stations
Exhibit 2	List of Subsidiaries
Appendix 1	Certain Individuals with Knowledge of the Company
Exhibit A	Form Escrow Agreement
Exhibit B	Form Joinder Agreement

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of January 31, 2021, by and among (a) each of the other Stockholders (as defined herein) of the Company (as defined herein) identified on Schedule 2.2(a) that are signatory hereto pursuant to the execution of Seller Signatures and Joinders (as defined below) in accordance with Section 5.7 (each a “Seller” and collectively, “Sellers”), (b) Ralph M. Oakley, not individually, but solely in his capacity as representative of the Sellers pursuant to ARTICLE 12 (“Stockholder Representative”), (c) Quincy Media, Inc., an Illinois corporation and its Subsidiaries (as defined herein) (together, the “Company”), and (d) Gray Television, Inc., a Georgia corporation (“Buyer”). For the purposes of this Agreement, Sellers, the Stockholder Representative, the Company and Buyer each may be referred to as a “Party” and together as the “Parties.”

Recitals

WHEREAS, each Seller is the owner of record of the number of shares (“Shares”) of Common Stock set forth opposite its name on Schedule 2.2(a) of the Disclosure Schedule (as defined herein), which constitute all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, the Sellers that are party to this Agreement as of the date hereof are the owners of record of at least fifty-one percent (51%) of the shares of Common Stock issued and outstanding as of the date hereof;

WHEREAS, the Company is engaged in the business of owning and operating the radio and television broadcast stations identified on Exhibit 1 hereto (each, a “Station” and, collectively, the “Stations”), pursuant to certain licenses, permits and other authorizations issued by the Federal Communications Commission (the “FCC”);

WHEREAS, the Company owns one hundred percent (100%) of the shares or membership interests, as applicable, in the Subsidiaries listed in Exhibit 2; and

WHEREAS, to effect the sale of the Stations and the Business (as defined herein) related thereto to Buyer, Sellers desire to sell and transfer to Buyer, and Buyer desires to purchase and acquire from Sellers, the Shares, pursuant to the terms and subject to the conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1 Purchase and Sale. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers, the Equity Interests (as defined herein), free and clear of all Liens, other than Permitted Liens.

1.2 Purchase Price. The aggregate consideration to be paid to Sellers for the sale of the Equity Interests to Buyer shall be Nine Hundred Twenty-Five Million Dollars ($925,000,000) (the “Base Consideration”), as increased or decreased on a dollar-for-dollar basis for the cumulative net adjustments required by the following (as adjusted, the “Purchase Price”): (i) the Base Consideration shall be increased by the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital; (ii) the Base Consideration shall be decreased by the amount, if any, by which the Net Working Capital is less than the Target Net Working Capital; (iii) the Base Consideration shall be increased by the amount of Closing Cash; (iv) the Base Consideration shall be decreased by an amount equal to (A) the Company Transaction Expenses and (B) the Indebtedness Payoff Amount; (v) the Base Consideration shall be decreased by the Divestiture Tax Adjustment; (vi) the Base Consideration shall be decreased by the Post-Closing Escrow Amount; (vii) the Base Consideration shall be decreased by the Stockholder Expense Amount; (viii) the Base Consideration shall be decreased by the Environmental Remediation Cost, if any; and (ix) the Base Consideration shall be decreased by the Non-Signing Stockholder Amount, if any. Each Seller shall receive such Seller’s pro rata share of the Purchase Price in accordance with the percentages set forth in Schedule 2.2(a) (the “Pro Rata Share”); provided, that, no holder of any issued and outstanding shares of Common Stock shall receive any portion of the Purchase Price if such holder does not sign a Seller Signature and Joinder in accordance with Section 5.7.

1.3 Closing.

(a) Subject to any prior termination of this Agreement pursuant to Section 11.1, the consummation of the sale and purchase of the Equity Interests (the “Closing”), shall take place at the offices of Scholz Loos Palmer Siebers and Duesterhaus LLP, 625 Vermont Street, Quincy, Illinois 62301 at 10:00 a.m. Quincy, Illinois, time on a date mutually agreed upon by the Stockholder Representative and Buyer, which shall be the first of the month following the month in which the later of the following occurs: (i) the date upon which the FCC Consent shall have been granted, (ii) the date upon which the HSR Clearance occurs, and (iii) the date upon which all of the conditions to Closing set forth herein other than those described in the foregoing (i) and (ii) are satisfied or waived; provided, however, that, if the Marketing Period has not ended on or before the last date the Closing shall be required to occur pursuant to the foregoing, the Closing shall not occur until the first of the month following the month in which the earlier of the following occurs: (x) a date during the Marketing Period specified by Buyer on three (3) Business Days’ written notice to the Company or (y) the third (3rd) Business Day immediately following the end of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions set forth in ARTICLE 7 and ARTICLE 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) as of the date determined pursuant to this proviso); provided, further, that if the first of the month occurs on a date that is not a Business Day, such Closing Date shall be the following Business Day; provided, that, in such event, with respect to the calculation of Net Working Capital only, the Effective Time shall be deemed 12:01 a.m., Quincy, IL time on the first of such month. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) At the Closing:

(i) Buyer shall pay, or cause to be paid, (i) to the Paying Agent (as defined below), for distribution to Sellers in accordance with the percentages set forth in Schedule 2.2(a), an amount equal to the Estimated Purchase Price as determined pursuant to Section 1.4(a) (minus the amount of the Escrow Deposit and the Stockholder Expense Amount), (ii) to the holders of Indebtedness (if any), an amount equal to the Indebtedness Payoff Amount, (iii) to the persons and in the amounts identified by the Company prior to the Closing Date, the Company Transaction Expenses, and (iv) to the Stockholder Representative, the Stockholder Expense Amount, in each case by wire transfer of immediately available funds in accordance with the Payment Schedule (and the wire transfer instructions set forth therein); and

(ii) Sellers shall deliver to Buyer the instruments, certificates and other documents required to be provided by it in Section 9.1, and Buyer shall deliver to Sellers the instruments, certificates and other documents required to be provided by it in Section 9.2.

(c) SRS Acquiom LLC or other third party entity mutually agreed upon by the Stockholder Representative and Buyer, at Buyer’s sole expense, shall serve in its capacity as the payments administrator (such institution, the “Paying Agent”) for the Transaction.

(d) At least two (2) Business Days prior to the Effective Time, the Company shall deliver to Buyer and the Paying Agent a schedule (a “Payment Schedule”) setting forth (i) the name and, to the extent available, e-mail and mailing address of each Seller entitled to distribution of a portion of the Purchase Price at such time, (ii) the number of Shares held by each such Seller prior to the Effective Time, (iii) each Seller’s Pro Rata Share, (iv) the aggregate amount of the Estimated Purchase Price to which each Seller is then entitled, (v) the amount contributed to each of the Post-Closing Escrow Amount and the Stockholder Expense Amount on behalf of each Seller, (vi) whether any employment, payroll and similar Taxes are required to be withheld under Applicable Law on the payment of the Purchase Price to each Seller (but not, for the avoidance of doubt, the amount to be withheld), (vii) as applicable, with respect to each Seller holding Shares issued on or after January 1, 2011 or any other security that is a “covered security” under Treasury Regulation § 1.6045-1(a)(15), the cost basis and date of issuance of such shares or securities, (viii) the Indebtedness of the Company to be paid at Closing and the wire instructions of the Person to receive each such payment of the Indebtedness Payoff Amount in connection therewith, (ix) the outstanding Company Transaction Expenses to be paid at Closing and the wire instructions of each Person to receive each such payment of the Company Transaction Expenses in connection therewith and (x) the wire transfer instructions of the Stockholder Representative with respect to receipt of the Stockholder Expense Amount. Following the Effective Time, Buyer and the Paying Agent may rely on the instructions of the Stockholder Representative for distributions of the Estimated Purchase Price and shall have no responsibility or liability with respect thereto; provided, that the distribution instructions of the Stockholder Representative are followed. Neither Buyer nor the Paying Agent shall have any liability whatsoever with respect to the distribution of such payments among the Sellers in accordance with this Agreement and the Payment Schedule.

1.4 Purchase Price Adjustment.

(a) No later than the third (3rd) Business Day prior to the anticipated Closing Date, the Company shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth in reasonable detail (i) Sellers’ good faith estimates of the Net Working Capital, Closing Cash, Company Transaction Expenses, Indebtedness Payoff Amount, the Divestiture Tax Adjustment, the Environmental Remediation Cost and the Non-Signing Stockholder Amount as of the Effective Time, and (ii) a calculation of the Purchase Price based on such estimates (such amount the “Estimated Purchase Price”).

(b) Within one hundred twenty (120) calendar days after the Closing Date, Buyer shall prepare and deliver to the Stockholder Representative a statement (the “Closing Statement”) setting forth Buyer’s good faith determination of (i) the actual amounts of the Net Working Capital, Closing Cash, Company Transaction Expenses, Indebtedness Payoff Amount, the Environmental Remediation Cost and the Non-Signing Stockholder Amount, (ii) the Divestiture Tax Adjustment, and (iii) a calculation of the Purchase Price based on such amounts. The Closing Statement and the determination of calculations set forth therein shall become final and binding upon the Parties on the ninetieth (90th) calendar day after the date upon which such Closing Statement is received by the Stockholder Representative (such 90-day period, the “Objection Period”), unless Stockholder Representative delivers to Buyer written notice that they dispute any aspect of the Closing Statement (an “Objection Notice”) prior to the end of such Objection Period. The Objection Notice shall specify in reasonable detail the nature of any dispute so asserted, and any amount contained in the Closing Statement that is not specifically disputed in the Objection Notice shall be final and binding on the Parties as set forth in the Closing Statement. If an Objection Notice is delivered to Buyer prior to the end of the Objection Period, then the Closing Statement and the determination of calculations set forth therein (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the Parties on the earlier to occur of (i) the date Buyer and Stockholder Representative resolve in writing any differences they have with respect to the matters specified in the Objection Notice, or (ii) the date any disputed matters are finally resolved by the Accounting Firm as provided below. The Purchase Price as set forth in the version of the Closing Statement that becomes final and binding on the Parties in accordance with this Section 1.4(b) is referred to herein as the “Final Purchase Price.”

(c) From the Closing until such time as all matters set forth in the Objection Notice have been fully and finally resolved in accordance herewith, Buyer shall (i) maintain and provide to the Stockholder Representative and his advisors and representatives reasonable access to all documents and other information utilized by Buyer and its representatives and advisors in connection with Buyer’s preparation of the Closing Statement that are necessary to review the Closing Statement, including (without limitation) all financial statements, work papers, schedules, accounts, analysis and books and records relating to the Closing Statement prepared by or on behalf of Buyer in connection with preparation of the Closing Statement; (ii) provide the Stockholder Representative and his representatives and advisors reasonable access to such employees and accountants who participated in the preparation or review of, or otherwise have relevant knowledge concerning, the Closing Statement; and (iii) reasonably cooperate with the Stockholder Representative in providing the information and personnel reasonably required by the Stockholder Representative to resolve the matters set forth in the Objection Notice; provided, that any access provided to the Stockholder Representative pursuant to this Section 1.4(c) shall be (A) during regular business hours, and (B) in a manner which will not unreasonably interfere with the operation of the Business. The rights of Sellers under this Agreement shall not be prejudiced by the failure of Buyer to comply with this Section 1.4(c) and, without limiting the generality of the foregoing, the time period by which the Stockholder Representative is required to provide an Objection Notice under Section 1.4(b) shall be automatically extended by the number of days Buyer fails to comply with this Section 1.4(c) plus an additional fifteen (15) calendar days.

(d) In the event that the Stockholder Representative provides an Objection Notice to Buyer on or before the end of the Objection Period, then the Stockholder Representative and Buyer shall, within thirty (30) calendar days following the Stockholder Representative’s delivery of such Objection Notice (such 30-day period, the “Dispute Resolution Period”), in good faith seek to resolve the items disputed in the Objection Notice.

(e) If, during the Dispute Resolution Period, the Stockholder Representative and Buyer resolve their differences in writing as to any disputed amount, such resolution shall be deemed final and binding with respect to such amount for the purpose of determining that component of the Final Purchase Price. In the event that the Stockholder Representative and Buyer do not resolve all of the items disputed in the Objection Notice on or before the end of the Dispute Resolution Period, all such unresolved disputed items shall be submitted by Buyer or the Stockholder Representative to BDO USA, LLP (or, if such firm is not available or otherwise cannot accept such submission, to another nationally recognized accounting firm that has not worked with Sellers or Buyer in the past three (3) years) (the “Accounting Firm”) for resolution, and Buyer and the Stockholder Representative shall promptly sign an engagement letter with the Accounting Firm in a form customary for an engagement of this type. The Accounting Firm shall, acting as experts in accounting and not as arbitrator, determine only those items still in dispute, and for each such item shall determine a value within the range of values submitted therefor by Buyer and the Stockholder Representative in the Closing Statement and the Objection Notice, respectively. The Accounting Firm shall deliver to Buyer and the Stockholder Representative a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Buyer and the Stockholder Representative) of the disputed amounts within ninety (90) calendar days of submission to the Accounting Firm of such disputed amounts (such 90-day period, the “Adjudication Period”), which determination shall be final and binding. In the event that either Buyer or the Stockholder Representative fail to submit their respective statement regarding any items remaining in dispute within the time determined by the Accounting Firm, then the Accounting Firm shall have the authority, in its sole discretion, to extend the Adjudication Period for such amount of time as the Accounting Firm deems equitable.

(f) In the event that the Final Purchase Price is less than the Estimated Purchase Price, the Stockholder Representative and Buyer shall jointly direct the Escrow Agent to pay such amount from the Post-Closing Escrow Amount, or, if necessary, the Stockholder Representative may pay such amount from the Stockholder Expense Amount, in either case in the manner provided in Section 1.4(g). In the event that the Final Purchase Price is greater than the Estimated Purchase Price, Buyer shall pay to the Stockholder Representative an amount equal to such difference in the manner provided in Section 1.4(g), for distribution to Sellers.

(g) All payments to be made pursuant to Section 1.4(f) hereof shall be made on the second (2nd) Business Day following the date on which the Closing Statement becomes final and binding on the Parties in accordance with Section 1.4(b). All payments made pursuant to this Section 1.4(g) shall be made via wire transfer of immediately available funds to such account or accounts as shall be designated in writing by the recipient, without interest.

(h) All fees and expenses relating to the work, if any, to be performed by the Accounting Firm shall be allocated between Buyer and Sellers in the same proportion that the aggregate amount of the disputed items so submitted to the Accounting Firm that are unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total amount of the disputed items so submitted.

(i) The Estimated Closing Statement and the Closing Statement and the determinations and calculations contained therein will be prepared and calculated using GAAP.

(j) For Tax purposes, any payments pursuant to Section 1.4(g) shall be treated as adjustments to the Purchase Price to the extent permitted by Applicable Law.

1.5 Escrow; Residual Payments.

(a) Within one (1) Business Day after the date of this Agreement, or as soon as “know your customer” requirements of the Escrow Agent are cleared but in any event no later than three (3) Business Days after the date of this Agreement, Buyer shall deposit a cash amount equal to Forty Million Dollars ($40,000,000) (the “Escrow Deposit”) with the Escrow Agent pursuant to the Escrow Agreement. If this Agreement is terminated by the Stockholder Representative pursuant to Section 11.1(c), then Section 11.4(a) shall govern treatment of the Escrow Deposit. If this Agreement is terminated by the Stockholder Representative pursuant to Sections 11.1(a), 11.1(d), or 11.1(e) for non-delivery of the Governmental Consents, then Section 11.4(b) shall govern treatment of the Escrow Deposit. If this Agreement is terminated for any other reason, the Escrow Deposit and any interest or earnings thereon shall be distributed to Buyer. At Closing, the amount of the Escrow Deposit shall be credited against the Purchase Price, and the Escrow Deposit shall automatically and without further action by the parties to the Escrow Agreement be converted to the Post-Closing Escrow Amount and shall be held and disbursed by the Escrow Agent pursuant to the Escrow Agreement and ARTICLE 10 below. Buyer and the Stockholder Representative shall jointly instruct the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement to disburse the Escrow Deposit and the Post-Closing Escrow Amount, and all interest and earnings thereon, to the party entitled thereto, and neither party shall, by act or omission, delay or prevent any such disbursement. The Parties agree that interest earned on the Escrow Deposit prior to the Closing shall inure to the benefit of Buyer, and interest earned on the Post- Closing Escrow Amount as of the Closing shall inure to the benefit of Sellers. Any failure by Buyer to make the Escrow Deposit as provided in the first sentence of this Section 1.5(a) constitutes a material breach of this Agreement by Buyer for which the Cure Period under Section 11.2 shall not apply.

(b) Subject to Sections 1.5(a) and 1.5(c) and ARTICLE 10, Buyer and the Stockholder Representative shall jointly instruct the Escrow Agent to disburse the Post-Closing Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement and the following provisions: (i) one half of the Post-Closing Escrow Amount not then subject to outstanding indemnification claims by any Buyer Indemnified Parties pursuant to ARTICLE 10, together with all earnings thereon, shall be released to the Paying Agent for further disbursement to Sellers in accordance with their Pro Rata Share on the first (1st) anniversary of the Closing Date, and (ii) the remaining portion of the Post-Closing Escrow Amount not then subject to outstanding indemnification claims by any Buyer Indemnified Parties pursuant to ARTICLE 10 shall be released to the Paying Agent for further disbursement to Sellers in accordance with their Pro Rata Share on the second (2nd) anniversary of the Closing Date.

(c) From and after the Closing Date, to the extent any amount of the Post-Closing Escrow Amount is released from escrow pursuant to ARTICLE 10 of this Agreement and the Escrow Agreement and distributed by the Escrow Agent to the Paying Agent or amounts are paid to the Stockholder Representative pursuant to Section 6.9(d), the Paying Agent or Stockholder Representative, as applicable, shall distribute such funds to Sellers in accordance with their Pro Rata Share.

1.6 Withholding. Each of Buyer, the Escrow Agent, the Paying Agent, the Company and their Affiliates will be entitled to deduct and withhold from any amounts payable or otherwise deliverable to any Person pursuant to the Transaction Documents such amounts as may be required to be deducted or withheld under Applicable Laws, and will be provided with any necessary Tax forms, including a valid IRS Form W-9 or IRS Form W-8, as applicable, and except with respect to payments made to current or former Company employees through applicable payroll processes or payments for which Buyer or the applicable withholding agent has not received a valid IRS Form W-9 or IRS Form W-8, as applicable, if Buyer, the Escrow Agent, the Paying Agent, the Company or their Affiliates determines that an amount is required to be deducted and withheld, at least five (5) Business Days prior to the date the applicable payment is scheduled to be made, Buyer shall (a) provide the recipient of such payment with written notice of the intent to deduct and withhold (which notice shall include a copy of the calculation of the amount to be deducted and withheld), and (b) cooperate in good faith with and as reasonably requested by the recipient of such payment to reduce or eliminate any such amounts required to be deducted and withheld (including providing the recipient a reasonable opportunity to provide forms or other evidence that would reduce or eliminate any such amounts otherwise required to be deducted and withheld). All such amounts deducted and withheld will be treated for all purposes under the Transaction Documents as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants, severally and not jointly, to Buyer, subject to such exceptions as are disclosed in the Disclosure Schedule of this Agreement (the “Disclosure Schedule”), as follows:

2.1 Authorization and Binding Obligation. Each Seller has the legal right and capacity to execute and deliver this Agreement, and all other Transaction Documents to which each is party, respectively, and to perform its obligations hereunder and thereunder and, if applicable, to the extent required under such Seller’s trust documents or other Organizational Documents, such Seller’s trustee, executor, administrator, guardian, officer, partner, attorney-in-fact, or other representative or fiduciary is duly authorized to execute and deliver this Agreement, and all other Transaction Documents to which each is party, respectively, and to perform its obligations hereunder and thereunder. If this Agreement is signed by trustee, executor, administrator, guardian, officer of a corporation, partner of a partnership, attorney-in-fact, or in any other representative or fiduciary capacity, the Person signing this Agreement must give such Person’s full title in such capacity and appropriate evidence of authority to act in such capacity must be forwarded with this Agreement. The execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated hereby have been duly authorized such Seller and, if applicable, to the extent required under such Seller’s trust documents or otherwise, such Seller’s trustee. This Agreement has been, and the other Transaction Documents when executed by such Seller will be, duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Buyer and all other parties thereto) constitute and will constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their terms, except with respect to the Enforceability Exceptions.

2.2 Ownership of Equity Interests. Each Seller owns of record and has good and valid title to the number of Shares set forth opposite its name on Schedule 2.2(a) (the “Subject Shares”) free and clear of all Liens (other than Liens arising under applicable federal and state securities laws) (collectively, the “Equity Interests”). The Subject Shares represent all of the shares of Common Stock owned of record or beneficially by the Stockholder. Except as set forth on Schedule 2.2(b), no Seller has granted or created any options or warrants for the purchase or granting of any shares of Common Stock, or issued any securities convertible into, or exercisable for, such shares of Common Stock. All of these shares are duly authorized and validly issued, fully paid and non-assessable, if applicable, and, in each case, have been issued in material compliance with all Applicable Laws. Such Seller has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement with respect to all of such Seller’s Subject Shares, in each case with no limitations, qualifications or restrictions on such rights, subject to applicable federal and state securities laws and the terms of this Agreement.

2.3 No Conflict. With respect to each Seller, except as may result from any facts or circumstances relating solely to Buyer, the execution and delivery of this Agreement and the performance by such Seller of its obligations hereunder do not and will not (a) subject to the receipt of the Governmental Consents, conflict with or violate any Applicable Law or Governmental Order applicable to it; (b) result in a violation or breach in any material respect of any provision of the Organizational Documents of such Seller that is not an individual; or (c) conflict with, result in any breach of or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under any agreement to which such Seller is a party, except, with respect to clauses (a) and (c), as would not (i) prevent or materially delay the consummation of the Transaction, or (ii) have a Material Adverse Effect.

2.4 Governmental Consents and Approvals. The execution and delivery of this Agreement and the performance by Sellers of their obligations hereunder do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Entity, except (a) the Governmental Consents; (b) where failure to obtain such consent, approval or authorization, or to make such filing or notification, would not (i) prevent or materially delay the consummation of the Transaction or (ii) have a Material Adverse Effect; or (c) as may be necessary as a result of any facts or circumstances relating to Buyer or any of its Affiliates.

2.5 No Other Agreements. Except for this Agreement and the Transaction Documents, such Seller (i) has not entered into any voting agreement, voting trust or similar arrangement or understanding with respect to any of such Seller’s Subject Shares, (ii) has not granted a proxy, consent or power of attorney with respect to any of such Seller’s Subject Shares and (iii) has not taken any action that would make the representations and warranties of such Seller contained in this Agreement untrue or incorrect, violate or conflict with such Seller’s covenants and obligations under this Agreement or otherwise have the effect of restricting, preventing or disabling such Seller from performing any of its obligations under this Agreement.

2.6 Litigation. There is no Action pending or, to the knowledge of such Seller, threatened against such Seller at law or equity before or by any Governmental Entity that relates in any way to the Subject Shares, this Agreement, the Transaction Documents or the transactions contemplated thereby or could otherwise reasonably be expected to impair or materially delay the performance by such Seller of its obligations under this Agreement or the Transaction Documents or otherwise adversely impact such Seller’s ability to perform its obligations hereunder.

2.7 No Brokers. Such Seller is not obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Transaction or any other transaction contemplated by this Agreement.

2.8 Review. Such Seller has carefully read this Agreement and the Transaction Documents, and such Seller has had reasonable time and opportunity to discuss the requirements of such agreements with such Seller’s financial, legal and other advisors, to the extent such Seller has determined necessary, prior to executing this Agreement.

2.9 Tax Matters. Such Seller is a “United States person” within the meaning of Section 7701(a)(30). Such Seller has had an opportunity to review with its, his or her own Tax advisors the Tax consequences of the Transaction and the transactions contemplated by this Agreement (as in effect on the date hereof). Such Seller understands that it, he or she must rely solely on its, his or her advisors with respect to such Tax consequences, and not on any statements or representations with respect to such Tax consequences made by Buyer, the Company or any of their agents or representatives.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and the Stockholder Representative in his capacity as such represents and warrants to Buyer, subject to such exceptions as are disclosed in the Disclosure Schedule, as follows:

3.1 Existence; Good Standing. The Company is duly organized, validly existing and in good standing under the Applicable Law of the jurisdiction of its incorporation or formation. The Company is licensed or qualified to do business under the Applicable Laws of each jurisdiction in which the character of its properties or the transaction of its business makes such licensure or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The Company has heretofore delivered to Buyer true and complete copies of the Company’s Organizational Documents as currently in effect, and no amendments thereto are pending. The Company has all requisite corporate or, as applicable, limited liability company power and authority to own, operate and lease its assets and properties and carry on the Business. The Company is solvent and is not the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar action or proceeding, nor is any such action or proceeding threatened.

3.2 Authorization and Binding Obligation. The Company has the power and authority to execute and deliver this Agreement, and all other Transaction Documents to which it is party, respectively, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the Transaction have been duly and validly authorized by all requisite action on the part of the Company. The Company has obtained all necessary corporate approvals required in connection therewith (including, for the avoidance of doubt, any required approval of its board of directors or Stockholders), and this Agreement has been, and the other Transaction Documents when executed by the Company will be, duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer and all other parties thereto) constitute and will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except with respect to the Enforceability Exceptions.

3.3 Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of 105,000 shares of common stock, no par value (the “Common Stock”). 94,947 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. The Shares have been offered, sold and delivered by the Company in compliance with all Applicable Laws. The Shares constitute all of the issued and outstanding capital stock of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of Common Stock. Schedule 3.3(a) sets forth a complete and correct list of (i) all holders of Common Stock, which includes (A) the name (as it appears on the certificate representing shares of Common Stock) of each holder; and (B) the number of shares of Common Stock. There are no Rights Agreements in effect as of the date hereof.

(b) Except as set forth on Schedule 3.3(b), the Company has not granted or created any options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Shares or obligating the Company to issue or sell any shares of Common Stock, or any other equity interest in, the Company.

(c) Schedule 3.3(c) sets forth, for each Subsidiary of the Company, (i) the type of entity, (ii) its jurisdiction of formation, and (iii) the number and type of issued capital stock or equity interests. All of the outstanding capital stock and equity interests in such Subsidiary have been validly issued, are fully paid and non-assessable, if applicable, and are owned by the Company, free and clear of all Liens, other than Permitted Liens arising under applicable securities laws. Except as set forth on Schedule 3.3(c), none of the Subsidiaries of the Company have granted or created any options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the shares of capital stock of the Subsidiaries or obligating any Subsidiary of the Company to issue or sell any shares of its capital stock, or any other equity interest in, such Subsidiary (collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

(d) Certain entities in which the Company or a Subsidiary has an ownership interest less than one hundred percent (100%) are set forth in Schedule 3.3(d).

(e) Except for the Subsidiaries of the Company identified on Schedules 3.3(c) and (d), the Company does not own, hold or control, directly or indirectly or through nominees, any capital stock of or any other equity interest in, directly or indirectly, any other Person or any Subsidiary, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.

(f) There are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company to which the Company is a party, by which the Company is bound, or of which the Company has Knowledge, and (ii) there are no contracts to which the Company is a party, by which the Company is bound, or of which the Company has Knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights, “drag-along” rights or registration rights) of any Common Stock, the payment of any management, transaction or advisory fees or any other investor rights, including rights of participation (i.e., pre-emptive rights), co-sale, voting, first refusal, board observation, director indemnification, visitation or information or operational covenants (the items described in clauses (i) and (ii) being, collectively, the “Rights Agreements”). On or prior to the Effective Time, all Rights Agreements shall have been terminated and of no further force or effect.

3.4 No Conflict. Except as may result from any facts or circumstances relating solely to Buyer, the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder do not and will not (a) result in a violation or breach in any material respect of any provision of the Organizational Documents of the Company; (b) subject to the receipt of the Governmental Consents, conflict with or violate any Applicable Law or Governmental Order applicable to it; or (c) except as set forth on Schedule 3.4, conflict with, result in any breach of or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under any Material Agreement, except in the case of clauses (b) and (c), as would not (i) prevent or materially delay the consummation of the Transaction, or (ii) have a Material Adverse Effect.

3.5 Governmental Consents and Approvals. The execution and delivery of this Agreement and the performance by the Company of its obligations hereunder do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Entity, except (a) the Governmental Consents; (b) where failure to obtain such consent, approval or authorization, or to make such filing or notification, would not (i) prevent or materially delay the consummation of the Transaction or (ii) have a Material Adverse Effect; or (c) as may be necessary as a result of any facts or circumstances relating to Buyer or any of its Affiliates.

3.6 FCC Licenses; MVPD Matters.

(a) Schedule 3.6(a) sets forth a true and complete list of the FCC Licenses and the holders thereof as of the date of this Agreement, which FCC Licenses constitute all of the FCC Licenses of the Stations. The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated. There is no pending, or, to the Knowledge of the Company, threatened action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than in connection with proceedings of general applicability, including any TV Repack or C-Band Repack). Except as set forth in Schedule 3.6(a), as of the date this Agreement, there is no issued or outstanding, by or before the FCC, order to show cause, notice of violation, notice of apparent liability or order of forfeiture against any Station or the holders of the FCC Licenses with respect to any Station, nor, to the Knowledge of the Company, is any written petition, complaint, investigation or other proceeding pending or threatened with respect to any Station that may result in the issuance of any such order or notice. Except as set forth in Schedule 3.6(a), the FCC Licenses have been issued for the full terms customarily issued by the FCC for each class of Station and the FCC Licenses are not subject to any condition except for those conditions appearing on the face of the FCC Licenses and conditions generally applicable to each class of Station (including any conditions associated with the TV Repack or C-Band Repack). The Stations are operating in compliance in all material respects with the terms of the FCC Licenses and the Communications Laws. Except as set forth in Schedule 3.6(a), (i) there are no material applications pending before the FCC with respect to the Stations or the FCC Licenses, and (ii) the Company has completed or caused to be completed the construction of all facilities or changes contemplated by any of the FCC Licenses or construction permits issued to modify the FCC Licenses to the extent required to be completed as of the date this Agreement.

(b) Schedule 3.6(b) sets forth, as of the date hereof, a list of all retransmission consent agreements with MVPDs with respect to each Station with each MVPD with more than 5,000 paid subscribers in the Station’s DMA in each case for November 2020. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a material impact on the Business as a whole nor the Business of any Station, since January 1, 2020, (A) no such MVPD has, with respect to carriage in the Station’s DMA, provided written notice to Sellers of any material signal quality issue or, to the Knowledge of the Company, sought any form of relief from carriage of a Station from the FCC, (B) none of the Company or any of the Sellers has received any written notice from any such MVPD of such MVPD’s intention to delete a Station from carriage in such Station’s DMA, and (C) to the Knowledge of the Company, none of the Company or any of the Sellers has received written notice of a petition seeking FCC modification of the DMA in which any Station is located. To the Knowledge of the Company, the Company has entered into retransmission consent agreements with respect to the Station’s primary programming stream with each MVPD that has more than 5,000 paid subscribers in such Station’s DMA as of November 2020. Sellers have made timely retransmission consent elections for the 2021-2023 retransmission consent election cycle with respect to each MVPD with more than 5,000 paid subscribers in the Station’s DMA.

Notwithstanding anything to the contrary contained in this Agreement, this Section 3.6 contains the sole and exclusive representations and warranties of the Company to Buyer with respect to FCC Licenses, MVPD matters, and any compliance matters associated therewith.

3.7 Taxes. Except as set forth on Schedule 3.7:

(a) The Company has filed or caused to be filed on a timely basis (including all extensions) all income Tax Returns and all material other Tax Returns that were required to be filed by the Company. All such Tax Returns are true, complete and correct in all material respects and were prepared in substantial compliance with all Applicable Laws. All Taxes shown as due on any Tax Return filed by the Company have been timely paid, and the Company has no material liability for any unpaid Taxes (whether or not shown as due on a Tax Return) that are past due.

(b) The Company (i) has withheld all income and other material Taxes from amounts paid by the Company to any of its employees, agents, contractors, customers and nonresidents, and (ii) has filed all material federal, state, local and foreign Tax Returns and reports with respect to Taxes described in (i) above, including income Tax withholding, social security, unemployment Taxes and premiums.

(c) The Company has not received written notice of, and, to the Knowledge of the Company, there is not currently pending or threatened in writing, any audits, examinations, litigation, or other proceedings in respect of any Tax Returns or Taxes of the Company. There are no Liens for Taxes on any asset of the Company other than Permitted Liens. Within the last five (5) years, the Company has not received from any Tax authority any written request or written notice of deficiency or proposed adjustment for any amount of Tax, in each case, that has not been paid or settled in full. The Company has provided or made available to Buyer true, correct and complete copies of all income and other material Tax Returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by the Company since January 1, 2018.

(d) As of the date of this Agreement, the Company is not the beneficiary of any extension of time within which to file any income or other material Tax Return (other than automatic extensions of the due date for filing Tax Returns obtained in the ordinary course of business).

(e) The Company has not waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency which extension is currently in effect. The Company has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Entity with or in respect of the Company.

(f) The Company is not the member of any group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or non-U.S. Tax purposes of which Quincy Media, Inc. is not the ultimate parent corporation. The Company does not have any liability for the Taxes of another Person (other than Quincy Media, Inc. and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract (other than Commercial Tax Agreements). The Company is not, and has not been, a party to any joint venture, partnership or other contract or arrangement that, to the Knowledge of the Company, is properly treated as a partnership for U.S. federal income Tax purposes.

(g) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of (i) any change in or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any installment sale or open transaction entered into on or prior to the Closing (other than the sale of the Newspaper Assets), (iii) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) with respect to a transaction occurring on or prior to the Closing, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing (other than as related to the Newspaper Assets in the amounts and for the periods set forth on Schedule 3.7(g)), (v) any “closing agreement” as described in Section 7121 of the Code entered into on or prior to the Closing or (vi) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made prior to the Closing Date.

(h) The Company is not liable to any Governmental Entity for any material amount under any escheat or unclaimed property or similar Applicable Laws with respect to the past seven (7) years.

(i) The Company is not, and has not been, a party to any “reportable transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b).

(j) The Company has not received a written claim in the last five (5) years from any Governmental Entity in any jurisdiction in which the Company does not file Tax Returns that the Company is or may be required to file a Tax Return in or subject to taxation by that jurisdiction.

(k) The Company is and always has been since the date of its incorporation classified as a C corporation for U.S. federal income tax purposes. The U.S. federal income Tax classification of each entity listed on Schedule 3.3(c) and Schedule 3.3(d) are as set forth thereon. The Company uses the accrual method of accounting for federal or applicable state, local or foreign income Tax purposes.

(l) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Closing Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transaction.

(m) The Company is not a party to or bound by any written (or, to the Knowledge of the Company, unwritten) Tax sharing, Tax indemnity, Tax allocation or similar agreement with any third party relating to allocating, indemnification or sharing the payment of, or liability for, Taxes (other than any written commercial contract, such as a loan or a lease, entered into in the ordinary course of business the primary purpose of which is not Taxes (“Commercial Tax Agreements”)).

(n) The Interim Company Financial Statements reflect all material Liabilities for unpaid Taxes of the Company for taxable periods (or portions of periods) through the Balance Sheet Date to the extent required under GAAP.

(o) The Company is in compliance in all material respects with the requirements for any Tax holidays or incentives that are currently utilized by the Company

Notwithstanding anything to the contrary contained in this Agreement, Section 2.9, this Section 3.7, Section 3.12, Section 3.13 and Section 3.18(g) contain the sole and exclusive representations and warranties with respect to Tax matters of the Company and Sellers (and their Affiliates).

3.8 Real Property; Leases.

(a) Schedule 3.8(a) lists the address of all Owned Real Property. Immediately prior to the Closing, the Company will have good and marketable fee simple title to the Owned Real Property free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 3.8(a), neither the Company nor any of its Affiliates, is obligated under, nor is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any of the Owned Real Property or any portion thereof or interest therein. Except as set forth on Schedule 3.8(a), neither the Company nor its Affiliates has leased or otherwise granted to any Person the right to use or occupy any of the Owned Real Property or any portion thereof. Except as set forth on Schedule 3.8(a), all buildings, structures, facilities, fixtures and other improvements (“Improvements”) located on the Owned Real Property and used in the operation of the Business as currently conducted (i) are in reasonable condition and repair in accordance with normal and customary industry practices (ordinary wear and tear excepted), and (ii) are available for immediate use in the operations of the Stations.

(b) Schedule 3.8(b) includes a list of all leases for real property to which the Company is a party (“Real Property Leases”). Except as set forth on Schedule 3.8(b), the Company has a valid leasehold interest in the real property subject to the Real Property Leases (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”) free and clear of all Liens, other than Permitted Liens. Neither the Company, nor, to the Knowledge of the Company, any other party to any Real Property Lease has failed to perform its obligations in all material respects, and is not in material breach of, or default under, the provisions of any Real

Property Lease. Except as set forth on Schedule 3.8(b), the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property. Except as set forth on Schedule 3.8(b), the Owned Real Property and Leased Real Property constitute all real property used primarily in the present conduct of the Business.

(c) All Improvements located on the Leased Real Property (i) are in reasonable condition and repair in accordance with normal and customary industry practices (ordinary wear and tear excepted), and (ii) are available for immediate use in the operations of the Stations as currently conducted. With respect to the Leased Real Property, the Company is in peaceable possession under each such Real Property Lease.

(d) All of the Real Property has access to public roads or streets, and all utilities and services necessary for the proper and lawful conduct in all material respects regarding the operation of the Stations; provided, however, access to the KVOA tower site is rugged and requires special transportation. There does not exist any actual or threatened condemnation or eminent domain proceedings, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting any the Real Property, and, as of the date hereof, the Company has not received any written notice of the intention of any Governmental Entity or other Person to take or use all or any part thereof.

(e) There is no pending nor, to the Knowledge of the Company, threatened condemnation, eminent domain, taking or similar proceeding or proceeding to impose any special assessment relating to any Owned Real Property or any material portion thereof or, to the Knowledge of the Company, any Leased Real Property, which, in either such case, would reasonably be expected to curtail or interfere with the use of such property for the present conduct of the Business. There is no private restrictive covenant or governmental use restriction (including zoning) on all or any portion of the Real Property which, in either such case, would reasonably be expected to curtail or interfere with the use of such property for the present conduct of the Business. All material permits required for the occupancy and operation of Real Property as presently being used by the Company been obtained and are in full force and effect in all material respects, and the Company has not received any notices of material default or material violations in connection with such items. To the Knowledge of the Company, no additional approvals, permits or licenses will be required to be issued after the date hereof in order to permit Buyer, following the Closing, to continue to operate the Stations on the Real Property in the same manner as Company, other than any such approvals, permits or licenses that are ministerial in nature and are normally issued in due course upon application therefore without further action by the applicant.

(f) Schedule 3.8(f) describes all personal property leased or subleased by the Company with a value greater than $100,000, including machinery, equipment, furniture, vehicles, and other trade fixtures and fixed assets, and any Liens thereon, specifying the name of the lessor or sublessor, the lease term and basic annual rent. All leases of such personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such lease any material breach by the Company or any event that with notice or lapse of time or both, would constitute a material default.

3.9 Contracts; Validity of Material Agreements.

(a) Schedule 3.9(a) sets forth a complete list of the following contracts, as of the date hereof to which the Company is a party:

(i) any programming agreement under which it would reasonably be expected that the Company or the Business would make annual payments of $100,000 or more during any twelve (12) month period or the remaining term of such contract;

(ii) any contract or agreement with a party that is not an Affiliate that is a local marketing agreement or time brokerage agreement, News Sharing Agreement, channel sharing agreement, joint sales agreement or shared services agreement;

(iii) any partnership, joint venture or other similar contract or agreement;

(iv) any network affiliation agreement or similar agreement;

(v) any contract or agreement for capital expenditures for an amount in excess of $100,000 during any twelve (12) month period or the remaining term of such contract;

(vi) any employment agreement or other agreement for personal services that provides for total compensation in excess of $100,000 during any twelve (12) month period or the remaining term of such contract that provides benefits or payments to any Employee;

(vii) any collective bargaining agreement presently in effect;

(viii) any Real Property Lease that provides for payments in an amount in excess of $100,000 during any twelve (12) month period or the remaining term of such contract;

(ix) any sales agency, advertising representative or advertising or public relations contract or agreement which (1) is not terminable by the Company without penalty on thirty (30) days’ notice or less, and (2) provides for payments in an amount in excess of $100,000 during any twelve (12) month period;

(x) any agreement, guarantee or instrument which provides for, or relates to, the incurrence by the Company of debt for borrowed money (except for such agreements or instruments which shall not apply to the Company upon Closing);

(xi) any contract or agreement with a broker, consultant or other third party which provides for or relates to the payment of a commission or other compensation based on the amount of revenue received by the Stations under any agreement described in clause (xii) below;

(xii) any contract or agreement providing for exclusive dealing or limiting the freedom of the Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area;

(xiii) any contract or agreement that is currently effective or has been entered into in the two (2) years prior to the date hereof, with (i) any Affiliate of it, (ii) any current or former director, officer, employee, consultant or stockholder of it or any Affiliate of it, or (iii) any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a Person identified in clauses (i) or (ii) of this paragraph;

(xiv) any contract or agreement pursuant to which the Company has purchased any real property, or any contract or agreement pursuant to which the Company is a lessor or lessee of any real property or of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property that by its terms requires the payment of in excess of $100,000 per annum;

(xv) any contract or agreement relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise);

(xvi) any contract providing for a power of attorney on behalf of the Company;

(xvii) any contract with a Governmental Entity, excluding advertising contracts;

(xviii) any contract relating to the sharing of expenses or outsourcing of services that by its terms requires the payment of in excess of $100,000 per annum;

(xix) any material Company IP Agreement, excluding network affiliation agreements, network News Sharing Agreements, and program syndication agreements;

(xx) any contract or agreement relating to cable or satellite retransmission of a Station with MVPDs that reported more than 5,000 paid subscribers to the Company or its Affiliates for November 2020 in such Station’s DMA with respect to such Station;

(xxi) any contract or agreement (other than any contract or agreement of the type described in clauses (i) through (xx) above) (1) that is not terminable by the Company without penalty on sixty (60) days’ notice or less, which is reasonably expected to involve the payment by the Company after the date hereof of more than $100,000 during any twelve (12) month period or the remaining term of such contract, (2) reasonably deemed necessary to maintaining the ongoing operations and financial position of the Company; or (3) otherwise considered by the Company to be material to the financial condition, profitability, results of operations, or business of the Company; and

(xxii) any other contract not made in the ordinary course of business consistent with past practice that is material to the Business taken as a whole.

The contracts, agreements and leases required to be disclosed pursuant to this Section 3.9(a) are collectively referred to herein as the “Material Agreements.”

(b) Except as set forth on Schedule 3.9(b) each of the Material Agreements is in full force and effect and is binding upon the Company and, to the Knowledge of the Company, the other parties thereto, subject in each case to the extent that enforceability may be limited by the Enforceability Exceptions. The Company is not in material breach of or default thereunder, and to the Knowledge of the Company, no other party to any of the Material Agreements is in material breach or default thereunder. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder. Neither the Company nor, to the Knowledge of the Company, any other party has taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Material Agreement. There are no pending or, to the Knowledge of the Company, expected claims or amounts due or payable to, by or for the benefit of the Company with respect to any Material Agreement relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise. Copies of each of the Material Agreements have heretofore been made available to Buyer by the Company.

3.10 Environmental. Except as set forth on Schedule 3.10:

(a) The Company is in compliance in all material respects with all Environmental Laws.

(b) The Company has obtained all material Permits required under Environmental Law which are necessary for its operations. The Company is in compliance in all material respects with all terms and conditions of such Permits.

(c) The Company is not the subject of any pending or, to the Knowledge of the Company, threatened Action alleging Liability of the Company or the Business under, or any failure of the Company or the Business to comply materially with, any Environmental Law or Permit issued under Environmental Law.

(d) Notwithstanding the foregoing, since January 1, 2015, the Company has not received any written notice of potential Liability under Environmental Law related to the Company’s or the Business’s prior use of Owned Real Property and/or disposal or arrangement for disposal of a Hazardous Substance.

(e) To the Knowledge of the Company, neither the Company nor any Seller with respect to the Business released, disposed or arranged for disposal of, or exposed any Person to, any Hazardous Substances, or owned or operated any Owned Real Property contaminated by any Hazardous Substances, in each case that has resulted in an investigation or cleanup by, or Liability of, the Company with respect to the Business.

(f) Excluding the Newspaper Assets, there are no environmental investigation, including any study, test or analysis, the purpose of which was to discovery, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Substances at any location at which the Business has been conducted.

(g) To the Knowledge of the Company, excluding liabilities related to the Newspaper Assets, the Company has no Environmental Liabilities that would reasonably be expected to have a Material Adverse Effect. As used herein, “Environmental Liabilities” are any claims, demands, or liabilities relating to Environmental Law which (i) arise out of or in any way relate to the operations or activities of the Company, or any real property at any time owned, operated or leased by the Company, whether contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

Notwithstanding anything to the contrary contained in this Agreement, this Section 3.10 contains the sole and exclusive representations and warranties of the Company to Buyer with respect to Environmental Law and any compliance matters associated therewith.

3.11 Intellectual Property.

(a) Schedule 3.11(a) contains a list of the registered Company Intellectual Property.

(b) Except as set forth on Schedule 3.11(b), (i) the operation of the Business as it is currently conducted does not infringe, misappropriate or otherwise conflict with any other Person’s Intellectual Property; (ii) to the Knowledge of the Company, none of the material Company Intellectual Property is being infringed, misappropriated or otherwise conflicted with by any other Person; (iii) no material Company Intellectual Property is the subject of any pending or, to the Knowledge of the Company, threatened Action claiming infringement, misappropriation, violation of or other conflict with, any other Person’s Intellectual Property by the Company; and (iv) in the past three (3) years, the Company has not received any written claim or notice asserting that the operation of the Business infringes, misappropriates, violates or otherwise conflicts with the Intellectual Property of any other Person or challenging the ownership, use, validity or enforceability of any material Company Intellectual Property. The Company (A) is the owner of the Company Intellectual Property, free and clear of all Liens other than Permitted Liens, and (B) with respect to all other Intellectual Property necessary for the operation of the Business, as it is currently conducted, has the valid and enforceable right to use all of such Intellectual Property. The Company takes reasonable measures to maintain the material Company Intellectual Property, and the material Company Intellectual Property is not subject to any outstanding consent, settlement, decree order, injunction, judgment or ruling restricting the use or ownership thereof.

(c) There have been no breakdowns, continued substandard performance or other adverse events affecting the computer software, hardware, communications devices, networks or other information technology owned, leased or licensed by the Company in the conduct of the Business in the past twelve (12) months that have caused a material disruption or interruption outside of the ordinary course in the operation of the Business.

3.12 Employees; Labor Matters; Employee Matters.

(a) The Company has made available to Buyer a list of all Employees, including their (i) names; (ii) job titles; (iii) dates of hire; (iv) current rates of compensation (including base salary or wage rate and target bonus opportunities); (v) 2020 bonus and commission opportunities and payments; (vi) work locations; (vii) employment statuses (i.e., active, or on authorized leave and the reason therefor); (viii) accrued and unused paid time off (including vacation, personal days and sick days); (ix) service credit for purposes of vesting and eligibility to participate in the Employee Plan; (x) whether covered by a collective bargaining agreement; (xi) whether full-time or part-time; and (xii) whether exempt or non-exempt for purposes of wage-hour laws. Such list, redacted to delete the information set forth in clauses (iv), (v), (viii) and (ix) and the reason for an employment status that is other than active status, is attached as Schedule 3.12(a).

(b) Except as set forth on Schedule 3.12(b), (i) the Company is not subject to or bound by any labor agreement or collective bargaining agreement or other contract with a labor, organization, employee association or similar organization representing any of its employees (collectively, “Labor Agreements”), nor is any such Labor Agreement presently being negotiated, nor is there any duty on the part of the Company to bargain with any labor organization or representative and (ii) to the Knowledge of the Company, there is no activity involving any Employee seeking to certify a collective bargaining unit or engaging in any other organizational activity. The Company has made available to Buyer (i) true, correct and complete copies of each collective bargaining agreement to which the Company is a party and (ii) all amendments, addenda or supplements thereto; all correspondence, charges, complaints, notices or orders received by the Company from the National Labor Relations Board or any state labor relations agency or any labor organization during the period from the date four (4) years prior to the date hereof; and (iii) all arbitration opinions interpreting and enforcing any Labor Agreement to which the Company is a party, or by which the Company is bound.

(c) Except as set forth on Schedule 3.12(c), as of the date of this Agreement (i) the Company is not engaged in any unfair labor practice that would have a Material Adverse Effect; (ii) there are no labor strikes, material labor disputes, concerted work stoppages or lockouts pending or, to the Knowledge of the Company, threatened with respect to the Company or any Employees; (iii) there are no grievances, complaints or other legal proceedings pending, or to the Knowledge of the Company, threatened, against the Company in connection with the employment of any Employees, except that would not reasonably be expected to result in a material liability; (iv) there are currently no internal investigations of employee complaints or behavior and have been no internal investigations of employee complaints or behavior that could reasonably give rise to an Action, including, but not limited to, investigations of discrimination, harassment, retaliation, or workplace safety in the past three (3) years; and (v) the Company has good labor relations, and, to the Knowledge of the Company, there are no facts indicating that (a) the Closing of this transaction will have a material adverse effect on the labor relations of the Company, or (b) any Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other contract that may have an adverse effect on the performance by such employee of any of his duties or responsibilities as an employee or the business or operations of the Company.

(d) Except as set forth on Schedule 3.12(d), to the Knowledge of the Company, the Company is (i) in compliance with all applicable labor and employment laws in connection with the employment of the Employees, including but not limited to compliance with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Entity respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including laws, orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; (ii) has withheld and reported all amounts required by any law or contract to be withheld and reported with respect to wages, salaries and other payments to any Employee; (iii) has no liability for any arrears of wages or any penalty for failure to comply with any of the foregoing; and (iv) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any Employee (other than routine payments to be made in the normal course of business and consistent with past practice).

(e) The Company has not taken any action that required notification of the employees of the Company pursuant to the provisions of the federal WARN Act or any similar state or local statute, and, except as set forth on Schedule 3.12(e), has not laid off any Employees within the ninety (90) days prior to the Closing Date.

(f) Except as set forth in Schedule 3.12(f), the employment of each of the Employees is terminable at will, without payment of severance or other compensation or consideration. The Company has delivered to Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company.

(g) Schedule 3.12(g) sets forth, with respect to each person or entity who is or was, at any time in 2020 or in 2021 (through the date hereof), an independent contractor of the Company and who has received or may be entitled to receive in excess of $10,000 from the Company: (i) the name of such independent contractor, and the date as of which such independent contractor was originally engaged by the Company; (ii) a description of such independent contractor’s performance objectives, services, duties and responsibilities; (iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor for 2020 or 2021 with respect to services performed in that year; (iv) the terms of compensation of such independent contractor; (v) no current or former independent contractor could reasonably be deemed to be a misclassified employee. No independent contractor (a) has provided services to the Company for a period of six consecutive months or longer or (b) is eligible to participate in any Employee Plan. In the past two (2) years, the Company has not had any temporary or leased employees that were not treated and accounted for in all respects as employees of the Company.

(h) The Company is and has at all relevant times been in compliance in all material respects with the paid and unpaid leave requirements of the FFCRA and any similar state or local leave requirements; and to the extent the Company has granted employees paid sick leave or paid family leave under the FFCRA or any similar state or local leave requirements, the Company has obtained and retained all material documentation required to substantiate eligibility for sick leave or family leave tax credits. No Company has furloughed, placed on leave (other than as required by Law), terminated the employment or, reduced the compensation or benefits of, or modified the working schedule of any of its employees, in each case for any reason relating to the COVID-19 Pandemic. The Company has complied with all COVID-19 Measures and Laws in all material respects, and have made commercially reasonable efforts to comply with all applicable guidance published by a Governmental Entity in all material respects, in each case concerning workplace practices relating to the COVID-19 Pandemic.

Notwithstanding anything to the contrary contained in this Agreement, this Section 3.12 contains the sole and exclusive representations and warranties of the Company to Buyer with respect to Employee and labor matters.

3.13 Employee Benefit Plans.

(a) Schedule 3.13(a) lists all Employee Plans. Each Employee Plan is in writing, and the Company has made available to Buyer a true and complete copy of each Employee Plan, the three most recent annual reports (Form 5500 Series or otherwise in a form in accordance with Applicable Law) including all applicable schedules, if any, for each Employee Plan that is subject to such reporting requirements, the current summary plan description and any material modifications thereto, the most recent IRS determination letter or opinion letter for each such Employee Plan, and all material written correspondence related to such Employee Plan to or from the Company and any Governmental Entity, including but not limited to the Internal Revenue Service, Department of Labor or Pension Benefit Guarantee Corporation during the three years preceding the date of this Agreement. Except as set forth on Schedule 3.13(a), the Company and its Affiliates do not have any express or implied commitment (i) to create or incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, or (ii) to modify, change or terminate any Employee Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b) In all material respects, (i) each Employee Plan is and has been established and operated in accordance with its terms and in compliance with the requirements of all Applicable Laws, including but not limited to ERISA and the Code; (ii) each of the Company and its Affiliates, as applicable, has performed the obligations required to be performed by it under, is not in default under or in violation of, and to the Knowledge of the Company, there is no material default or violation by any party to, any Employee Plan; and (iii) no Action is pending or, to the Knowledge of the Company, threatened with respect to any Employee Plan or any fiduciaries thereof or against the assets of any Employee Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Company, no fact or event exists that could give rise to any such action. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened in writing by any Governmental Entity with respect to any Employee Plan.

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is and at all times has been so qualified and has received a favorable determination, opinion, or advisory letter from the IRS as to its qualification with respect to the most recent applicable filing period or cycle or has timely applied to the IRS for such a letter and, to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Employee Plan which, either individually or in the aggregate, could cause the loss of such qualification or the imposition of any liability, penalty or tax under ERISA or the Code.

(d) Neither the Company, nor any ERISA Affiliate, currently or has ever sponsored, contributed to, or had any obligations or incurred any liability under any Employee Plan that is subject to Title IV of ERISA or Section 412 of the Code (including any “defined benefit pension plan” within the meaning of Section 3(35) of the ERISA), any multiemployer plan within the meaning of Section 3(37) of ERISA, or any multiple employer plan under ERISA or the Code.

(e) Neither the Company nor any ERISA Affiliate has any liability for any tax or penalty under the Code or ERISA (including, without limitation, Chapters 43, 46, 47, 48 and 100 of the Code and Section 502 of ERISA), and no fact or event exists which could give rise to any such liability. No prohibited transaction within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA has occurred with respect to any Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax under Section 501(i) of ERISA or Sections 4975 through 4980 of the Code.

(f) All contributions and other payments or premiums required by Applicable Law or by the terms of any Employee Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto).

(g) The liabilities of each Employee Plan that has been terminated or otherwise wound up, have been fully discharged in compliance with Applicable Law. Each Employee Plan may be terminated without any further liability.

(h) Except as set forth on Schedule 3.13(h), neither the Company nor any ERISA Affiliate maintains a welfare benefit plan providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code and at the former employee’s or employee’s beneficiary’s own expense), and the Company and its ERISA Affiliates have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder and any similar provisions of state Law applicable to employees, and any state or local mandatory health benefit, contribution, and coverage requirement applicable to employees. The Company and its ERISA Affiliates are and have been in compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (together, the “Affordable Care Act”), Other than the obligation to provide coverage pursuant to terms of the health plan, none of the Company or any ERISA Affiliates have any unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, the Affordable Care Act, or any state or local Law governing health care coverage or benefits that may result in any material liability to the Company or any ERISA Affiliate.

(i) Except as provided in Schedule 3.13(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or together with any other event) will (A) result in any payment (including, without limitation, severance, unemployment compensation, retention bonus or golden parachute) becoming due to any current or former director, employee or independent contractor of the Company or any Affiliate, (B) increase any benefits otherwise payable under any Employee Plan, or (C) result in the acceleration of the time of payment or vesting of any benefit.

(j) Each Employee Plan that constitutes a deferred compensation plan subject to Section 409A of the Code has been written, executed and operated in compliance in all material respects with Section 409A of the Code and the regulations thereunder. The Company has no obligation to gross-up or otherwise reimburse any person for any Tax incurred by such person pursuant to Section 409A or Sections 4999 of the Code.

(k) Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 3.13 are the sole and exclusive representations and warranties being made by the Company in this Agreement with respect to any Employee Plan or ERISA.

3.14 Insurance. Schedule 3.14 contains a true and complete list of all insurance policies of the Company currently in effect as of the date hereof that insure the Business, operations or Employees of the Company or affect or relate primarily to the ownership, use or operation of the Business (including, as applicable, fire, theft, casualty, comprehensive general liability, worker’s compensation, business interruption, environmental, product liability, automobile, vehicle and equipment insurance policies) (the “Insurance Policies”). The Insurance Policies (a) are in full force and effect and no notice of cancellation or termination has been received with respect to any such policy or binder; (b) the Company is not in default in any respect under any such Insurance Policy; (c) the Company has complied in all respects with the terms and conditions of all Insurance Policies; and (d) there is no material pending claim under any such policy as to which coverage has been denied or disputed by the underwriters or issuers thereof. The Company has not received any written notice of cancellation or intent to cancel with respect to the Insurance Policies. All premiums due and payable under the Insurance Policies have been paid.

3.15 Permits. The Company holds or possesses all material registrations, licenses (excluding the FCC Licenses), permits, approvals and regulatory authorizations from a Governmental Entity that are necessary to entitle it to operate the Business as operated immediately prior to the date of this Agreement (herein collectively called, “Permits”). The Company has fulfilled and performed its obligations under each of the Permits, except for noncompliance that, individually or in the aggregate, is not material. Each of the Permits is valid, subsisting and in full force and effect and has not been revoked, suspended, cancelled, rescinded or terminated, other than those that the revocation, suspension, cancellation or rescission or termination of which, individually or in the aggregate, is not material. The Company is not in violation of any material term or provision or requirement of any Permit, and to the Knowledge of the Company, no Governmental Entity has threatened in writing to revoke or suspend or commence Actions to revoke or suspend any such material Permit. No consent of or notice or other filing is required to be given to or made with any Governmental Entity under any of the Permits in order to consummate the Transactions or to cause any Permits at the Effective Time to be valid and in full force and effect. To the Knowledge of the Company, no event has occurred or circumstance exists that would (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of, or a failure to comply with, any term or requirement of any Permit, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or material adverse modification to, any Permit.

3.16 No Violation, Litigation or Regulatory Action.

(a) Except (y) with respect to matters relating to the representations and warranties set forth in Section 3.6 (FCC Licenses; MVPD Matters), Section 3.7 (Taxes), Section 3.10 (Environmental), Section 3.12 (Employees; Labor Matters; Employee Matters), or Section 3.13 (Employee Benefit Plans), which sections shall govern the Company’s representations and warranties as to compliance with Applicable Laws that are the subject matter of such sections; or (z) as set forth on Schedule 3.16,

(i) there is no and, for the past five years, there has been no action, suit or proceeding by or before any court or any Governmental Entity or any request to preserve information or any civil investigative demand received by the Company, any of its Affiliates or any Station from the DOJ or any other Governmental Entity relating to the potential violation of any Law (each, an “Action”) pending, or, to the Knowledge of the Company, threatened against the Company;

(ii) the Company is and, for the past five years, has been in compliance, in all material respects, with all Applicable Laws (including COVID-19 Measures);

(iii) there are no and, for the past five years, there have been no notification, temporary restraining orders or other orders, judgments, injunctions, awards, stipulations, decrees or writs (each, a “Governmental Order”) handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with any Governmental Entity against the Company (i) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) asserting that it is not in compliance with any Applicable Laws or Governmental Order, or (iii) restricting or disqualifying, or threatening to restrict or disqualify, its activities.

(b) For the past five years, the Company has timely filed all material forms, reports, registrations, statements, schedules, exemptions and other documents, together with any amendments required to be made with respect thereto, that were required to be filed under any Applicable Laws, including U.S. state or federal securities laws, with any applicable Governmental Entity (collectively, the “Reports”); as of their respective dates, the Reports complied in all material respects with the Applicable Laws enforced or promulgated by the Governmental Entity with which they were filed.

3.17 Financial Statements. (a) True and complete copies of (i) the audited balance sheet of the Company as of December 31, 2017, December 31, 2018 and December 31, 2019 and the related audited statements of income, stockholders’ equity and cash flows of the Company for each of the years then ended and any subsequent fiscal year ending more than ninety (90) days before the Closing Date (the “Audited Company Financial Statements”) and (ii) the unaudited balance sheet of the Company as of December 31, 2020 (the “Balance Sheet Date”) and the related unaudited statements of income, stockholders’ equity and cash flows of the Company for the twelve (12) months ended on the Balance Sheet Date and for each subsequent fiscal month thereafter that is ended at least thirty (30) days before the Closing Date, and unaudited corresponding financial statements for the same fiscal month in the preceding year (the “Interim Company Financial Statements” and together with the Audited Company Financial Statements, the “Company Financial Statements”) have been provided to Buyer. The Company Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company (except as may be indicated in the notes thereto), (ii) present fairly, in all material respects, the financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby, and (iii) were prepared in accordance with GAAP applied on a basis consistent throughout the periods covered thereby, subject, in the case of the Interim Company Financial Statements, to normal year end audit adjustments and the absence of footnotes. Bennett & Middendorf, Ltd., who have audited the Audited Company Financial Statements, are independent public accountants registered with the Public Company Accounting Oversight Board.

(b) The Company’s financial books and records have been fully, properly and accurately maintained in all material respects, contain or reflect no material inaccuracies or discrepancies of any kind, and have been maintained in accordance with sound business practices.

(c) The records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct or indirect control of the Company (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. The Company has devised and maintains a system of internal accounting controls with respect to financial reporting of the Company sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied~~.~~ and to maintain proper accountability for items, (iii) access to property and assets is permitted only in accordance with management’s general or specific authorization and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

3.18 Absence of Changes. Since the Balance Sheet Date, the Company has not:

(a) suffered any material loss, or material interruption in use, of any asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard;

(b) except as set forth on Schedule 3.18(b), made any capital expenditure or capital commitment in excess of $100,000 in any individual case or $200,000 in the aggregate;

(c) amended or changed the Company’s Organizational Documents;

(d) changed its accounting methods, principles or practices;

(e) except as set forth in Schedules 3.13(a) in relation to stay bonuses and one-time, lump sum severance payments, other than in the ordinary course of business consistent with past practice, changed the employment terms of, paid any bonus to, increased any salary or wages for or entered into any employment contract with, any Person; hired or terminated the employment of any Person with a base salary of at least $100,000; or instituted or implemented any material amendment to any Company Employee Plan;

(f) merged into, consolidated with, or sold a substantial part of its assets to any other Person, or permitted any other Person to be merged or consolidated with it;

(g) made or changed any material Tax election other than in the ordinary course of business, adopted or changed any material Tax accounting method other than in the ordinary course of business, filed any amendment to an income or other material Tax Return, entered into any Tax ruling or closing agreement in respect of material Taxes, settled or compromised any material Tax claim or assessment, or consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than automatic extensions of the due date for filing a Tax Return obtained in the ordinary course of business);

(h) furloughed, placed on leave (other than as required by Applicable Law), terminated the employment of, reduced the compensation or benefits of, or modified the working schedule of any employees, in each case for any reason relating to the COVID-19 Pandemic; or

(i) taken any material act or omission outside of the ordinary course of business as a result of or in response to the COVID-19 Pandemic.

Since the Balance Sheet Date, there have not been any events, changes or occurrences or states of facts that, individually or in the aggregate, have had a Material Adverse Effect. Except as set forth on Schedule 3.18, since the Balance Sheet Date, the Business has been operated in all material respects in the ordinary course of business consistent with past practice.

3.19 No Undisclosed Liabilities. Except as set forth on Schedule 3.19, the Company, with respect to the Business, is not subject to any material liability (including as a result of COVID-19 Pandemic and COVID-19 Measures and including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which would be required to be disclosed on a balance sheet of the Business prepared in accordance with GAAP or the notes thereto, except for liabilities which are (a) reflected or reserved for on the Interim Company Financial Statements, (b) incurred in the ordinary course of business since the Balance Sheet Date, or (c) reflected in Net Working Capital.

3.20 Assets; Sufficiency.

(a) Except as set forth on Schedule 3.20(a), the Acquired Company Assets constitute all of the assets and properties (including FCC Licenses), whether tangible or intangible, whether personal, real or mixed, wherever located, that are used primarily in the Business and are sufficient to conduct the Business in substantially the manner in which it is conducted on the date hereof and as of immediately prior to the Closing and has been conducted at all times since January 1, 2020.

(b) Except as set forth on Schedule 3.20(b), all material items of tangible personal property included in the Acquired Company Assets are in good operating condition, ordinary wear and tear excepted.

3.21 Bank Accounts, Power of Attorneys. Schedule 3.21 sets forth (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes, checking accounts, or other accounts of any nature with respect to its business, (b) the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto, and (c) all powers of attorney and similar grants of authority to other Persons related to such accounts.

3.22 Government Programs. No agreements, loans, funding arrangements or assistance programs are outstanding in favor of the Company from any Governmental Entity. The Company neither applied for nor received any PPP Loans.

3.23 Interested Party Transactions. Except as set forth on Schedule 3.23, the Company is not a party to any transaction or agreement with any Affiliate, stockholder, director or executive officer of the Company or “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of any of the foregoing, and no such Person has any interest in any material property (whether real or personal, tangible or intangible) or contract or agreement used in or pertaining to the Business.

3.24 Data Privacy and Security. The Company’s past and present collection, use, analysis, disclosure, retention, storage, security, and dissemination of Personal Information materially complies with all applicable Privacy and Security Laws.(a) The Company is not: (i) to the Knowledge of the Company is under investigation by any Governmental Entity for a violation of any Privacy and Security Laws; (ii) has received any written notice from any Person or Governmental Entity, including the Department of Justice, Federal Trade Commission, or the Attorney General of any state relating to any such violations; and (iii) is subject to any material claim or action with respect to the loss, damage or unauthorized access, use, disclosure, modification or other misuse of Personal Information, and the Company has not received any written threat of any such claim or action within the past three (3) years.

(b) Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect, in the past five years, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Company.

3.25 No Brokers. Except for the services of Wells Fargo Securities, LLC to the Company, for which the applicable fee shall be paid by the Company and treated as a Company Transaction Expense, the Company is not obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the Transaction for which Buyer may become liable.

3.26 Disclaimer. Except for the representations and warranties set forth in ARTICLE 2 and this ARTICLE 3 or made by the Company or, if applicable, any Seller, in any instrument, document or certificate delivered pursuant to this Agreement, none of Sellers, the Company, the Company’s Affiliates or any of their respective Representatives make or have made any other representation or warranty, express or implied, at law or in equity, in respect of the Shares, the Company or the Business. Without prejudicing any claim for fraud, the Buyer disclaims relying on any such other representation or warranty. Other than the indemnification obligations of Sellers set forth in ARTICLE 10 and, without prejudicing any claim for fraud, none of Sellers, the Company, the Company’s Affiliates or any of their respective Representatives will have or be subject to any liability or indemnification obligation to Buyer or to any other Person resulting from the distribution to Buyer, its Affiliates or Representatives of, or Buyer’s use of, any information relating to the Company or the Business, including any information, documents or material made available to Buyer, its Affiliates or Representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break out” discussions, responses to questions submitted on behalf of Buyer or in any other form in expectation of the transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers and the Company:

4.1 Existence; Good Standing. Buyer is duly organized, validly existing and in good standing under the Applicable Law of the jurisdiction of its incorporation or formation. Buyer is licensed or qualified to do business under the Applicable Laws of each jurisdiction in which the character of its properties or the transaction of its business makes such licensure or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

4.2 Authorization and Binding Obligation. Buyer has the power and authority to execute and deliver this Agreement, and all other Transaction Documents to which it is party, respectively, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the performance by Buyer of its obligations hereunder and the consummation of the Transaction have been duly and validly authorized by all requisite action on the part of Buyer. Buyer has or by the Closing Date will have obtained all necessary corporate approvals required in connection therewith (including, for the avoidance of doubt, any required approval of its board of directors or stockholders), and this Agreement has been, and the other Transaction Documents when executed by Buyer will be, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Company, Sellers, and all other parties thereto) constitute and will constitute the legal, valid and binding obligation of Buyer, enforceable against the Company in accordance with their terms, except with respect to the Enforceability Exceptions.

4.3 No Conflicts. Except as may result from any facts or circumstances relating solely to Sellers or the Company, the execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder do not and will not (a) result in a violation or breach in any material respect of any provision of the Organizational Documents of Buyer; (b) subject to the receipt of the Governmental Consents, conflict with or violate any Applicable Law or Governmental Order applicable to it; or (c) conflict with, result in any breach of or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under any material contract or agreement to which Buyer is a party.

4.4 Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened against Buyer which would reasonably be expected to affect Buyer’s ability to perform its obligations under this Agreement or otherwise impede, prevent or materially delay the consummation of the Transaction.

4.5 Qualification as FCC Licensee. Subject to the Regulatory Divestitures and obtaining the Ownership Waivers, Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Stations under the Communications Laws, including but not limited to the provisions relating to media ownership, attribution, and character qualifications.

Buyer is in compliance with Section 310(b) of the Communications Laws and the FCC’s rules governing alien ownership. There are no facts or circumstances that would, under the Communications Laws and the existing procedures of the FCC or any other Applicable Law, disqualify Buyer as a holder of any of the FCC Licenses held by the Company with respect to the Business, as applicable, or as the owner and operator of the Stations. Except with respect to the Ownership Waivers, no waiver of, exemption from, or declaratory ruling regarding any provision of the Communications Laws of the FCC is necessary for the FCC Consent to be obtained. Buyer is not a “foreign person” within the meaning of 31 C.F.R. § 800.216. To the Knowledge of Buyer, there are no facts or circumstances that might reasonably be expected to (a) result in the FCC’s refusal to grant the FCC Consent or otherwise disqualify Buyer, (b) materially delay obtaining the FCC Consent, or (c) cause the FCC to impose a material condition or conditions on its granting of the FCC Consent or to designate the FCC Application for a hearing.

4.6 Financing.

(a) Buyer has delivered to the Company complete and correct copies of a fully executed commitment letter from Wells Fargo, National Association and Wells Fargo Securities, LLC (the “Commitment Letter”) and fully executed fee letters from Wells Fargo, National Association and Wells Fargo Securities, LLC (with only fee amounts, economic terms (including pricing flex), other sensitive numbers and syndication levels redacted) (the “Fee Letters”), pursuant to which such financial institution has committed, upon the terms and subject only to the conditions set forth therein, to provide the debt financing in the amounts described therein in connection with the transactions contemplated by this Agreement. The financing contemplated pursuant to the Commitment Letter collectively is hereinafter referred to as the “Financing.”

(b) As of the date hereof, the Commitment Letter is in full force and effect and is the valid (assuming due authorization, execution and delivery by the other parties thereto) and binding obligation of Buyer and, to the Knowledge of Buyer, the other parties thereto, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses; and no event has occurred which, with or without notice, lapse of time or both, would constitute a material breach or default by Buyer thereunder. All commitment fees required to be paid under the Commitment Letter have been paid in full or, if not yet due, will be duly paid in full when due. The consummation of the Financing is subject to no conditions precedent other than those set forth in the Commitment Letter and the unredacted portions of the Fee Letters delivered to the Company (or as set forth in any such documents as amended, or in documents replacing such documents, in each case after the date hereof and not in violation of the provisions hereof). Assuming the accuracy of the Company’s representations and warranties in this Agreement and the performance by the Company of its obligations hereunder, the satisfaction of the conditions set forth in ARTICLE 7 and ARTICLE 8 and the completion of the Marketing Period, (i) as of the date of this Agreement, Buyer does not have reason to believe that any of the conditions to the Financing that are in Buyer’s control will not be satisfied or the Financing will not be consummated as contemplated by the Commitment Letter and (ii) the aggregate proceeds of the Financing available on the Closing Date, together with cash on hand, will be sufficient if funded in accordance with the Commitment Letter to enable Buyer to pay or cause to be paid in cash all amounts required to be paid by it in cash at Closing in connection with the transactions contemplated by this Agreement, including the Purchase Price and all payments, fees and expenses (each due and payable on the Closing Date) of Buyer related to or arising out of the transactions contemplated by this Agreement (assuming that all rights to flex the terms of the Financing are exercised to their maximum extent).

4.7 Investment. Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and is able to bear any economic risks associated with the Transaction. Buyer is acquiring the Equity Interests as provided in this Agreement solely for investment for its own account, and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable state and federal securities laws. Buyer (either acting alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Equity Interests and is capable of bearing the economic risks of such investment, including a complete loss of its investment in such Equity Interests. Buyer hereby acknowledges that the Equity Interests have not been registered pursuant to the Securities Act or any state securities laws, and agrees that the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities laws, in each case, to the extent applicable.

4.8 Brokers. Neither Buyer nor any of its Affiliates, or any party acting on any of their behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the Transaction.

4.9 Independent Investigation. Without prejudicing any claim for fraud, Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, Buyer has relied solely upon its own investigation and the express representations and warranties of the Sellers set forth in ARTICLE 2 and of the Company and the Stockholders’ Representative set forth in ARTICLE 3 of this Agreement (including the related portions of the Schedules) and made by the Company or, if applicable, any Seller, in any instrument, document or certificate delivered pursuant to this Agreement; and (b) none of the Company, any of the Sellers or any other Person has made any representation or warranty as to the Company or this Agreement, except as expressly set forth in ARTICLE 2 and ARTICLE 3 of this Agreement (including the related portions of the Schedules) or made by the Company or, if applicable, any Seller, in any instrument, document or certificate delivered pursuant to this Agreement.

4.10 Disclaimer. Except for the representations and warranties set forth in this ARTICLE 4 or made by Buyer in any instrument, document or certificate delivered pursuant to this Agreement, none of Buyer, its Affiliates or any of their respective Representatives make or have made any other representation or warranty, express or implied, at law or in equity, in respect of Buyer. Without prejudicing any claim for fraud, the Company and the Sellers disclaim relying on any such other representation or warranty. Other than the indemnification obligations of Buyer set forth in ARTICLE 10 and, without prejudicing any claim for fraud, none of Buyer, its Affiliates or any of their respective Representatives will have or be subject to any liability or indemnification obligation to the Company, the Sellers or to any other Person resulting from the distribution to the Company, the Sellers, their Affiliates or Representatives of, or the use by the Company or the Sellers of, any information relating to Buyer, including any information, documents or material made available to the Company, the Sellers or their Affiliates or Representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break out” discussions, responses to questions submitted on behalf of the Company or the Sellers or in any other form in expectation of the transactions contemplated by this Agreement.

ARTICLE 5

CERTAIN COVENANTS

5.1 Governmental Consents.

(a) FCC Consent.

(i) Within ten (10) Business Days after the date that the Company delivers the Seller Signatures and Joinders (as defined below) from the holders of at least 90% of the issued and outstanding shares of Common Stock (the “90% Joinder Threshold”) to Buyer, Buyer and the Company shall file the FCC Applications requesting FCC Consent to the transfer of control of the FCC Licenses to Buyer. Until such time as the FCC Consent shall have been obtained, Buyer and the Company shall diligently prosecute the FCC Applications and otherwise use their reasonable best efforts to obtain the FCC Consent as soon as possible. Buyer and the Company shall split equally all FCC filing fees relating to the Transaction irrespective of whether the Transaction is consummated.

(ii) Until such time as the FCC Consent shall have been obtained, each of Buyer and the Company shall oppose any petitions to deny or other objections filed with respect to the FCC Applications to the extent such petition or objection relates to such Party. Neither Buyer nor Seller shall take any action that would, or fail to take such action the failure of which to take would, reasonably be expected to have the effect of materially delaying the receipt of the FCC Consent.

(iii) If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither Party shall have terminated this Agreement under Section 11.1, Buyer and the Company shall request one or more extensions of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the right of any Party to exercise its rights under Section 11.1.

(iv) The FCC Licenses of the Stations expire on the dates corresponding thereto as set forth on Schedule 3.6(a). If, at any point prior to Closing, an application for the renewal of any FCC License (a “Renewal Application”) must be filed pursuant to the Communications Laws, the applicable Subsidiary shall execute, file and prosecute with the FCC such Renewal Application in accordance with Section 5.2(a)(ii) hereof. If an FCC Application is granted by the FCC subject to a renewal condition, then the term “FCC Consent” shall be deemed to also include satisfaction of such renewal condition. To the extent necessary or appropriate to avoid disruption or delay in the processing of the FCC Applications, Buyer agrees to assume, as between the Parties and the FCC, the position of the applicant before the FCC with respect to any pending Renewal Application and to assume the corresponding regulatory risks relating to any such Renewal Application; provided, that in no event will such assumption affect Buyer’s rights hereunder with respect to the representations, warranties, covenants and indemnification obligations of the Sellers and the Company. Buyer and Sellers acknowledge that, to the extent reasonably necessary to expedite the grant by the FCC of any Renewal Application and thereby to facilitate the grant of the FCC Consent with respect to such Station, each of Buyer, the Company, Sellers, and their applicable Subsidiaries shall be permitted to enter into tolling agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Station in connection with (a) any pending complaints that a Station aired programming that contained obscene, indecent or profane material, or (b) any other enforcement matters against such Station with respect to which the FCC may permit Buyer, the Company or Sellers (or any of their respective Subsidiaries) to enter into a tolling agreement. For the purposes hereof, “Communications Laws” shall mean the Communications Act of 1934, as amended, and the rules, regulations and written policies of the FCC promulgated pursuant thereto.

(v) Buyer, the Company and Sellers acknowledge that under the rules and policies of the FCC in effect as of the date of this Agreement, waivers of the FCC’s local television ownership rule are necessary to obtain the FCC Consent (the “Ownership Waivers”). Buyer shall pay all costs of third parties incurred in the preparation of the request for the Ownership Waivers. Sellers, the Company and Buyer shall cooperate fully in the preparation of the request for the Ownership Waivers and shall promptly respond to requests from the FCC to provide information concerning the Ownership Waivers or the FCC Applications.

(b) Governmental Consents.

(i) Within ten (10) Business Days after the date that the 90% Joinder Threshold is delivered to Buyer, Buyer and the Company shall make any required filings with the Federal Trade Commission and the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the Transaction (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. Expiration or termination of any applicable waiting period under the HSR Act is referred to herein as the “HSR Clearance.” Buyer and the Company shall split equally any HSR filing fees relating to the Transaction irrespective of whether the Transaction is consummated. The FCC Consent and HSR Clearance are referred to herein collectively as the “Governmental Consents.”

(ii) To the extent permitted by Applicable Law, each Party shall keep each other Party apprised of the content and status of any communications with, and communications from, any Governmental Entity with respect to the Transaction, including promptly notifying the other Party of any communication it or any of its Affiliates receives from any Governmental Entity relating to any review or investigation of the Transaction under the HSR Act or any other applicable non-United States antitrust Laws or Communications Laws and shall permit the other Party to review in advance (and to consider any comments made by the other Party in relation to) any proposed communication by such party to any Governmental Entity relating to such matters. The Parties shall make reasonable best efforts consult with each other in advance of any in-person or telephonic meeting or conference with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate at such meeting, telephone call or discussion. Subject to the NDA, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as each other Party may reasonably request in connection with obtaining the Governmental Consents, seeking early termination of any applicable waiting periods including under the HSR Act or Communications Laws, and responding to any investigation or other inquiry by or before any Governmental Entity relating to this Agreement or the transactions contemplated hereby; provided, however, that in the event of any disagreement concerning the response to any Governmental Entity the determination of Buyer shall be final and conclusive. Subject to applicable laws relating to the exchange of information, each of Buyer and the Stockholder Representative shall have the right to review in advance, and to the extent practicable each will consult with the other on all information relating to the other party or parties, as the case may be, and their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental agency with respect to this Agreement, the Stations, the Business or the transactions contemplated hereby. Subject to the NDA, the Parties shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the Transaction; provided, however, that materials may be redacted (A) to remove references concerning the valuation of the Business, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. For the avoidance of doubt, this Section 5.1(b) shall not apply with respect to Tax Returns or any other matter related to Taxes.

(iii) Subject to the terms and conditions provided herein and in Schedule 5.1, the parties shall (i) use reasonable best efforts, in consultation with each other, to obtain any required consents, approvals, waivers and authorizations of, actions or nonactions by, and make all required filings and submissions with, any Governmental Entity or any third party required in connection with the consummation of the transactions contemplated by this Agreement; (ii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Closing with, and which material consents, approvals, licenses, permits, notices or authorizations are required to be obtained prior to the Closing from, Governmental Entities or third parties in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (B) timely making all filings and timely seeking all consents, approvals, Permits, notices or authorizations; (iii) use reasonable best efforts to cause the conditions to the Transaction set forth in ARTICLE 7 and ARTICLE 8 to be satisfied; (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable; and (v) without limiting the foregoing, comply with their respective obligations under Schedule 5.1. Subject to Section 11.4, notwithstanding anything herein to the contrary, nothing set forth in this Section 5.1 shall (i) require, or be construed to require, the Company or Buyer or any of their respective Subsidiaries to take, or agree to take, any Regulatory Action or make any Regulatory Divestiture unless the Regulatory Action or the Regulatory Divestiture shall be conditioned upon the consummation of the Transaction and the transactions contemplated hereby or (ii) require, or be construed to require the Company, Buyer or any of their respective Subsidiaries to take, or agree to take, any Regulatory Action other than the Regulatory Divestitures set forth on Schedule 5.1 or as otherwise set forth on Schedule 5.1.

5.2 Operations of the Business Prior to the Closing Date.

(a) From the date hereof until the Closing, except as (I) permitted by this Agreement, (II) reasonably requested by Buyer and agreed to by the Stockholder Representative, (III) set forth on Schedule 5.2(a), (IV) required by Applicable Law or by any Governmental Entity, or (V) required by the regulations or requirements of any regulatory organization applicable to the Company, the Sellers or the Business, unless Buyer otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company and Sellers shall:

(i) operate the Business in the ordinary course of business consistent with past practice and conduct the Business (including operating the Stations) in all material respects in accordance with the Communications Laws and with all other Applicable Laws, including using commercially reasonable efforts to preserve and maintain the goodwill, business, customer relationships and Permits of the Business and collect trade accounts and other receivables in the ordinary course of business consistent with past practice; provided, however, that the Company may declare, set aside or pay regular and/or special cash dividends on the shares of Common Stock on one or more occasions (in each case to occur prior to the Closing) to the extent permitted by (and in compliance with) Applicable Law and the Organizational Documents; and provided, further, that the Company may pay bonuses, one-time severance, or similar payments to employees employed exclusively by Quincy Media, Inc. who are not retained by Buyer after the Closing;

(ii) maintain all of the material FCC Licenses listed on Schedule 3.6(a) in full force and effect, timely file all applications or requests necessary to renew or extend all of the material FCC Licenses, and not materially adversely modify any of the material FCC Licenses;

(iii) use commercially reasonable efforts to maintain the material MVPD carriage of the Stations existing as of the date of this Agreement;

(iv) continue to promote and advertise on behalf of the Stations at levels substantially consistent with past practice;

(v) make expenditures, including capital expenditures and promotional expenditures, substantially in accordance with the budgets (as regards amounts and timing) of the Company provided to Buyer prior to the date hereof and deliver to Buyer a copy of the Company’s monthly capital expenditures reports with the corresponding Monthly Statements delivered pursuant to Section 6.6(b);

(vi) maintain all material casualty, liability (primary, umbrella and excess) and property insurance relating to the business of the Company as in effect on the date of this Agreement in the ordinary course of business consistent with past practice;

(vii) file all income and other material Tax Returns and extensions, and make all income and other material payments and deposits related to Taxes (including estimated Tax payments), each in a timely manner and in compliance in all material respects with all Applicable Laws;

(viii) maintain to the extent within the control of the Company the material assets of the Company used or held in use in connection with the Business in good operating condition (ordinary wear and tear excepted);

(ix) (A) except where subject to a good faith dispute, pay all accounts payable in the ordinary course of business consistent with past practice; (B) except where subject to a good faith dispute, pay all film and programming license and all fees and expenses under network affiliation agreements due and payable at or prior to the Effective Time; and (C) maintain, without material change and consistent with its past practices, all of its currently documented cash management policies and procedures; and

(x) promptly notify Buyer of (A) the occurrence of any circumstance, event or action by any member of the Company or otherwise, the existence, occurrence or taking, as applicable, of which would result in any of the representations and warranties of the Company in this Agreement (i) if specifically qualified by materiality or Material Adverse Effect, not being true and complete as so qualified, and (ii) if not qualified by materiality or Material Adverse Effect, not being true and correct in all material respects, in each case when made or as of the Closing; (B) any failure, in any material respect, of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it prior to the Closing; (C) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; (D) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (E) any material adverse change to the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or earnings of the Company, (F) any written notice or other written communication, including any written demand, filing, service or institution of any legal action brought by any Person, related to, and adverse to the consummation of, this Agreement or the other transactions contemplated hereby; (G) the commencement of any Action before the FCC, involving the FCC Licenses or that would have a Material Adverse Effect, (H) any notice of any material breach, default or termination of a Material Agreement, (I) any material written correspondence from any MVPD concerning FCC matters and (J) the loss of carriage of any Station; and

(xi) not agree, commit or resolve to take any actions inconsistent with the foregoing.

(b) Notwithstanding Section 5.2(a), and except as (I) expressly contemplated by this Agreement, including, without limitation, expressly contemplated by Section 5.2(c), (II) set forth in Schedule 5.2(b), or (III) required by Applicable Law or by any Governmental Entity, unless Buyer consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) Sellers and the Company shall not, in respect of the Company, the Business or the Acquired Company Assets:

(i) issue or grant any equity securities or any subscriptions, warrants, options or other agreements or rights of any kind whatsoever to purchase or otherwise receive or be issued any equity securities or any securities or obligations of any kind convertible into, or exercisable or exchangeable for, any equity securities of the Company;

(ii) conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve its business organizations and assets and maintain its rights and authorizations and its existing relations with regulators, customers, suppliers, licensors, licensees, employees, consultants and business associates;

(iii) other than in the ordinary course of business, enter into any contract that would be binding on the Company after the Closing Date and that involves the payment or potential payment by the Company of more than $100,000 per annum or $250,000 in the aggregate;

(iv) make or authorize any new capital expenditures other than those set forth in the budget provided to Buyer prior to the date of this Agreement or make any capital expenditure with respect to any Station in excess of $100,000 in any individual case or $250,000 in the aggregate; provided that the foregoing shall not apply to capital expenditures necessary for emergency repairs, provided that the Company informs Buyer of such expenditures within five (5) Business Days;

(v) sell, lease (as lessor), transfer or otherwise dispose of or mortgage or pledge, or impose or suffer to be imposed any Lien on, any of the material Acquired Company Assets other than property sold or otherwise disposed of in the ordinary course of business, and other than Permitted Liens;

(vi) guarantee, or otherwise become liable for, any material liability of any third Person;

(vii) other than the Deferred Compensation Plan or as permitted by Section 5.2(a)(i) above, (i) adopt, or institute any increase in, any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan, including any Employee Plan, with respect to its employees, other than in the ordinary course of business or as required by any such plan or requirements of Law, (ii) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Plan; or (iii) change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan that is required by Applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

(viii) except as required pursuant to the terms of any Employee Plan in effect as of the date hereof, or as otherwise required by applicable law, (i) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any employee, director or consultant of the Company, except for, (a) with respect to employees who are not officers, increases in annual salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 3% individually or in the aggregate, and (b) with respect to obligations under employment agreements in effect as of the date hereof; (ii) grant any bonus to any employee, director or consultant of the Company or grant any new awards, or amend or modify the terms of any outstanding awards, under any Employee Plan; (iii) hire any employee or engage any independent contractor (who is a natural Person) with an annual salary or wage rate or consulting fees in excess of $100,000; or (iv) terminate the employment of any executive officer other than for cause;

(ix) make or change any material Tax election other than in the ordinary course of business, adopt or change any material Tax accounting method other than in the ordinary course of business, file any amendment to an income or other material Tax Return, enter into any Tax ruling or closing agreement in respect of material Taxes, settle or compromise any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than automatic extensions of the due date for filing a Tax Return obtained in the ordinary course of business);

(x) enter into any new consent decree with any Governmental Entity with respect to a Station or any of the FCC Licenses if such consent decree would be binding on the Company after Closing;

(xi) recognize any labor organization or union as the representative of any employee of the Business, or enter into any collective bargaining agreement or other agreement with a labor organization or union;

(xii) terminate or cancel any insurance coverage maintained by the Company with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage other than in the ordinary course of business;

(xiii) enter into, amend, renew or terminate (including any autorenewals or autoterminations) and (A) any channel sharing agreement, (B) affiliation agreement, (c) interference acceptance agreement, or (D) any agreement providing for (i) the use by any Person of any portion of any Station’s spectrum, (ii) any Station’s use of any portion of broadcast spectrum licensed to any Person, and/or (iii) any material restriction on, or modification of, a Station’s license, technical operations, hours of operation, coverage area, and/or population served; provided, that, with respect to any consent of Buyer required under this Section 5.2(b)(xiii), the Parties agree to take such actions set forth on Schedule 5.2(b)(xiii);

(xiv) amend the Organizational Documents of the Company;

(xv) acquire any properties or assets except in the ordinary course of business consistent with past practice that do not exceed $100,000 in the aggregate, or (ii) enter into commitments for capital expenditures of the Company except for expenditures made in the ordinary course of business consistent with past practice that do not exceed $100,000 in any individual case or $200,000 in the aggregate;

(xvi) enter into any agreement or contract which restricts the ability of the Company or any of its Affiliates to compete with, or conduct, any business or line of business in any geographic area;

(xvii) settle or compromise any Action;

(xviii) other than in the ordinary course of business consistent with past practice, commence any Action;

(xix) merge or consolidate the Company with any Person, or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(xx) commence any proceeding or file any petition in any court relating to the bankruptcy, reorganization, insolvency, dissolution, liquidation or relief from debtors, in any case, in respect of the Company;

(xxi) amend, modify, waive or terminate, in each case, in any material respect, any material right under any existing Material Agreement (including any renewals of existing Material Agreements); provided, however, that the Company shall be entitled, in the ordinary course of business, to renew or enter into new contracts and agreements (other than affiliation agreements, sharing agreements, retransmission agreements or contracts that relate to any joint venture, any non-compete obligation or any significant non-monetary obligation) that (A) involve amounts not in excess of $100,000 individually and do not have terms greater than one year or (B) can be terminated by the applicable Company without penalty at the Company’s discretion upon not more than thirty (30) calendar days’ notice;

(xxii) (A) terminate or surrender for cancellation any material FCC License or (B) apply to the FCC to modify in any material respect, suspend or abrogate any material FCC License;

(xxiii) enter into or engage in any transaction with an Affiliate, or make an assignment or other transfer of any of its properties or assets to any Affiliate, except on terms no less advantageous to the Company would be the case if such transaction had been effected with a non-Affiliate; or

(xxiv) agree or commit to do any of the foregoing.

(c) Notwithstanding anything herein to the contrary, the Sellers may, in their discretion prior to the Closing, (i) form a new limited liability company (“Holdco”) to be organized in Delaware, (ii) contribute all or a portion of the Shares to Holdco (including in exchange for common and/or preferred equity interests of Holdco (the “Holdco Interests”)), (iii) issue or sell nonvoting equity interests in Holdco to one or more third parties in an amount not to exceed more than 2% of the total value of Holdco (which third-parties would sign a joinder to this Agreement and become Sellers under this Agreement), and (iv) elect to treat Holdco as a corporation for U.S. federal and state and local income tax purposes (the matters contemplated by this Section 5.2(c), collectively, the “Holdco Formation”). Buyer agrees to cooperate with Sellers, at Sellers’ expense and to the extent reasonably requested in writing by Sellers, to implement the Holdco Formation; provided that Buyer shall have reasonable opportunity to review and comment (which shall be considered in good faith by Sellers) on any documents reasonably related to the Holdco Formation prior to the consummation of the Holdco Formation. If clauses (i) and (ii) of the Holdco Formation are consummated, the provisions of this Agreement shall apply mutatis mutandis to Holdco and the Holdco Interests as if they were the Company and the Shares, respectively, and Holdco and any holder of such Holdco Interests shall sign a joinder to this Agreement agreeing to be bound by the provisions of this Agreement as if Holdco and the Holdco Interests were the Company and the Shares, respectively. The Parties agree to enter into or make any commercially reasonable amendments to this Agreement or, at Sellers’ expense, to any applications for Governmental Consents that the Parties in good faith agree are required to carry out the intent of this Section 5.2(c). Notwithstanding anything to the contrary in this Section 5.2(c), after the Closing, Buyer and its Affiliates (including the Company and its Subsidiaries) shall be entitled to take all commercially reasonable actions and consummate all transactions necessary to integrate the Business and the Acquired Company Assets with the business of Buyer and its Affiliates; provided, that, in any event, Buyer may take any actions required to transfer (i) the FCC Licenses to Gray Television Licensee, LLC, (ii) the Acquired Company Assets used in the operation of the Business to Gray Media Group, Inc., including, in each case, by transfer (by operation of law or otherwise) of any equity in any Subsidiary to Gray Television Licensee, LLC or Gray Media Group, Inc., as applicable, and (iii) at Buyer’s option, consummate any Back-End Merger. For the avoidance of doubt, Non-Signing Stockholders may not participate in any Holdco Formation or similar transaction.

5.3 Director and Officer Indemnification.

(a) For a period of six (6) years after the Closing, Buyer shall cause the Company to fulfill and honor all rights to indemnification pursuant to the Organizational Documents of the Company in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer or director of the Company (the “Company Indemnified Parties”). The provisions of the Organizational Documents of the Company with respect to indemnification, advancement of expenses and exculpation of liability shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would adversely affect the rights of the Company Indemnified Parties thereunder, unless such modification is required by Applicable Law and, then, only upon written notice to the Stockholder Representative. Buyer shall not take any action after the Closing to cause the Company not to fulfill or honor the indemnification rights of the Company Indemnified Parties under the Organizational Documents.

(b) At Closing, the Company shall, at the equal expense of the Sellers, on the one hand, and Buyer, on the other hand, obtain and pay for in full as of the Closing Date, “tail” coverage for directors & officers liability insurance with a claims period of six (6) years from the Closing Date. After the Closing, neither Buyer, nor the Company or any of their Affiliates will take any action to negate, cancel or otherwise modify or terminate such “tail” insurance policies.

(c) The provisions of this Section 5.3 are intended for the benefit of, and shall be enforceable by, the Company Indemnified Parties and their heirs and personal representatives, and shall be binding on Buyer and the Company, and their successors and assigns. In the event that Buyer or the Company or any successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any other Person, then, in each such case, provisions shall be made so that such successors or assigns honor the obligations set forth with respect to Buyer and the Company in this Section 5.3.

5.4 Newspaper Assets. Sellers agree to cause the Company to sell, convey, transfer, or otherwise divest the Newspaper Assets prior to the Closing Date. Sellers covenant that neither Buyer nor the Company shall have any liability for costs, Liabilities, or other obligations related to the Newspaper Assets as of the Closing Date. Buyer shall have reasonable opportunity to review and comment (which shall be considered in good faith by Sellers) on any documents related to the sale, conveyance, transfer or divestiture of the Newspaper Assets prior to the consummation of such sale, conveyance, transfer or divestiture.

5.5 Financing Commitment.

(a) Buyer shall use its reasonable best efforts to obtain the Financing on the terms and conditions set forth in the Commitment Letter (including, as necessary, any “flex” provisions of the Fee Letters), including by using its reasonable best efforts to (i) maintain in effect the Commitment Letter and negotiate a definitive agreement (the “Financing Agreement”) with respect to the Commitment Letter on the terms and conditions set forth in the Commitment Letter, (ii) comply with all covenants and agreements of the Company set forth in the Commitment Letter and the Financing Agreement, (iii) satisfy, or cause to be satisfied, on a timely basis all conditions applicable to the Company set forth in the Commitment Letter and the Financing Agreement that are within its control (provided, that Buyer’s obligations to cause the satisfaction of the conditions set forth herein shall be governed solely by the terms of this Agreement), and (iv) assuming the satisfaction of the conditions set forth in ARTICLE 7 and ARTICLE 8, the completion of the Marketing Period and the satisfaction of the other conditions set forth in the Commitment Letter, consummate the Financing on the terms set forth in the Commitment Letter at the Closing; provided, that, Buyer may amend or amend and restate the Commitment Letter and/or any of the Fee Letters or enter into additional commitment documents with the Financing Sources under the Commitment Letter or replace the Commitment Letter with a commitment for Alternative Financing (as defined below) so long as such amendment, amendment and restatement or replacement does not reduce the amount of the Financing or add any conditionality to the terms and conditions of applicable to the Financing; provided further that Buyer may terminate or amend the Commitment Letter and/or the Fee Letters so long as it is able to meet the representation set forth in Section 4.6(b)(ii) after such termination.

(b) Buyer shall keep the Company reasonably informed concerning material developments relating to the Financing and shall give the Company prompt notice of any material adverse change with respect to the Financing. Without limiting the foregoing, Buyer agrees to notify the Company promptly if at any time prior to the Closing Date (i) the Commitment Letter expires, is modified, or is terminated for any reason, (ii) any Financing Source refuses in writing to provide the portion of the Financing contemplated by the Commitment Letter on the terms set forth therein or on terms permitted by this Section with respect to an Alternative Financing or (iii) Buyer no longer believes in good faith that it will be able to obtain all or any portion of the Financing on or prior to the Outside Date on the terms and conditions of the Commitment Letter with respect to such Financing Source after giving effect to any applicable “flex” provisions of the Fee Letters (other than as a result of the failure of the conditions set forth in ARTICLE 7 and ARTICLE 8 to be satisfied or the Marketing Period to be completed); provided that in no event shall Buyer be required to disclose any information the disclosure of which in the reasonable good faith opinion of legal counsel to Buyer, is prohibited by applicable law or court order or that is subject to attorney-client or similar privilege if Buyer shall have used its commercially reasonable efforts to disclose such information in a way that would not waive such privilege.

(c) If all or any portion of the Financing becomes unavailable on the terms (including any “market flex” terms) and conditions contemplated in the Commitment Letter or the Financing Agreement (other than a breach by the Company or Buyer of this Agreement which prevents or renders impracticable the consummation of the Financing) or Buyer and the Financing Sources determine that is in Buyer’s best interest to replace all or a portion of the Financing contemplated by the Commitment Letter with a commitment with respect to an Alternative Financing, Buyer shall use its reasonable best efforts to arrange to promptly obtain such Financing from alternative sources on terms and conditions no less favorable in the aggregate to the Company than the terms and conditions in the Commitment Letter (including any “market flex” provisions in the Fee Letters) and in an amount sufficient, when added to the portion of the Financing that is otherwise available, to pay in cash all amounts required to be paid by it in cash in connection with the transactions contemplated by this Agreement, including all payments, fees and expenses of Buyer related to or arising out of the transactions contemplated by this Agreement (an “Alternative Financing”) and to obtain one or more new financing commitment letters (each, an “Alternative Commitment Letter”) and one or more new definitive agreements (each, an “Alternative Financing Agreement”) providing therefor; provided that Buyer shall have no obligation to obtain an Alternative Commitment Letter or Alternative Financing to the extent its cash on hand is sufficient to make the representations set forth in Section 4.6(b)(ii). In the event Alternative Financing is contemplated, the term “Financing” as used in this Agreement shall be deemed to include any Alternative Financing, the term “Commitment Letter” as used in this Agreement shall be deemed to include any Alternative Commitment Letter, the term “Financing Agreement” as used in this Agreement shall be deemed to include any Alternative Financing Agreement, and the term “Financing Sources” as used in this Agreement shall be deemed to include the lending institution(s) under any Alternative Commitment Letter or Alternative Financing Agreement. Buyer will furnish correct and complete copies of any Alternative Commitment Letter or Alternative Financing Agreement to the Company promptly upon its execution.

(d) Prior to the Closing, the Company and the Sellers shall use its reasonable best efforts to cause its and their respective Representatives to, provide to Buyer all timely cooperation reasonably requested by Buyer in causing the conditions and covenants related to any Financing to be satisfied and such cooperation as is otherwise reasonably requested by Buyer in connection with obtaining any Financing in accordance with its terms, including cooperation that consists of:

(i) (A) furnishing Buyer and any Financing Sources as promptly as practicable with the Required Information, (B) furnishing Buyer and any Financing Sources with such projected financial information of the Company reasonably requested by Buyer prior to the commencement of the Marketing Period in connection with any Financing and such other financial information regarding the Company specifically required by Section 8 of Annex B of the Commitment Letter, (C) furnishing Buyer and any Financing Sources with all financial information regarding the Company necessary for Buyer to prepare (x) pro forma balance sheets and related notes as of the most recently completed interim period ended at least forty five (45) days before the Closing Date (or ninety (90) days in case such period includes the end of the Company’s fiscal year), (y) pro forma income statements and related notes for the most recently completed fiscal year, for the most recently completed interim period and for the twenty-four (24) month period ending on the last day of the most recently completed four (4) fiscal quarter period ended at least forty-five (45) days before the Closing Date (or ninety (90) days in case such period includes the end of the Company’s fiscal year) and (z) any other pro forma financial statements, and for any periods, that would be required in accordance with Article 11 of Regulation S-X under the Securities Act, including, without limitation, explanatory footnotes of the type set forth in such article, and (iv) all other financial statements and other financial data and information regarding the Company of the type that would be required by Regulation S-X and Regulation S-K under the Securities Act to be included in a registration statement filed with the SEC by Buyer that shall be sufficiently current on any day during the Marketing Period (including after giving effect to the proviso to the definition thereof) to satisfy the requirements of Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements and other financial data and information to be declared effective by the SEC on the last day of the Marketing Period, or as otherwise necessary to receive from the Company’s and Buyer’s independent accountants customary “comfort” (including “negative assurance” comfort) and, in the case of the annual financial statements, the auditors’ reports thereon, together with drafts of customary comfort letters that the Company’s independent accountants are prepared to deliver upon the “pricing” and closing of any offering of securities as part of the Financing and (D) assisting Buyer in the preparation by Buyer of customary rating agency presentations, lender presentations, bank offering memoranda, syndication memoranda, private offering memoranda, registration statement, prospectus and other marketing materials or memoranda, including pro forma financial statements, in each case, in connection with any Financing, filing or other regulatory or other disclosure requirement of Buyer (the “Offering Materials”);

(ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, any Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with any Financing;

(iii) executing and delivering authorization and representation letters (including representations with respect to material non-public information) to any Financing Sources authorizing the distribution of information to prospective lenders or investors;

(iv) facilitating the execution and delivery on the Closing Date of any securities purchase agreement, credit agreement, indenture, note, guarantee, pledge and security document, supplemental indenture, currency or interest rate hedging arrangement, other definitive financing document, representation letter to auditors and other certificates or documents and back-up therefor and for legal opinions as may be reasonably requested by Buyer or any Financing Sources or their respective counsel (including consents of accountants for use of their reports in any materials relating to any Financing or any filings by Buyer with the SEC) and otherwise reasonably facilitating the pledging of collateral; provided neither the Company nor the officers and employees of the Company shall be required to execute any document in connection with this Section 5.5(d)(iv) that would be effective at any time before the time immediately prior to the Closing or that is not conditioned upon the occurrence of the Closing (other than any representation letters to auditors, which shall be delivered prior to the pricing of any bonds or securities being offered in any Financing);

(v) cooperating with Buyer and Buyer’s efforts to obtain customary and reasonable corporate and facilities ratings, consents, legal opinions, surveys and title insurance (including providing reasonable access to Buyer and its Representatives to all Real Property) as reasonably requested by any Financing Sources;

(vi) obtaining customary payoff letters, Lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all Indebtedness;

(vii) at least five (5) Business Days prior to the Closing Date, furnishing Buyer and any Financing Sources promptly with all documentation and other information that any Financing Source has reasonably requested at least ten (10) Business Days prior to the Closing Date and that such Financing Source has determined is required by regulatory authorities in connection with any Financing under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act;

(viii) furnishing Buyer and any Financing Sources as promptly as practicable within the periods specified in Section 5.5(d)(i) above, with information regarding the Company and the Business, including customary “comfort” (including “negative assurance” comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver (and causing such independent accountants to deliver) upon “pricing” of any bonds being issued in lieu of any portion of any Financing, with respect to the financial information to be included in such Offering Materials; and

(ix) otherwise cooperating with the marketing efforts of Buyer and its Financing Sources for any Financing as necessary or reasonably requested by Buyer or its Financing Sources; provided that (w) nothing in this Section 5.5(d) shall require such cooperation to the extent it would require the Company to waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement by or on behalf of Buyer (except to the extent Buyer has provided the indemnities set forth in Section 5.5(e)), (x) nothing herein shall require such cooperation from the Company to the extent it would unreasonably interfere with the ongoing operations of the Company, and (y) neither the Company, nor any of the Company’s Representatives, shall have any liability or obligation under any certificate, agreement, arrangement, document or instrument relating to any Financing that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Closing (other than customary authorization and representation letters described above).

(e) Buyer shall indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of any Financing (including any action taken in accordance with this Section 5.5) and any information utilized in connection therewith, other than to the extent any of the foregoing arises from (i) the fraud, willful misconduct, gross negligence or material breach of its obligations by any of the Company, its Affiliates (including any Subsidiary of the

Company) or their respective Representatives or (ii) any incorrect information provided by any of the Company, its Affiliates (including any Subsidiary of the Company) or their respective Representatives. Buyer shall, promptly upon request by the Company, reimburse the Company, as applicable, for all of their and their Affiliates’ documented reasonable out-of-pocket costs and expenses incurred by the Company or its Affiliates in connection with this Section 5.5. Buyer’s indemnification obligation pursuant to this Section 5.5(e) shall be on a dollar-for-dollar basis and shall not be subject to the Deductible of any limitation of liability set forth in this Agreement.

(f) The Company hereby consents to the use of its and its Affiliates’ logos in connection with any Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company.

5.6 No Solicitation.

(a) From the date hereof until the Closing or the earlier termination of this Agreement pursuant to its terms, the Company shall not, nor shall it authorize or instruct any of its officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it to (i) solicit, initiate or knowingly encourage the submission of any inquiry, proposal or offer from any Person (other than Buyer) relating to a possible Acquisition Transaction by any Person or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to the Company that constitutes, or is reasonably expected to lead to, any proposal or offer relating to a possible Acquisition Transaction by any Person. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any investment banker, attorney or other advisor or representative of the Company, acting on behalf of, and with the authorization of, the Company, shall be deemed to be a breach of this Section 5.6(a) by the Company.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner materially adverse to Buyer, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Transaction, (ii) approve or recommend any proposal or offer relating to a possible Acquisition Transaction by any Person or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Acquisition Transaction.

(c) In addition to the obligations of the Company set forth in Section 5.6(a) and Section 5.6(b), the Company promptly (and in all events within 24 hours of receipt) shall advise Buyer orally and in writing of any request to the Company for nonpublic information that the Company reasonably believes is likely to lead to a possible Acquisition Transaction or of any proposal or offer relating to a possible Acquisition Transaction submitted to the Company, or any inquiry directed to the Company with respect to or which the Company reasonably believes is likely to lead to any proposal or offer relating to a possible Acquisition Transaction and the (i) the identity of the Person making or submitting such inquiry, indication of interest, proposal, offer or request, and the terms and conditions thereof; and (ii) an accurate and complete copy of all written materials provided in connection with such inquiry, indication of interest, proposal, offer or request.

5.7 Joinder. No later than March 1, 2021 (the “Joinder Deadline”), the Company and the Stockholder Representative shall cause the holders of at least ninety percent (90%) of the issued and outstanding shares of Common Stock to execute (i) a counterpart signature page to this Agreement as a “Seller” hereunder to the extent such Seller is executing this Agreement on the date hereof or (ii) to the extent such holder of issued and outstanding shares of Common Stock is executing this Agreement following the date hereof, a joinder agreement to this Agreement, substantially in the form attached hereto as Exhibit B (the “Joinder Agreement”) (collectively, the “Seller Signatures and Joinders”) and following the Joinder Deadline, the Company and the Stockholder Representative shall cause any holder of issued and outstanding shares of Common Stock that has not executed a Seller Signature and Joinder to execute a Joinder Agreement. Effective upon the execution and delivery of such Joinder Agreement, such holder shall be deemed to be a “Seller” hereunder, and any obligations or agreements of a Seller set forth herein (including, without limitation, the release set forth in Section 6.13) shall thereafter be effective and binding upon such Seller. For the avoidance of doubt, Non-Signing Stockholders are not entitled to any of the benefits of this Agreement, including, without limitation, the receipt of any amount of the Purchase Price, until they become a party to this Agreement. Upon execution of the Joinder Agreement, the Joinder Agreement shall be deemed to be part of, and a modification to, this Agreement, the representations and warranties of such Seller in the Joinder Agreement shall be incorporated in full into this Agreement by reference (and shall be deemed to be made as if such Seller was an original Party to this Agreement) and the Joinder Agreement shall be governed by all the terms and provisions of this Agreement, which will continue in full force and effect as modified by the Joinder Agreement as a valid and binding agreement of the Parties (including such Seller).

5.8 Back-End Merger and Merger Sub Formation. It is the intention of the parties hereto that Buyer acquire 100% of the issued and outstanding shares of Common Stock pursuant to this Agreement. Notwithstanding anything herein to the contrary, in the event that that the holders of all of the issued and outstanding shares of Common Stock who have not executed a counterpart signature page to this Agreement as a “Seller” on the date hereof and have not executed a Joinder Agreement in accordance with Sections 5.7 and 9.1(l), the Buyer may elect, in its sole discretion prior to the Closing, (a) form a new subsidiary (the “Merger Sub”) to acquire all or a portion of the Shares (“Merger Sub Formation”) and (b) merge the Company with and into the Merger Sub with the Company surviving as the surviving entity (the “Back-End Merger”). The Company and the Sellers agree to cooperate with Buyer, at Buyer’s expense and to the extent reasonably requested in writing by Buyer, to implement the Merger Sub Formation and Back-End Merger; provided that the Stockholder Representative shall have reasonable opportunity to review and comment (which shall be considered in good faith by Buyer) on any documents reasonably related to the Merger Sub Formation prior to the consummation of the Merger Sub Formation and the Back-End Merger prior to the consummation of the Back-End Merger. If the Merger Sub Formation and the Back-End Merger is consummated, Buyer shall remain liable for the obligations of Buyer hereunder. The Parties agree to enter into or make any commercially reasonable amendments to this Agreement or, at Buyer’s expense, to any applications for Governmental Consents that the Parties in good faith agree are required to carry out the intent of this Section 5.8. Non-Signing Stockholders are not entitled to any consideration (including any portion of the Purchase Price) with respect to the Back-End Merger until such Non-Signing Stockholder becomes a party to this Agreement (including, without limitation, the release set forth in Section 6.13).

ARTICLE 6

JOINT COVENANTS

Buyer, on the one hand, and Sellers, on the other hand, hereby covenant and agree as follows:

6.1 Confidentiality.(a) The Company and Buyer (or an Affiliate of Buyer) are parties to nondisclosure agreement and clean team agreement, each dated November 30, 2020 (collectively, the “NDA”). To the extent not already a direct party thereto, Buyer hereby assumes the NDA and agrees to be bound by the provisions thereof applicable to Buyer’s Affiliate that is a party thereto, and such NDA shall remain in effect in accordance with its terms. Without limiting the terms of the NDA, and subject to the requirements of Applicable Law, all non-public information regarding Sellers, the Company and the Business (“Confidential Information”) shall be confidential and shall not be disclosed to any other Person, except Buyer’s representatives for the purpose of consummating the Transaction and the Financing Sources for the purpose of consummating the Financing.

(b) Each Seller agrees that such Seller keep confidential and shall not, directly or indirectly through any third party or Affiliate, disclose to any unauthorized Person (other than to its attorneys and other professional advisors, and if such Seller is not a natural person, to its Affiliates, in each case with a bona fide need to know, provided that such Persons are bound by confidentiality obligations at least as restrictive as those contained herein) or use for such Seller’s own account or for any purpose (other than in connection with its investment in the Company and exercise of its rights pursuant to the Transaction Documents or this Agreement) any Confidential Information, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of such Seller’s acts or omissions to act in violation of this Section 6.1 or to the extent required to be disclosed pursuant to any Applicable Law (in which case such Seller, to the extent permitted under Applicable Law, shall promptly notify Buyer in advance of disclosing such information and use commercially reasonable efforts to cooperate with Buyer to limit such disclosure to the extent permitted under any Applicable Law).

6.2 Announcements. Prior to Closing, no Party shall, without the prior written consent of the other Parties, issue any press release or make any other public announcement concerning the Transaction, except to the extent that such Party is so obligated by Applicable Law or any rule or regulation of any securities exchange upon which the securities of such Party are listed or traded, in which case such Party shall give advance notice and an opportunity to comment to the other, and except that the Parties shall cooperate to make a mutually agreeable announcement. The foregoing restrictions in this Section 6.2 shall not apply to: (x) any disclosure contained in Buyer’s periodic or other reports filed with the SEC; (y) any statements or disclosures by Buyer on an earnings call or in similar discussions with financial media, analysts, stockholders or other members of the investment community; and (z) any public statement by Buyer in response to questions from customers or vendors, or internal announcements to employees, so long as such statements are consistent with prior public disclosures made in accordance with this Section 6.2 or approved by the other Parties hereto.

6.3 Control. Notwithstanding any other provision set forth in this Agreement, this Agreement is not intended to and shall not be interpreted to transfer control of the Stations or, except as set forth in Section 5.2, to give Buyer the right, directly or indirectly, to control, supervise or direct the business or operations of the Business, prior to Closing. Consistent with the Communications Laws, control, supervision and direction of the operation of the Business prior to Closing shall remain the responsibility of the holders of the FCC Licenses.

6.4 Non-Governmental Consents. Buyer, the Company and Sellers shall use commercially reasonable efforts to obtain any third-party consents, approvals, authorizations or waivers required under the Material Agreements. Except for the Required Consents, no such third-party consents, approvals, authorizations or waivers shall be conditions to Closing, and no Party shall be obligated to (i) make any payment to any third-party to obtain any consent under this Section 6.4 other than normal and usual processing fees, filing fees or other similar normal costs incurred in connection with such third-party consent or approval, or (ii) grant any accommodation (financial or otherwise) to any third-party in connection with obtaining such third-party consent or approval. Any such costs incurred by the Parties shall be borne by Buyer.

6.5 Employee Matters.

(a) The employment relationship of the Employees shall continue with Buyer or its Affiliates (including the Company) or, to the extent applicable, a Divestiture Purchaser (as defined on Schedule 5.1) or its Affiliates, as of the Closing and for at least sixty (60) days following the Closing Date, except in the event of their death, disability (consistent with Applicable Law), retirement, termination for cause, or voluntary termination. Buyer shall take any and all actions reasonably necessary to ensure the continued employment of such Employees with Buyer (including the Company) or its Affiliates as of the Closing and for at least sixty (60) days following the Closing Date. As of the Closing Date, Sellers shall have no WARN Act liability or obligation with respect to Employees, and Buyer shall assume all such WARN Act liabilities and obligations.

(b) As used herein, “Non-Union Employee” means each Employee who is, immediately prior to the Closing, employed by the Company and whose terms of employment are not subject to a collective bargaining agreement.

(c) Buyer shall provide, or shall cause an Affiliate of Buyer that will employ the Non-Union Employee to provide, to each Non-Union Employee who continues to be employed by the Company or by an Affiliate of Buyer as of the Closing Date (collectively the “Continuing Employees”) for at least sixty (60) days following the Closing Date (the “Continuation Period”): (i) the same or greater base salary or rate of pay and target annual cash incentive compensation as in effect for such Continuing Employee immediately prior to the Closing Date; and (ii) employee benefits pursuant to qualified retirement and savings plans, provided, that nothing in this Agreement shall be deemed to limit the right of Buyer or the Company to terminate the employment of any Continuing Employee following the expiration of the Continuation Period.

(d) As of the Closing Date, Buyer shall provide, or cause the Company to provide, to each Continuing Employee under each employee benefit plan, program, arrangement, policy or practice, including without limitation severance, vacation and paid time off plans, established or maintained by Buyer or the Company (the “Post-Closing Plans”), credit for all purposes (including eligibility to participate, vesting, benefit accrual, early retirement subsidies and severance) for full or partial years of service with the Company or its Affiliates performed at any time prior to the Closing Date; provided, that no such prior service shall be taken into account to the extent it would result in the duplication of benefits to any Continuing Employee.

(e) For purposes of each Post-Closing Plan providing medical, dental, prescription drug, and/or vision benefits to any Continuing Employee, Buyer shall use reasonable efforts to cause, or shall use reasonable efforts to cause the Company to cause, all pre-existing condition exclusions, actively-at-work requirements, and waiting periods of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under the analogous Company Employee Plan immediately prior to the Closing Date. Buyer shall use reasonable efforts to cause, or shall use reasonable efforts to cause the Company to cause, any Post-Closing Plan to provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee and his or her covered dependents prior to the Closing Date and in the same plan year as the plan year in which the Closing Date occurs for purposes of satisfying any applicable deductible, coinsurance or maximum out-of-pocket requirements under the analogous Post-Closing Plan for its plan year in which the Closing Date occurs, to the extent consistent with the governing terms of the Post-Closing Plan.

(f) Notwithstanding any contrary provision of this Agreement, Buyer shall be, or shall cause the Company to be, responsible and liable for providing, or continuing to provide, health care continuation coverage as required under Section 4980B of the Code with respect to all individuals who experienced a COBRA “qualifying event” on or prior to the Closing Date under any Employee Plan subject to COBRA.

(g) As of the Closing Date, Sellers shall take all necessary actions to terminate the Company Nonqualified Plans with respect to the Employees and other employees and payout, as soon as administratively practicable, in a lump sum the benefits the Employees and other employees have earned under such plans, all in compliance with the requirements of Section 409A of the Code so that no taxes under Section 409A may be imposed on such Employees.

(h) The Company shall take or cause to be taken all actions necessary or appropriate to terminate, effective no later immediately prior to the Closing, any Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). The Company shall provide Buyer prior to the Closing Date written evidence of the adoption of the Board of Directors of the Company of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior review and approval of Buyer).

(i) Within thirty (30) days after signing, the Company will deliver to Buyer a list of each person (whether U.S. or foreign) who the Company reasonably believes is, with respect to the Company or, any Subsidiary, a “disqualified individual” within the meaning of Section 280G of the Code and the regulations promulgated thereunder. The Company shall, at least fifteen (15) Business Days prior to the Closing Date, provide Buyer prior to distributing any waiver agreements and prior to submission to the Company’s stockholders, copies of all documents prepared by the Company in connection with this Section 6.5(i) including the parachute payment calculations, waiver agreements and the stockholder disclosure and consent prepared by the Company and/or its advisors, and Buyer shall have at least ten (10) Business Days to review and comment on such documents and the Company shall consider in good faith any comments or changes provided by Buyer or its counsel. If required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of deduction under Section 280G of the Code with respect to any payment or benefit in connection with the transactions contemplated by this Agreement, the Company will (a) no later than five (5) Business Days prior to the Closing Date, solicit from each “disqualified individual” (as defined in Section 280G(c) of the Code) who has received or may receive any payment or benefits that would constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits” and, each such waiver, a “280G Waiver”) so that all remaining payments and/or benefits, if any, shall not be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) no later than one (1) Business Day prior to the Closing Date, with respect to each individual who provides a duly executed 280G Waiver, submit to a vote of the Company’s stockholders and/or such other Persons entitled to vote (in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations) the rights of any such “disqualified individual” to receive the Waived 280G Benefits. If any of the Waived 280G Benefits fail to be approved by the Company’s stockholders as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer that a vote of the Company’s stockholders was solicited in accordance with the foregoing provisions of this Section 6.5 and that either (i) the requisite number of votes of the Company’s stockholders was obtained with respect to any Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, any Waived 280G Benefits shall not be made or provided.

(j) Without limiting the generality of Section 14.8, nothing in this Section 6.5, express or implied, is intended to confer on any Person (including any Non-Union Employees, Union Employees and any current or former employees of the Company, the Sellers or the Company’s Affiliates, as applicable), other than the parties hereto and their respective successors and assigns, any rights, benefits, remedies, obligations or liabilities (including any third-party beneficiary rights) under or by reason of this Section 6.5. Accordingly, notwithstanding anything to the contrary in this Section 6.5, the Parties expressly acknowledge and agree that this Agreement is not intended to create a contract between Buyer, Sellers or any of Buyer’s Affiliates, on the one hand, and any Employee of the Company, Sellers or the Company’s Affiliates on the other hand, and no Employee of the Company, Sellers or the Company’s Affiliates may rely on this Agreement as the basis for any breach of contract claim against Buyer, Sellers or any of Buyer’s Affiliates. Nothing in this Section 6.5 shall constitute an amendment to or modification of any Employee Plan or other compensation or benefit plan, program, policy, agreement or arrangement.

(k) Within ten (10) calendar days prior to the Closing, the Company shall deliver to Buyer a revised form of Schedule 3.12(a) as is necessary to reflect any updates since the date hereof.

6.6 Access to Business.

(a) For a period of six (6) years following the Closing Date, Buyer shall, subject to any restrictions imposed from time to time in good faith upon advice of counsel respecting the provision of privileged communications or competitively sensitive information and any applicable confidentiality agreement with any Person, provide the Stockholder Representative and his authorized representatives with reasonable access (for the purpose of examining and copying at Sellers’ sole cost), during normal business hours under the supervision of the Buyer’s or its Affiliates’ personnel in compliance with and subject to the Buyer’s or its Affiliates’ health, safety and security requirements (including relating to COVID-19 Pandemic) and after reasonable advance notice, to books and records and other information and materials in the possession of Buyer or the Company which relates to the Company, or the Business for periods prior to the Closing Date, as may be reasonably requested for tax, financial reporting and any other reasonable business purposes; provided, that such inspection and copying shall be conducted in a manner that will not unreasonably disrupt the normal course of Buyer or the Company’s Businesses. Unless otherwise consented to in writing by the Stockholder Representative, Buyer shall not, and shall cause the Company not to, for a period of six (6) years following the Closing Date, destroy, alter or otherwise dispose of any books and records of the Company or the Business, or any portions thereof, relating to periods prior to the Closing Date without first offering to surrender to the Stockholder Representative such books and records or such portions thereof.

(b) As soon as reasonably practicable after they become available, but in no event more than twenty (20) Business Days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Buyer (A) final monthly general ledger reports for the Company, and (B) entity-only financial statements (including balance sheets and statements of operations) for the Company of and for such month then ended, in each case prepared on the same basis as and in a manner consistent with the Company Financial Statements (collectively, the “Monthly Statements”). The Company shall notify Buyer in writing of any financial fraud or deficiencies in financial controls of which the Company becomes aware after the date of this Agreement, but before the Effective Time, within two (2) Business Days of becoming aware of such fraud or deficiencies.

6.7 Further Action. In furtherance (and not in limitation) of the provisions set forth in this Agreement, at all times prior to the Closing, Buyer, the Company and Sellers shall use their respective commercially reasonable efforts (except if a higher standard is provided for in this Agreement) to take or cause to be taken all action necessary or desirable in order to consummate the Transaction as promptly as is practicable.

6.8 Notice. To the extent permitted by Applicable Laws, each Party shall promptly notify the other of any Action that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of the Transaction. The Company and Stockholder Representative shall promptly notify Buyer, and Buyer shall promptly notify the Company and Stockholder Representative, of any Action that may be threatened, brought, asserted or commenced against the other which would have been listed on Schedule 3.16 or would be an exception to Section 3.4 if such Action had arisen prior to the date hereof.

6.9 Tax Matters.

(a) Transfer Taxes. All transfer, documentary, sales, use, registration, stamp, or other similar Taxes payable by reason of the Transaction or attributable to the sale, transfer or delivery of the Equity Interests under this Agreement will be paid one-half by Sellers, on the one hand, and one-half by Buyer, on the other hand, when due, and all necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed by the Person required to file such Tax Returns under Applicable Laws. Each Party shall use its commercially reasonable efforts to minimize the amount of any Transfer Taxes.

(b) Tax Returns.

(i) Buyer shall cause the Company to prepare and timely file all Tax Returns of the Company (other than, if filed prior to the Closing, the 2020 U.S. federal income Tax Return, which shall be filed by the Company) that are required to be filed after the Closing Date (“Buyer Prepared Returns”) and, without limiting its rights under Article 10, to timely pay all Taxes associated with such Buyer Prepared Returns. Without duplication of any refund of Taxes in Section 6.9(d), if the amount of any item of Taxes included in the Final Purchase Price (as determined hereunder) exceeds the actual amount of such item of Taxes required to be paid by Buyer or the Company after the Closing Date with respect to such item of Taxes, then upon the filing of the Tax Return on which such item of Taxes is to be paid, Buyer shall promptly cause the Company to forward to or otherwise pay to the Stockholder Representative (on behalf of Sellers) such excess amount. Such Buyer Prepared Returns that are income Tax Returns for a Pre-Closing Tax Period shall be prepared by the Company’s historic income Tax Return preparer. To the extent that any Buyer Prepared Return is an income Tax Return or is reasonably expected to relate to any Indemnified Taxes, Buyer shall provide a copy of such Tax Return to the Stockholder Representative for its review and comment at least thirty days in the case of income Tax Returns, and ten days in the case of non-income Tax returns, prior to the date of filing (or, if any such due date is within 60 days following the Closing Date, as promptly as practicable following the Closing Date) and shall consider in good faith any timely and reasonable comments of the Stockholder Representative delivered at least five days prior to the due date for filing. Buyer and the Stockholder Representative shall cooperate in good faith to resolve any dispute regarding the Stockholder Representative’s comments to any such Tax Return; provided, however, that if Buyer and the Stockholder Representative are unable to resolve any dispute prior to the due date of such Tax Return, such Tax Return shall be timely filed as revised by the Stockholder Representative and such unresolved dispute shall be submitted for final and binding resolution to the Accounting Firm (and such Tax Return shall be amended in accordance therewith, if necessary).

(ii) With respect to any Buyer Prepared Return filed for any Pre-Closing Tax Period or Straddle Period, Buyer agrees as follows:

(A) To prepare and file such Tax Return consistently with practices and procedures and accounting methods of the Company in effect as of the Closing Date, except as otherwise required by Applicable Law.

(B) That no election shall be made to waive the carry back of any net operating loss or other Tax attribute or Tax credit incurred or realized in a Pre-Closing Tax Period by the Company.

(C) To the maximum extent possible permitted under Applicable Law at a “more likely than not” (or higher) level of confidence, treat any amount paid or accrued on or before the Closing by the Company or with respect to the transactions contemplated hereby (including all Transaction Tax Deductions) as deductible in a Pre-Closing Tax Period.

(D) That no election shall be made under Treasury Regulation Section 1.1502-76(b)(2) (or any similar provision of state, local, or non-U.S. law) to ratably allocate items incurred by the Company for the year including the Closing Date.

(c) Accrual for Taxes.

(i) Buyer agrees that (A) all Tax accruals for purposes of computing the Divestiture Tax Adjustment or Net Working Capital (“Tax Adjustment Accruals”) shall be determined consistent with conventions for filing Tax Returns as set forth in Section 6.9(b)(ii) and Section 6.9(c)(ii)); (B) no Tax Adjustment Accruals shall include any liability or other reserve for any contingent Taxes or uncertain Tax matters, except to the extent required by GAAP to be reflected on a balance sheet as a current liability; (C) no Tax Adjustment Accruals shall include any deferred Tax liabilities or assets; (D) no Tax Adjustment Accruals shall include any liabilities or other reserve for any Tax for periods beginning after the Closing Date (or portion of a Straddle Period beginning after the Closing Date) or that result from any transaction engaged in after the Closing Date, except for Deferred Payroll Taxes; (E) no Tax Adjustment Accruals or Indemnified Divestiture Taxes shall include any liability or other reserve for any Tax resulting from any transaction engaged in by the Company on the Closing Date after the Closing that is outside of the ordinary course of business and not contemplated by this Agreement; (E) no Tax Adjustment Accruals or Indemnified Divestiture Taxes shall include any liability or other reserve for any Tax resulting from an election under Section 338 or Section 336 of the Code (or any similar provision of state, local, or non-US Law) with respect to the Transaction; and (F) the amount of the Divestiture Tax Adjustment and Net Working Capital (each as finally determined) shall take into account, without duplication, all Tax payments (including estimated Tax payments) made by, or on behalf of, the Company prior to the Closing Date (either in the form of a decrease in Current Liabilities for Taxes or an increase in Current Assets for Taxes).

(ii) Buyer and Sellers further agree that to the extent required to determine accruals for Taxes of the Company for the portion of a Straddle Period ending on the Closing Date for purposes of computing the Net Working Capital or otherwise, that it shall use the following conventions:

(A) In the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount of the Tax accrual attributable to the portion of the Straddle Period ending on the Closing Date shall equal (1) the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period less (2) any Tax payments made with respect to such Taxes on or prior to the Closing Date; provided, however, if as a result of the transactions contemplated by this Agreement, or any transaction occurring after the Closing, the value of any asset is reassessed for purposes of determining the amount of any property or the Company incurs any other Tax, such resulting increase in Tax for such Straddle Period shall be treated as being solely with respect to the portion of the Straddle Period beginning on the date after the Closing Date and not increase the accrual for Tax Liabilities (or decrease the accrual for Tax assets) in the Net Working Capital or otherwise; and

(B) In the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes, withholding Taxes), the amount of Tax accrual attributable to the portion of the Straddle Period ending on the Closing Date shall equal (1) the amount of Taxes determined as if the Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending on as of the end of the day on the Closing Date using a “closing of the books methodology” less (2) any Tax payments made with respect to such Taxes on or prior to the Closing Date.

(d) Tax Refunds. All refunds of Taxes of the Company (i) paid prior to the Closing, (ii) included in the Divestiture Tax Adjustment and, without duplication, Net Working Capital (each as finally determined pursuant to Section 1.4), (iii) for which Buyer is reimbursed pursuant to Section 6.9(b)(i), or (iv) indemnified pursuant to Section 10.1, which refunds, in each case, are obtained by Buyer and its Affiliates at the written request of the Stockholder Representative pursuant to this Section 6.9(d) (whether in the form of cash received or a credit or offset against current Taxes otherwise payable by Buyer and its Affiliates), to the extent not included as a reduction in the amount of the Divestiture Tax Adjustment or Net Working Capital (as finally determined) pursuant to Section 6.9(c)(i)(F), shall (along with any interest received with respect to such refund from the applicable Governmental Entity) be the property of Sellers. To the extent that Buyer or the Company receives a refund that is the property of Sellers, Buyer shall pay the amount of such refund (and related interest) to the Stockholder Representative for distribution to Sellers as provided in Section 1.5. The amount due to the Stockholder Representative with respect to a refund shall be paid by wire in immediately available funds within ten (10) days after the receipt of the refund from the applicable Governmental Entity (or, if the refund is in the form of a credit or offset, within ten (10) days after the due date of the Tax Return claiming such credit or offset). If Buyer is required to repay any Tax refund to the applicable Governmental Entity, Sellers shall, upon the written request of Buyer, repay to Buyer any Tax refund amount paid over pursuant to this Section 6.9(d) plus any penalties, interest or other charges imposed by the relevant Governmental Entity. Buyer shall, and shall cause its Affiliates, to take all commercially reasonable actions requested in writing by the Stockholder Representative, the reasonable costs and expenses of which shall be borne by the Sellers, to timely claim any refunds of Taxes of the Company for any Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date). To the extent that the parties need to determine the amount of refunds for Taxes of the Company for a portion of a Straddle Period ending on the Closing Date, such refunds shall equal the amount by which (i) the Taxes payable for the portion of the Straddle Period ending on the Closing Date (as determined consistent with Section 6.9(c)(ii)) (without regard to any payments made prior to the Closing Date) are less than (ii) the amount of payments (whether in form of cash or other credit) that were made by, or on behalf of, the Company on or prior to the Closing Date (without duplication of any amounts that were reflected as a reduction of the Divestiture Tax Adjustment or a decrease in Current Liabilities for Taxes or an increase in Current Assets for Taxes

(as finally determined) pursuant to Section 6.9(c)(i)(F)). To the extent that the parties need to determine the amount of refunds for Taxes of the Company attributable to the Regulatory Divestitures, except in cases where all such Taxes are Indemnified Divestiture Taxes, such refunds will be apportioned between the Sellers, on the one hand, and the Buyer, on the other hand, based on the relative proportion of such Taxes borne by each.

(e) Tax Proceeding. Buyer (or its designee) shall have the right to conduct and control any audit, examination, litigation or other proceeding with respect to Taxes that involves the Company. If the audit, examination, litigation, or other proceedings in any way relates to the Taxes or Tax Returns of the Company prior to the Closing Date (each a “Tax Proceeding”) (i) Buyer will not, without the written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed, settle or compromise any such Tax Proceeding in a manner that would adversely affect the Tax liability of Seller or any owner, beneficiary, or other affiliate of any Seller, (ii) Stockholder Representative shall have the right (but not the duty) to participate in the defense of such Tax Proceeding and to employ counsel, solely at the Sellers’ expense, separate from the counsel employed by Buyer, and (iii) Buyer shall keep the Stockholder Representative timely informed with respect to the commencement, status and nature of any such Tax Proceeding and shall, in good faith, allow the Stockholder Representative to consult with Buyer regarding the conduct of or positions taken in any such Tax Proceedings. Notwithstanding any other provision herein, each Party agrees to cooperate with each other to the extent reasonably requested in the conduct of any Tax Proceeding, and to cooperate in connection with the acquisition by Buyer or Stockholder Representative, as applicable, (or any of their beneficiaries, owners, or other Affiliates) of any financial indemnification or insurance with respect to any adverse Tax consequences that could result from any Tax Proceeding (or any other audit, investigation, litigation, or proceeding). To the extent this Section 6.9(e) conflicts with ARTICLE 10, this Section 6.9(e) shall control.

(f) Tax Elections. Buyer and Sellers agree that the Transaction is structured as a stock acquisition and the Transaction is not intended to give rise to an increase in the tax basis of the assets of the Company and based on such intent, Buyer shall not make an election under Sections 338 or 336 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to the Transaction.

(g) Post-Closing Tax Actions. Following the Closing, Buyer shall not, and shall cause the Company and any Affiliates of the foregoing to not, without the prior written consent of the Stockholder Representative (not to be unreasonably withheld, conditioned or delayed): (i) other than as expressly provided in this Section 6.9, file, amend or otherwise modify any Tax Return relating to any Pre-Closing Tax Period; (ii) file any ruling or request with any Tax authority that relates to Taxes or Tax Returns of the Company for a Pre-Closing Tax Period; (iii) engage in any voluntary disclosure or similar process or initiate communications with any Tax authority with respect to Taxes or Tax Returns, including in jurisdictions in which the Company has not filed Tax Returns or paid Taxes; (iv) extend or waive, or cause to be extended or waived, or permit the Company to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period (other than as a result of filing a Tax Return on extension in the ordinary course); and (v) make or change any Tax election or accounting method that has any effect with respect to any Pre-Closing Tax Period of the Company.

6.10 Title Insurance; Survey. Buyer may obtain, at its sole option and expense, and the Company shall grant Buyer access (subject to the terms of any lease or consent of any lessor of the Leased Real Property) to obtain (a) commitments for owner’s and lender’s title insurance policies on the Owned Real Property and commitments for leasehold and lender’s title insurance policies for all Leased Real Property (collectively the “Title Commitments”), (b) an ALTA survey on each parcel of Real Property (the “Surveys”), and (c) a Preliminary Zoning Report on the Owned Real Property (“PZR”); provided, however, that the Company shall provide Buyer with the most recent (if any) Title Commitments, Surveys and PZRs in their possession and control. The Title Commitments will evidence a commitment to issue an ALTA title insurance policy insuring good, marketable and indefeasible fee simple title to each parcel of the Owned Real Property contemplated above for such amount as Buyer directs. The Company and Sellers shall reasonably cooperate with Buyer in obtaining such Title Commitments and Surveys (including by providing a customary seller’s affidavit and gap indemnity for each Owned Real Property to Buyer’s title company solely to the extent consistent with this Agreement), provided that the Company and Sellers shall not be required to incur any cost, expense or additional liability in connection therewith. If the Title Commitments or Surveys reveal any Lien on the title, other than Permitted Liens, Buyer may notify the Stockholder Representative in writing of such objectionable matter as soon as Buyer determines that such matter is not a Permitted Lien and in any event no later than fifteen (15) Business Days prior to the anticipated Closing Date, and the Company shall use commercially reasonable efforts to remove such objectionable matter as required pursuant to the terms of this Agreement. In the event Buyer’s title company amends or updates the Title Commitments based on such objectionable matters, Buyer may furnish to the Stockholder Representative a written statement of any objections to any matter first raised in the updated Title Commitments, other than Permitted Liens, and the Company shall use commercially reasonable efforts to remove such objectionable matter. Notwithstanding the foregoing, it is expressly understood and agreed that the Company’s and Sellers’ obligations pursuant to this Section 6.10 are not conditions to Closing and any failure by the Company to remove any such objectionable matter shall not delay the Closing.

6.11 Buyer Access and Investigation. Until the Closing, the Company will permit Buyer and Buyer’s Representatives to have access to the Company’s Employees with the title of General Manager or above (and, with the consent of such Employee with the title of General Manager or above, such Employee’s direct reports), assets, and properties, and all relevant, non-privileged books, records, and documents of, or relating to, the Business, operations, and assets of the Company, during normal business hours under the supervision of the Stockholder Representative’s or his Affiliates’ personnel in compliance with and subject to the Stockholder Representative’s or his Affiliates’ health, safety and security requirements (including relating to COVID-19 Pandemic) upon at least two (2) Business Days’ prior notice, and will furnish to Buyer’s Representatives such information, financial records, Permits and other documents relating to the Company and its Business, operations, and assets as Buyer’s Representatives may reasonably request; provided, however, that the Company shall not be required to violate any obligation of confidentiality or other obligation under Applicable Law to which it is subject in discharging its obligations pursuant to this Section 6.11. Buyer agrees that any such investigation shall be conducted in such a manner not to interfere unreasonably with the operations of the Company. Notwithstanding the foregoing, the Company shall not be required to (a) take any action which could constitute a waiver of attorney-client or other privilege or would compromise the confidential information of the Company not related to the Business or (b) supply Buyer with any information which, in the reasonable judgment of the Company or the Sellers, as applicable, is under a contractual or legal obligation not to supply. Buyer and the Company agree to reasonably cooperate to allow Buyer representatives an opportunity, reasonably in advance of the Closing Date, to discuss with Employees employment at the Stations after the Closing.

6.12 Repack Matters. Reimbursements for any expenses incurred by the Company in connection with the TV Repack or the C-Band Repack which have not been reimbursed by the FCC to the Company, or submitted by the Company to the FCC for reimbursement, before the Closing Date are for the benefit of Sellers. Reimbursements for any expenses incurred by the Company in connection with the TV Repack or the C-Band Repack after the Closing Date shall be for the benefit of Buyer. From and after the Closing, Buyer agrees to cooperate with Sellers to ensure that TV Repack and/or C-Band Repack reimbursements from the FCC to which Sellers are entitled are paid to the Stockholder Representative promptly upon receipt.

6.13 Release.

(a) Effective as of the Closing, each Seller, on behalf of itself, himself or herself, as applicable, and each of its, his or her Affiliates and Representatives, hereby releases, and forever discharges, Buyer, the Company and each of their past, present and future Affiliates (other than each other Seller and its, his or her respective Affiliates (other than the Company)), subsidiaries, Representatives, successors and assigns, and their respective Representatives (collectively, “Releasees”), from any and all claims, demands, proceedings, causes of action, court orders, obligations, debts and liabilities under or relating to the Shares, the Company or their respective predecessors in interest or any of their respective businesses or assets (other than agreements and arrangements entered into between any of the Company and such Seller after the Closing Date) whether known or unknown, suspected or unsuspected, both at Law and in equity, which such Seller or any of its, his or her Affiliates or Representatives now has, has ever had or hereafter has against the respective Releasees as a result of any act, circumstance, occurrence, transaction, event or omission at or prior to the Closing (a “Pre-Closing Claim”).

(b) Notwithstanding the foregoing, the Sellers shall not release and this Section 6.13 shall not be deemed to affect (a) any claim of such Seller or any of its, his or her Affiliates or Representatives with respect to any obligation of Buyer, or with respect to any obligation of the Company after the Closing Date, pursuant to this Agreement or the other Transaction Documents or (b) with respect to any Seller that is an employee or director of the Company, (i) for any compensation or benefit for services rendered to the Company that remain unpaid or unawarded and accrued for as a current lability in the calculation of the Final Purchase Price or (ii) for any express rights to indemnification or advancement of expenses that such Seller has under the terms of the Organizational Documents of the Company (the “Retained Claims”).

(c) Each Seller acknowledges and agrees that it, he or she (i) has read this release and understands its terms and has been given an opportunity to ask questions of the Company’s representatives and (ii) does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of the Company or any other Person with regard to the subject matter, basis or effect of this release or otherwise.

(d) Each Seller (i) has no Pre-Closing Claims (other than any Retained Claims), (ii) has not transferred or assigned, or purported to transfer or assign, any Pre-Closing Claims (other than Retained Claims), and (iii) shall not transfer or assign, or purport to transfer or assign, any Pre-Closing Claims (other than Retained Claims), in each case, against the Company, Buyer or any other Releasee. Each Seller acknowledges that it, he or she may hereafter discover facts in addition to or different from those that such Seller now knows or believes to be true with respect to the subject matter of this release, but it is such Seller’s intention to fully and finally and forever settle and release any and all Pre-Closing Claims (other than as set forth in the proviso included above) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete releases notwithstanding the discovery or existence of any such additional or different facts.

6.14 Transfer Restrictions; No Conflicting Agreements. Other than pursuant to the terms of this Agreement, including, but not limited to, Section 5.2(c), and the Transaction Documents, until the termination of this Agreement in accordance with Article 11, each Seller agrees not to (a) sell, transfer, pledge, encumber, assign or otherwise transfer or dispose of (including, without limitation, by merger, consolidation or otherwise by operation of law, by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of such Seller) (collectively, “Transfer”) any of such Seller’s Subject Shares, or enter into any contract with respect to the Transfer of any of such Seller’s Subject Shares, (b) enter into any voting agreement, voting trust or similar arrangement or understanding with respect to any of such Seller’s Subject Shares, grant any proxy, consent or power of attorney with respect to any of such Seller’s Subject Shares or (c) take or cause the taking of any action that would make the representations and warranties of such Seller contained in this Agreement untrue or incorrect, violate or conflict with such Seller’s covenants and obligations under this Agreement or otherwise have the effect of restricting, limiting, interfering with, preventing or disabling such Seller from performing any of its obligations under this Agreement.

6.15 Termination of Certain Agreements and Plans. Effective upon or prior to the Closing, the Company shall cause the termination of all Employee Plans, contracts and agreements listed on Schedule 6.15. Upon request by Buyer, the Company shall cause any agreement or contract not listed on Schedule 3.23 to be terminated without any further liability or obligation of the Company thereunder, and, in connection therewith, shall cause any and all claims against the Company or against any stockholder of the Company with respect to such contract or agreement to be released. Any termination, release or other agreements used to effect the foregoing shall be in a form mutually acceptable to Buyer and the Company.

6.16 Irrevocable Proxy. Each Seller hereby revokes any and all other proxies, consents or powers of attorney in respect of any Subject Shares held at any time by such Seller and agrees that, during the period commencing on the date hereof and ending on the date this Agreement terminates in accordance with Article 11 such Seller hereby irrevocably appoints Buyer or any individual designated by Buyer as such Seller’s agent, attorney-in-fact and proxy (with full power of substitution and resubstitution), for and in the name, place and stead of such Seller, to vote (or cause to be voted) the Subject Shares held of record by the Seller at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company as follows: (i) in favor of adoption and approval of the Transaction; (ii) in favor of adoption of the this Agreement and the transactions contemplated thereby; (iii) against approval of any proposal made in opposition to or competition with consummation of the Transaction and this Agreement; (iv) against any proposal, action or transaction that is intended to, or is reasonably likely to, impede, frustrate, prevent or materially delay the consummation of the Transaction or the other transactions contemplated by this Agreement; and (v) against any amendment of the Organizational Documents that is not requested or expressly approved by Buyer. For clarity, neither Buyer nor any individual designated by Buyer shall have any proxy to vote (or cause to be voted) the Subject Shares held of record by the Seller with respect to the matters set forth in Section 6.5(i) related to the Deferred Compensation Plan or any other matter not described in the foregoing clauses (i)-(v). The power of attorney granted by such Seller hereunder is a durable power of attorney coupled with an interest and shall survive the death, incapacity, illness, bankruptcy, dissolution or other inability to act of such Seller. With respect to Subject Shares as to which such Seller is the beneficial owner but not the holder of record, such Seller shall cause any holder of record of such Subject Shares to grant to Buyer or any individual designated by Buyer a proxy to the same effect as that described in this Section 6.16. The exercise of the foregoing proxy shall not relieve such Seller from any liability hereunder for failing to comply with the terms of this Agreement. Such Seller hereby affirms that the proxy set forth in this Section 6.16 is irrevocable, is coupled with an interest sufficient in Law to support an irrevocable proxy, and is granted in consideration of Buyer entering into the Transaction Document; provided, that, for the avoidance of doubt, the proxy set forth in this Section 6.16 shall terminate automatically upon termination of this Agreement. The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of such Seller’s Subject Shares and a vote by such Seller of such Seller’s Subject Shares.

6.17 Waiver. Each Seller agrees that it, he or she will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any Action, in law or in equity, in any court or before any Governmental Entity, which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the execution and delivery of this Agreement or the consummation of the Transaction, or (b) alleges that the execution and delivery of this Agreement by such Seller, either alone or together with the other voting or stockholder agreements and proxies to be delivered in connection with this Agreement or the execution of this Agreement, breaches any fiduciary duty, whether of the Board of Directors of the Company or any current or former member thereof, of any officer of the Company or any holder of Shares or other Company securities.

6.18 Environmental Assessments; Phase I and Phase II Investigations. Buyer, at its sole cost and expense, shall have the right to (a) within sixty (60) days from the date of this Agreement, engage an environmental consulting firm to conduct a Phase I Environmental Site Assessment and Compliance Review, as such terms are commonly understood (the “Phase I Environmental Assessment”), and (b) order a Phase II Environmental review or any other test, investigation or review recommended in the Phase I Environmental Assessment; provided, that such environmental assessment, test, investigation or review shall be conducted only (i) during regular business hours, (ii) with no less than two (2) Business Days prior written notice to the Company, (iii) in a manner which will not unduly interfere with the operation of the Stations or the use of access to or egress from the Real Property and (iv) with respect to Leased Real Property, shall only be done if the owner of such property consents. The Company shall use commercially reasonable efforts to undertake to obtain such consents as promptly as practicable if requested by

Buyer. Completion of any environmental assessments (or the results thereof) is not a condition to the Closing. To the extent any remediation is required under this Section 6.18, the Company shall remediate any environmental condition that is identified in any such assessment in respect of Owned Real Property at its sole cost and expense up to an amount not in excess of $10,000,000 in the aggregate for all Owned Real Property and only if such condition requires current remediation under applicable Environmental Law; provided, that, if such environmental conditions are not remediated prior to the Closing, then the cost and expense of such remediation (the “Environmental Remediation Cost”) shall be deducted from the Base Consideration in accordance with Section 1.2. Any such remediation shall only be required to meet the most cost-effective standard and executed in a reasonable manner, in each case to become compliant with any applicable Environmental Laws. In the event that the aggregate remediation cost is expected to exceed $10,000,000, Buyer shall have the right to terminate this Agreement unless the Company elects to remediate beyond the $10,000,000 cost. Notwithstanding anything to the contrary contained in this Section 6.18 or in this Agreement, the Parties agree the provisions of this Section 6.18 shall not apply to any Newspaper Assets or require any remediation with respect to the Newspaper Assets.

ARTICLE 7

SELLERS’ CLOSING CONDITIONS

The obligation of Sellers to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Sellers, other than the Governmental Consents, which cannot be waived):

7.1 Representations and Covenants.

(a) (i) All representations and warranties of Buyer contained in this Agreement (other than the Fundamental Buyer Representations) shall be true and correct at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which need be true and correct as of such specified date only), except to the extent that the failure of the representations and warranties of Buyer contained in this Agreement to be so true and correct at and as of the Closing (or in respect of any representation or warranty that is expressly made as of a specified date, as of such date only) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer or Buyer’s ability to consummate the Transaction; and (ii) the Fundamental Buyer Representations shall be true and correct in all material respects at and as of the date hereof and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which need be true and correct as of such specified date only); provided, that for purposes of this Section 7.1, all materiality or similar qualifiers within such representations and warranties shall be disregarded.

(b) The covenants and agreements that by their terms are to be complied with and performed by Buyer at or prior to the Closing shall have been complied with or performed by Buyer in all material respects.

(c) The Stockholder Representative shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer to the effect that the conditions set forth in Sections 7.1(a) and 7.1(b) have been satisfied.

7.2 Proceedings. No Seller, nor the Company, nor Buyer shall be subject to any court or Governmental Order or injunction, which remains in effect, prohibiting or making illegal the consummation of the Transaction.

7.3 FCC Authorization. The FCC Consent shall have been granted and shall be in full force and effect.

7.4 Hart-Scott-Rodino. The HSR Clearance shall have been obtained.

7.5 Closing Deliverables. The Stockholder Representative shall have received all of the deliverables set forth in Section 9.2.

ARTICLE 8

BUYER’S CLOSING CONDITIONS

The obligation of Buyer to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Buyer, other than the Governmental Consents, which cannot be waived):

8.1 Representations and Covenants.

(a) Each of (i) the representations and warranties of Sellers and the Company contained in this Agreement (other than the Fundamental Seller Representations) shall be true and correct at and as of the date hereof and as of Closing (other than any representation or warranty that is expressly made as of a specified date, which need be true and correct as of such specified date only), except to the extent that the failure of the representations and warranties of Sellers and the Company contained in this Agreement to be so true and correct at and as of the Closing (or in respect of any representation or warranty that is expressly made as of a specified date, as of such date only) has not had a Material Adverse Effect and (ii) the Fundamental Seller Representations shall be true and correct in all material respects at and as of the date hereof and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which need be true and correct as of such specified date only); provided, that for purposes of this Section 8.1, all Material Adverse Effect, materiality or similar qualifiers within such representations and warranties (other than in Section 3.17 and Section 3.18) shall be disregarded.

(b) The covenants and agreements that by their terms are to be complied with and performed by Sellers and the Company at or prior to Closing shall have been complied with or performed by Sellers and the Company in all material respects.

(c) Buyer shall have received a certificate dated as of the Closing Date from the Company executed by an authorized officer of the Company to the effect that the conditions set forth in Sections 8.1(a) and 8.1(b) have been satisfied.

8.2 Proceedings. Neither any Seller, nor the Company, nor Buyer shall be subject to any court or Governmental Order or injunction, which remains in effect, prohibiting or making illegal the consummation of the Transaction.

8.3 FCC Authorization. The FCC Consent shall have been granted and shall be in full force and effect.

8.4 Hart-Scott-Rodino. The HSR Clearance shall have been obtained.

8.5 Consents. The Company shall have received, and shall have delivered to Buyer, the consent to transfer each of the agreements listed on Schedule 8.5 (the “Required Consents”).

8.6 Closing Deliverables. Buyer shall have received all of the deliverables set forth in Section 9.1.

8.7 Deferred Payroll Taxes. The Company shall have paid all Deferred Payroll Taxes to the applicable Governmental Entities in accordance with Applicable Law and shall have delivered to Buyer evidence reasonably satisfactory to Buyer of such payment.

ARTICLE 9

CLOSING DELIVERIES

9.1 Seller Documents. At Closing, Sellers shall deliver or cause to be delivered to Buyer:

(a) certified copies of all resolutions necessary to authorize the execution, delivery and performance of this Agreement by Sellers and the Company, including the consummation of the Transaction;

(b) the certificate described in Section 8.1(c);

(c) original share certificates representing the Equity Interests (or in the case of lost share certificates, affidavits of loss, including customary indemnification provisions), duly endorsed in blank for transfer, or accompanied by irrevocable stock powers duly executed in blank;

(d) [intentionally omitted];

(e) resignations of each officer and director of the Company from their positions as officer or director, as applicable, effective as of the Closing;

(f) joint written instructions signed by the Stockholder Representative directing the Escrow Agent to make the payments described in, and in accordance with, Section 1.5;

(g) copies of the Organizational Documents of the Company, including copies of Articles of Organization or Articles of Incorporation certified by the Secretary of State of the jurisdiction of organization;

(h) payoff letters from all holders of Indebtedness;

(i) a release agreement from each Person receiving a payment under the Deferred Compensation Plan;

(j) an IRS Form W-9 properly completed and duly executed by the Stockholder Representative and the Sellers; provided that in the event each Seller cannot provide an IRS Form W-9, the Company will provide, to the extent it is legally able to do so, a statement meeting the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) stating that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and the stock in the Company does not constitute a “United States real property interest” under Section 897(c) of the Code, and a copy of the notice of such certification to be sent to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Buyer to deliver such notice to the IRS on behalf of the Company following the Closing, in each case, in a form reasonably acceptable to Buyer and the Company acting in good faith; provided further that the Buyers sole recourse with respect to a breach of this Section 9.1(j) shall be to withhold Taxes in accordance with Section 1.6;

(k) a certificate of good standing from each jurisdiction in which the Company is incorporated or formed, as applicable, and is qualified to do business, each of which to be dated within a reasonable period prior to Closing with respect to the Company;

(l) evidence that the holders of all of the shares of Common Stock issued and outstanding who have not have executed a counterpart signature page to this Agreement as a “Seller” on the date hereof have executed a Joinder Agreement in accordance with Section 5.7 (the “Completed Joinders”); and

(m) such other documents and instruments as Buyer has determined to be reasonably necessary to consummate the Transaction.

9.2 Buyer Documents. At Closing, Buyer shall deliver or cause to be delivered to Sellers (unless otherwise specified herein):

(a) the Estimated Purchase Price and other amounts required to be paid in accordance with Section 1.2 hereof;

(b) certified copies of all corporate or other resolutions necessary to authorize the execution, delivery and performance of this Agreement and all other Transaction Documents by Buyer, including the consummation of the Transaction;

(c) joint written instructions signed by Buyer directing the Escrow Agent to make the payments described in, and in accordance with, Section 1.5; and

(d) the certificate described in Section 7.1(c).

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification by Sellers. Subject to the other terms and conditions of this ARTICLE 10 and the terms and conditions set forth in ARTICLE 13, Sellers, severally and not jointly (pro rata in accordance with the portion of the Purchase Price received by each Seller), shall indemnify, defend, reimburse and hold harmless Buyer, its Affiliates, successors and assigns and the respective officers, directors, employees, attorneys, agents and stockholders of the foregoing (the “Buyer Indemnified Parties”) from and against any and all Losses incurred or sustained by, or imposed upon, such Buyer Indemnified Party based upon, arising out of, with respect to, relating to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in ARTICLE 2 hereunder or the Company in ARTICLE 3 or in the case of a Third-Party Claim, any allegation that, if true, would constitute such a breach of or inaccuracy in such representation or warranty, provided that no Seller shall have any obligation hereunder with respect to any inaccuracy in or breach of any of the representations and warranties of any other Seller;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or the Sellers pursuant to this Agreement or the Transaction Documents, provided that no Seller shall have any obligation hereunder with respect to any inaccuracy in or breach or non-fulfillment of any covenant, agreement or obligation to be performed by any other Seller;

(c) any Company Transaction Expenses or Indebtedness outstanding as of the Closing to the extent not paid or satisfied by the Company or Sellers at or prior to the Closing or any inaccuracy in the Payment Schedule;

(d) any Indemnified Taxes;

(e) any claim by any current, former or purported direct or indirect Stockholder, or other equityholder of the Company (in their capacity as such, but excluding Buyer or any of its Affiliates) (i) related to the Transaction or the transactions contemplated hereby or (ii) relating to or arising out of the distribution or allocation of the amounts payable hereunder among the Sellers (including any failure to distribute or allocate such amounts in accordance with and as required by the Organizational Documents of the Company) or any claim by any other Person claiming to have an equity interest in the Company or the allocation of the Purchase Price to the Sellers;

(f) any costs, Liabilities, or other obligations related to the Newspaper Assets or the Holdco Formation (including any Taxes relating to the Newspaper Assets or Holdco Formation);

(g) any cost and expense of the remediation of any environmental condition that is identified in any environmental assessment (or the results thereof) in accordance with Section 6.18 that is not remediated prior to the Closing and is in excess of the Environmental Remediation Cost;

(h) any payment or payments by Buyer or the Company to a Non-Signing Stockholder in respect of any shares of Common Stock in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement to the extent such payment or payments are in excess of the Non-Signing Stockholder Amount; or

(i) with respect to any of the matters set forth on Schedule 10.1(i).

For purposes of this ARTICLE 10, “Sellers” shall refer to all of the Sellers named herein.

10.2 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE 10 and the terms and conditions set forth in ARTICLE 13, Buyer shall indemnify, defend, reimburse and hold harmless Sellers and their respective successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred or sustained by, or imposed upon, any Seller Indemnified Party based upon, arising out of, with respect to, relating to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in ARTICLE 4;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any amounts owed by Buyer pursuant to Section 5.5(e).

10.3 Certain Limitations. The Party making a claim under this Section 10.3 is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Section 10.3 is referred to as the “Indemnifying Party.” The indemnification provided for in Section 10.1 and Section 10.2 shall be subject to the following limitations:

(a) Sellers shall not be liable to the Buyer Indemnified Parties for indemnification under Section 10.1(a) with respect to breaches of representations and warranties (other than Fundamental Seller Representations) until the aggregate amount of all Losses that would be payable pursuant to such claim exceeds Four Million Six Hundred Twenty-Five Thousand Dollars ($4,625,000) (the “Deductible”), in which event Sellers shall be required to pay or be liable for Losses in excess thereof.

(b) After the Closing, the Buyer Indemnified Parties’ sole and exclusive remedy for, and sole and exclusive source of funds for payment of, any Losses (whether such Losses result from a claim framed in tort, contract or otherwise) arising out of or in connection with this Agreement, any of the Transaction Documents, or the transactions contemplated hereby and thereby shall be (i) a claim for indemnification against the Post-Closing Escrow Amount for which the Buyer Indemnified Parties are entitled to indemnification from Sellers, the Company, or the Stockholder Representative pursuant to this ARTICLE 10, which shall constitute a cap on the maximum total liability of Sellers, the Company, or the Stockholder Representative with respect to the transactions contemplated by this Agreement (except with respect to the matters specified in item (ii) of this sentence), and (ii) a claim for indemnification pursuant to this ARTICLE 10, which shall not exceed the Purchase Price with respect to the matters set forth in Section 10.1(f). In connection with the release of any portion of the Post-Closing Escrow Amount pursuant to this Agreement, the Stockholder Representative and Buyer shall promptly execute and deliver to the Escrow Agent in accordance with the Escrow Agreement written instructions instructing the Escrow Agent to make the payments set forth in this Section 10.3(b) and Section 1.5 above. Notwithstanding any other provision of this Agreement to the contrary, the Sellers will have no obligation to indemnify any Buyer Indemnified Party from and against any Losses (i) for Taxes of any Person for any taxable period (or portion thereof) beginning after the Closing Date

(or any other Losses directly related to any such Taxes), except to the extent such Taxes constitute Indemnified Divestiture Taxes, result from a breach of Sections 3.7(f), 3.7(g), 3.7(l) or 3.7(m) or are Taxes with respect to advance payments, deferred revenue or other prepaid amounts as set forth in clause (a) of Indemnified Taxes or are penalties or interest with respect to Taxes for a Tax period of portion thereof ending on or before the Closing Date, (ii) included in the Divestiture Tax Adjustment or Net Working Capital (each as finally determined), or (iii) that are attributable to (A) any transaction outside the ordinary course of business entered into by Buyer or the Company on the Closing Date after the Closing, (B) any financing or refinancing arrangements entered into at any time by or at the direction of the Buyer or any liability for Taxes resulting from an election under Section 338 or Section 336 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to the Transaction or (C) the unavailability in any Taxable period (or portion hereof) beginning after the Closing Date of any net operating losses, capital losses, Tax carryforwards, or Tax credits.

(c) Payments by an Indemnifying Party pursuant to Section 10.1 or Section 10.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds (if applicable) and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim (netted against costs or expenses incurred by the Indemnified Party in connection with such recovery). The Indemnified Party shall use its commercially reasonable efforts to recover under any such insurance policies, for any Losses; provided, however no Indemnified Party shall be required to commence or engage in litigation or initiate any other Action against any insurance carrier.

(d) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to mitigate the breach that gives rise to such Loss.

(e) The amount of any indemnity provided under this ARTICLE 10, other than indemnity with respect to claims which are not subjected to the Deductible, shall be reduced (but not below zero) by the amount of any actual net reduction in cash payments for Taxes (calculated on a with and without basis) recognized by the Indemnified Parties as a result of the Losses giving rise to such indemnity claim to the extent such reduction is recognized prior to or in the same year as such Losses are paid or incurred.

(f) Notwithstanding anything to the contrary in this Agreement, the Sellers shall not have any liability for any otherwise indemnifiable Loss to the extent that the matter giving rise to such Loss had been reserved for in the Closing Statement or the Buyer Indemnified Parties have been otherwise compensated through an adjustment to the Estimated Purchase Price pursuant to Section 1.4.

(g) For the purposes of determining the amount of any Losses suffered by any Buyer Indemnified Parties, the representations, warranties and covenants of Sellers and the Company set forth in this Agreement shall be considered without regard to any materiality or Material Adverse Effect qualification therein.

(h) Notwithstanding anything to the contrary contained in this Agreement, none of the parties hereto shall have any liability under any provision of this Agreement for any punitive or exemplary damages, any consequential, special or indirect damages, and any damages for loss of future profits, revenue or income, damages based on any multiple of revenue or income, loss from diminution in value, or loss of business reputation or opportunity except, in each case, to the extent such damages are actually awarded to a third Person.

10.4 Indemnification Procedures.

(a) If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof (which if the Indemnified Party is a Buyer Indemnified Party, such Buyer Indemnified Party is only required to send such notice to the Stockholder Representative or otherwise comply with this Section 10.4 if such Buyer Indemnified Party is seeking recourse directly against Sellers). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, no later than thirty (30) days after receipt of written notice of the Third-Party Claim, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. Notwithstanding the foregoing, the Indemnifying Party will not be entitled to control, and the Indemnified Party will be entitled to have control over, the defense or settlement of any Third-Party Claim if (i) the Third-Party Claim involves a criminal proceeding, action, indictment, allegation or investigation, (ii) if the Third-Party Claim seeks injunctive or non-monetary equitable relief, (iii) if the applicable claimant in the Third-Party Claim is a Governmental Entity, (iv) the Third-Party Claim seeks money damages, in the case of indemnification of a Buyer Indemnified Party, reasonably likely to be adjudicated in excess of the Post-Closing Escrow Amount, and (v) a conflict of interest arises that, under applicable principles of legal ethics, in the reasonable judgment of counsel to the Indemnified Party, would prohibit a single counsel from representing both the Indemnifying Party and the Indemnified Party in connection with the defense of such Third-Party Claim. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 10.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof; provided, however that the fees and expenses of such counsel shall be borne by the Indemnifying Party, if based on the reasonable opinion of counsel to the Indemnified Party, an actual conflict exists between the Indemnified Party and the Indemnifying Party in connection with such Third-Party Claim. If the Indemnifying Party is not entitled to or elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 10.4(b), pay, compromise, and defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 10.4(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to this Section 10.4, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to Seller’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted responsibility for the Losses set forth in such notice and will have no further right to contest the validity of such notice.

10.5 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

10.6 Exclusive Remedies. Other than causes of action arising from Fraud, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE 10. Notwithstanding the foregoing, this Section 10.6 shall not (i) interfere with or impede the operation of the provisions of Section 1.4 providing for the resolution of certain disputes in accordance with the procedures set forth therein, (ii) interfere with or impede the operation of the provisions of Section 6.9(e) related to Taxes, (iii) limit the rights of the parties to injunctive relief and specific performance in accordance with Section 11.5 or (iv) prevent a party from bringing a common law action for actual fraud with intent to deceive against any Person whose own such fraud has caused such party to incur Losses or limit the Losses recoverable by a party in such common law fraud action.

ARTICLE 11

TERMINATION AND REMEDIES

11.1 Termination. This Agreement may be terminated prior to the Closing as follows:

(a) by mutual written agreement of Buyer and the Stockholder Representative;

(b) by written notice of Buyer to the Stockholder Representative if (i) Buyer is not in material breach of its obligations under this Agreement, (ii) Sellers materially breach their representations or warranties, or default in the performance of their covenants, contained in this Agreement, and (iii) all such Seller breaches and defaults that are not cured within the Cure Period (as defined in Section 11.2), if any, would prevent the conditions to the obligations of Buyer set forth in Section 8.1 from being satisfied;

(c) by written notice of the Stockholder Representative to Buyer if (i) the Company and the Sellers are not in material breach of their obligations under this Agreement, (ii) Buyer breaches its representations or warranties, or defaults in the performance of its covenants, contained in this Agreement, and (iii) all such breaches and defaults by Buyer that are not cured within the Cure Period, if any, would prevent the conditions to the obligations of Sellers set forth in Section 7.1 from being satisfied;

(d) by written notice of Buyer to the Stockholder Representative, or by the Stockholder Representative to Buyer, if the Closing has not occurred by the date that is one (1) year from date of this Agreement (the “Initial Outside Date”); provided, that if on the Initial Outside Date the FCC Consent or the HSR Clearance have not been obtained but all other conditions set forth in ARTICLE 7 and ARTICLE 8 shall have been satisfied or waived or shall then be capable of being satisfied, then the Initial Outside Date may be extended an additional ninety (90) days by mutual agreement of the Parties; and provided, further, that if the Marketing

Period has not ended by the last Business Day immediately prior to the Outside Date, then the Outside Date shall be automatically extended without any action by the parties to the fifth (5th) Business Day following the final day of the Marketing Period. As used in this Agreement, the term “Outside Date” means the Initial Outside Date, unless extended pursuant to the foregoing sentence, in which case, the term “Outside Date” means such date to which the Initial Outside Date has been so extended. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 11.1(d) shall not be available to any Party if the failure of the Closing to occur by such date shall be due to the failure of the such Party to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(e) by Stockholder Representative or Buyer, by written notice to the other if a Governmental Entity of competent jurisdiction has issued an Governmental Order or any other action permanently enjoining or otherwise prohibiting the consummation of the Transaction, and such Governmental Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to any Party whose breach or failure to comply with any provision of this Agreement has been the cause of, or resulted in, such Governmental Order or other action;

(f) by written notice of Buyer to the Stockholder Representative, pursuant to Section 6.18, provided the Company has not elected to continue remediation as set forth in Section 6.18;

(g) by written notice of Buyer to the Stockholder Representative if (i) the 90% Joinder Threshold is not delivered to Buyer and effective by the Joinder Deadline in accordance with Section 5.7 and (ii) a Merger Agreement is not entered into by March 15, 2021; provided, that, if a Merger Agreement is entered into by March 15, 2021, Buyer and the Stockholder Representative shall mutually agree to terminate this Agreement in accordance with Section 11.1(a) concurrently with the execution of such Merger Agreement; or

(h) by written notice of Buyer to the Stockholder Representative if all of the conditions set forth in ARTICLE 7 and ARTICLE 8 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing (but subject to the satisfaction or waiver of such conditions at the Closing)), in the event the Completed Joinders have not been timely delivered in accordance with Sections 5.7 and 9.1(l).

11.2 Cure Period. Buyer, on the one hand, or Stockholder Representative, on the other hand, as the case may be, shall give the other prompt written notice upon learning of any breach or default by the other Party under this Agreement, and such notice shall include a description of the breach. The term “Cure Period” as used herein means a period commencing on the date Buyer or Stockholder Representative receive from the other written notice of breach or default hereunder and continuing until the earlier of (a) thirty (30) calendar days thereafter, or (b) five (5) Business Days after the date otherwise scheduled for Closing; provided, however, that if the breach or default is non-monetary and cannot reasonably be cured within such period but can be cured before the date five (5) Business Days after the scheduled Closing Date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the date that is five (5) Business Days after the date otherwise scheduled for Closing.

11.3 Termination and Survival. In the event of the termination of this Agreement in accordance with Section 11.1, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 11.1(a)) and all further obligations of the Parties under this Agreement (other than the provisions of this Section 11.3 and Section 6.1 (Confidentiality), Section 6.2 (Announcements), Section 6.12 (Repack Matters), Section 11.4 (Liquidated Damages), Section 11.5 (Remedies; Specific Performance), Section 12.1 (Authorization of Stockholder Representative), Section 14.1 (Expenses), Section 14.4 (Notices), Section 14.5 (Amendments), Section 14.6 (Entire Agreement), Section 14.8 (Third-Party Beneficiaries), Section 14.9 (Governing Law; Consent to Jurisdiction; Waiver of Jury Trial), Section 14.10 (Neutral Construction), Section 14.11 (Counterparts; Delivery), Section 14.12 (Interpretation) and Section 14.13 (No Recourse) which shall remain in full force and effect and survive any termination of this Agreement) shall be terminated without further liability of any Party; provided that nothing herein shall relieve any Party from liability for any breach of this Agreement existing prior to such termination.

11.4 Liquidated Damages; Termination Fees.

(a) If this Agreement is terminated by the Stockholder Representative pursuant to Section 11.1(c), then Sellers shall be entitled to receive the Escrow Deposit and all interest and earnings thereon as liquidated damages and Sellers’ sole remedy for the breaches or defaults giving rise to such termination. In the event of such termination, the Parties shall jointly instruct the Escrow Agent to release the Escrow Deposit to the Paying Agent for distribution to the Sellers within two (2) Business Days. This provision is intended to secure, rather than provide an alternative to, performance of the contractual acts set out in this Agreement. If Buyer contests Sellers’ right to such liquidated damages, then the prevailing party in any legal proceeding to enforce Sellers’ rights to such liquidated damages shall be entitled to payment by the other party of reasonable attorney’s fees and expenses incurred by the prevailing party in such proceeding. The Parties acknowledge and agree (i) this Section 11.4(a) is an integral part of this Agreement, (ii) the amount of liquidated damages provided for in this Section 11.4(a) is not a penalty, but is a reasonable estimate of actual damages that will compensate Sellers for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) that, without this Section 11.4(a) providing for liquidated damages, Sellers would not enter into this Agreement.

(b) If this Agreement is terminated by a Party pursuant to Sections 11.1(a), 11.1(d), or 11.1(e) due to non-delivery of the Governmental Consents as set forth in Section 5.1 and the Company and the Sellers are not in material breach of their obligations under this Agreement, within two (2) Business Days, the Buyer and the Stockholder Representative shall jointly instruct the Escrow Agent to release to the Paying Agent for distribution to the Sellers Twenty-Five Million Dollars ($25,000,000) from the Escrow Deposit as a termination fee and Sellers’ sole remedy for non-delivery of the Governmental Consents. The remainder of the Escrow Deposit and all interest and earnings thereon shall be disbursed to Buyer. If Buyer contests Sellers’ right to such termination fee, then the prevailing party in any legal proceeding to enforce Sellers’ rights to such termination fee shall be entitled to payment by the other party of reasonable attorney’s fees and expenses incurred by the prevailing party in such proceeding. The Parties acknowledge and agree (i) this Section 11.4(b) is an integral part of this Agreement, (ii) the amount of the termination fee provided for in this Section 11.4(b) is not a penalty, but is a reasonable estimate of actual damages that will compensate Sellers for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transaction, which amount would otherwise be impossible to calculate with precision, and (iii) that, without this Section 11.4(b) providing for the termination fee, Sellers would not enter into this Agreement. Payment of the termination fee is not an alternative to performance of the contractual acts set out in this Agreement.

(c) If this Agreement is terminated by Buyer pursuant to Sections 11.1(g) or 11.1(h), then Buyer shall be entitled to immediately receive $2,000,000 (the “Immediate Termination Fee”) from the Company as initial liquidated damages. In the event of such termination, the Company shall wire the Initial Termination Fee via immediately available funds to such account or accounts as shall be designated in writing by the Buyer and within two (2) Business Days the Buyer and the Stockholder Representative shall jointly instruct the Escrow Agent to release the Escrow Deposit and all interest and earnings thereon shall be disbursed to Buyer. If this Agreement is terminated by Buyer pursuant to Sections 11.1(g) or 11.1(h) and the Company subsequently enters into an Alternative Company Acquisition Agreement at any time from the date of such termination until the first anniversary of the date of such termination and such Alternative Company Acquisition Agreement is subsequently consummated, then the Company shall pay Buyer an additional Twenty-Three Million Dollars ($23,000,000) (the “Subsequent Deal Termination Fee” and together with the Immediate Termination Fee, the “Termination Fee”) as liquidated damages. In the event such Alternative Company Acquisition Agreement is entered into, the Company shall wire the Subsequent Termination Fee via immediately available funds to such account or accounts as shall be designated in writing by the Buyer and within two (2) Business Days. This provision is intended to secure, rather than provide an alternative to, performance of the contractual acts set out in this Agreement. If the Company or Stockholder Representative contests Buyer’s right to such liquidated damages, then the prevailing party in any legal proceeding to enforce Buyer’s rights to such liquidated damages shall be entitled to payment by the other party of reasonable attorney’s fees and expenses incurred by the prevailing party in such proceeding. The Parties acknowledge and agree (i) this Section 11.4(c) is an integral part of this Agreement, (ii) the amount of liquidated damages provided for in this Section 11.4(c) is not a penalty, but is a reasonable estimate of actual damages that will compensate Buyer for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) that, without this Section 11.4(c) providing for liquidated damages, Buyer would not enter into this Agreement.

(d) If this Agreement is terminated by a Party pursuant to any Section of 11.1 other than by the Stockholder Representative pursuant to Section 11.1(c) or by the Stockholder’s Representative pursuant to Sections 11.1(a), 11.1(d), or 11.1(e) due to non-delivery of the Governmental Consents as set forth in Section 5.1, within two (2) Business Days, the Buyer and the Stockholder Representative shall jointly instruct the Escrow Agent to release the Escrow Deposit and all interest and earnings thereon shall be disbursed to Buyer.

11.5 Remedies; Specific Performance. The rights and remedies of the Parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The Parties agree that irreparable damage would occur and that the Buyer would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Buyer shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the obligations to consummate the transactions contemplated hereby (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The rights in this Section 11.5 are an integral part of the Transaction and each Party hereby waives any objections to any remedy referred to in this Section 11.5.

ARTICLE 12

STOCKHOLDER REPRESENTATIVE

12.1 Authorization of Stockholder Representative.

(a) From and after the Closing, by virtue of the Company’s entry into this Agreement and without further action of the Stockholders, Ralph M. Oakley is hereby irrevocably appointed, authorized and empowered to act as a representative of the Stockholders, and the exclusive agent and attorney-in-fact to act on behalf of the Stockholders, in connection with the transactions contemplated hereby, which shall include the power and authority:

(i) to execute and deliver the Transaction Documents, and to agree to such amendments or modifications thereto as the Stockholder Representative, in his sole discretion, determines to be necessary or desirable;

(ii) to execute and deliver such amendments, waivers and consents in connection with this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby as the Stockholder Representative, in his sole discretion, determines to be necessary or desirable;

(iii) to enforce and protect the rights and interests of the Stockholders and the Stockholder Representative under this Agreement, the Transaction Documents or any other agreement, document, instrument or certificate referred to herein or therein or the transactions contemplated hereby or thereby, including (A) asserting or pursuing any claim or instituting any action, proceeding or investigation against Buyer, (B) investigating, defending, contesting or litigating any claim or Action initiated by Buyer, and (C) negotiating, settling or compromising any claim or Action by or against Buyer, including, in each case, any claim or Action relating to the Purchase Price adjustment under Section 1.4 or any actual or potential indemnity claim under ARTICLE 10 provided that, for the avoidance of doubt, the Stockholder Representative shall not have any obligation to take any such action, and shall not have any liability for any failure to take any such action; and

(iv) to make, execute, acknowledge and deliver all such other agreements, documents, instruments or certificates, and, in general, to do any and all things and to take any and all other actions that the Stockholder Representative, in his sole and absolute discretion, determines to be necessary or desirable in connection with or to carry out the transactions contemplated by this Agreement, the Transaction Documents and any other agreement, document, instrument or certificate referred to herein or therein or the transactions contemplated hereby or thereby.

(b) In connection with this Agreement, the Transaction Documents and any other agreement, document, instrument or certificate referred to herein or therein or the transactions contemplated hereby or thereby, and in exercising or not exercising any or all of the powers conferred upon the Stockholder Representative hereunder, (i) the Stockholder Representative shall incur no responsibility or liability whatsoever to any Stockholder by reason of any error in judgment or other action or omission, other than liability directly resulting from the willful misconduct by the Stockholder Representative, and (ii) the Stockholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other action or omission of the Stockholder Representative pursuant to such advice shall not subject the Stockholder Representative to liability to any Stockholder, other than where such reliance constitutes the willful misconduct of the Stockholder Representative.

(c) From and after the Closing, the Stockholder Representative shall have the right to recover from, at his sole discretion, an amount equal to One Million Dollars ($1,000,000) (the “Stockholder Expense Amount”) prior to the distribution of any such amounts to the Stockholders, (i) the Stockholder Representative’s reasonable and documented out of pocket costs and (ii) any other damages actually suffered by the Stockholder Representative, in each case arising out of or in connection with the actions or omissions of the Stockholder Representative in its capacity as the Stockholder Representative (collectively, “Stockholder Representative Losses”). If the amount paid to the Stockholder Representative is insufficient to satisfy the Stockholder Representative Losses, as suffered or incurred, then each Seller shall fully indemnify, defend and hold harmless, severally and not jointly, in accordance with the portion of the Purchase Price received by such Stockholder as compared with the other Stockholders as of such time, the Stockholder Representative against all Stockholder Representative Losses; provided that if any such Stockholder Representative Losses are finally adjudicated to have directly resulted from the willful misconduct of the Stockholder Representative, the Stockholder Representative shall reimburse the Stockholders the amount of such indemnified Stockholder Representative Losses to the extent attributable to such willful misconduct. Any claims by the Stockholders against the Stockholder Representative must be made within ninety (90) days after distribution of the Post-Closing Escrow Amount. In no event shall the Stockholder Representative be required to advance its own funds on behalf of any Stockholder or otherwise, except to the extent that the Stockholder Representative is required to do so hereunder in its capacity as a Stockholder. In the event of any indemnification obligation under this Section 12.1(c), upon written notice from the Stockholder Representative to the Stockholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Seller shall promptly deliver to the Stockholder Representative full payment of its ratable share of the amount of such deficiency, in accordance with the portion of the Purchase Price received by such Stockholder as compared with the other Stockholders as of such time.

(d) The Stockholder Representative may resign at any time, so long as a replacement or successor is appointed effective as of the time of such resignation. In event the Stockholder Representative resigns, the Stockholders may appoint a successor by majority vote taken in accordance with the Organizational Documents of the Company. All of the indemnities, immunities and powers granted to the Stockholder Representative under this Agreement shall survive the Closing and the resignation, death, incapacity or replacement of the Stockholder Representative.

(e) After the Closing, Buyer and the Company shall have the right to rely upon all actions taken or omitted to be taken by the Stockholder Representative pursuant to this Agreement and the Transaction Documents, all of which actions or omissions shall be final and binding upon the Stockholders, and Buyer shall not have any liability for any Stockholder Representative Losses or any actions taken or omitted to be taken in accordance with or in reliance upon actions of the Stockholder Representative.

(f) The grant of authority provided for herein is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Stockholder.

(g) As soon as practicable following the (i) completion of the Stockholder Representative’s responsibilities or (ii) following the receipt of instructions to release any portion of such amounts from the Sellers, the Stockholder Representative will deliver any remaining balance of the Stockholder Expense Amount to the Paying Agent for further distribution to the Sellers in accordance with their respective Pro Rata Shares thereof.

(h) Notwithstanding anything to the contrary contained in this Agreement, Ralph M. Oakley may form a corporate or limited liability company entity, of which he shall be the sole member, manager, director, and/or shareholder (as applicable), to perform the Stockholder Representative functions contemplated by this Agreement, the Transaction Documents, and any related documents. Such entity would sign a joinder to this Agreement and become the Stockholder Representative under this Agreement. Buyer shall have a reasonable opportunity to review any Organizational Documents of the Stockholder Representative entity prior to execution and filing, as applicable. The Parties agree to enter into or make any commercially reasonable amendments to this Agreement or, at Sellers’ expense, to any applications for Governmental Consents that the Parties in good faith agree are required to carry out the intent of this Section 12.1(h).

ARTICLE 13

SURVIVAL

Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (except for the Fundamental Seller Representations and Fundamental Buyer Representations) shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date and the Fundamental Seller Representations and Fundamental Buyer Representations shall survive the Closing and shall remain in full force and effect until sixty (60) days past the expiration of any statute of limitations applicable to such claims. All covenants and agreements of the parties contained herein shall survive the Closing in accordance with the terms of such covenant or agreement until the earlier of performance in full or the date that is twenty-four (24) months from the Closing Date. Any claim or cause of action arising under or relating to this Agreement, or to Buyer’s purchase of the Equity Interests hereunder, whether arising under ARTICLE 10 (except with respect to any inaccuracy in or breach of any of the Fundamental Seller Representations and Fundamental Buyer Representations or in the case of a Third-Party Claim, any allegation that, if true, would constitute such a breach of or inaccuracy in such Fundamental Seller Representations and Fundamental Buyer Representations or for Fraud, which claim or cause or action must be commenced within sixty (60) days past the expiration of any statute of limitations applicable to such claims), Section 11.3, Section 11.4, Section 11.5, or otherwise, shall be commenced within twenty-four (24) months from the Closing Date.

ARTICLE 14

MISCELLANEOUS

14.1 Expenses. Except as may be otherwise specified in this Agreement, each Party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. Each Party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any party acting on its behalf in connection with this Agreement or the Transaction. In the event of any litigation regarding or arising from this Agreement prior to the Closing, the prevailing Party as determined by a court of competent jurisdiction in a final non-appealable judgment shall be entitled to recover its reasonable costs and expenses (including attorneys’ fees and expenses) incurred therein or in the enforcement or collection of any judgment or award rendered therein.

14.2 Further Assurances. After the Closing, each Party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the Transaction.

14.3 Assignment. No Party may assign this Agreement without the prior written consent of the other Parties hereto. Notwithstanding the foregoing, Buyer may assign any or all of its rights under this Agreement to any of its Affiliates or to its or its subsidiaries’ lenders as collateral security without the consent of any of the other Parties hereto, and no assignment shall relieve any Party of any obligation or liability under this Agreement.

14.4 Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery, confirmed delivery by a nationally recognized overnight courier service or upon non-automated confirmation of receipt by electronic mail, and shall be addressed as follows (or to such other address as any Party may request by written notice):

if to the	before the Closing:
Sellers or Stockholder Representative:	Ralph M. Oakley
c/o Quincy Media, Inc. 130 South 5th Street
Quincy, IL 62306

after the Closing:
Ralph M. Oakley
P.O. Box 909

Quincy, IL 62306 with a copy (which shall not	Scholz Loos Palmer Siebers & Duesterhaus LLP
constitute notice to Sellers) to:	625 Vermont Street
Quincy, IL 62301
Attn: Steve Siebers
Email: ssiebers@slpsd.com

Brooks Pierce McLendon Humphrey & Leonard, LLP 150 Fayetteville Street, Suite 1700
Raleigh, NC 27601
Attn: Mark J. Prak
Elizabeth Spainhour
Email: mprak@brookspierce.com espainhour@brookspierce.com

if to Buyer:	Gray Television, Inc.
4370 Peachtree Rd NE
Atlanta, GA, 30319
Attn: Legal Department
E-Mail: kevin.latek@gray.tv

with a copy (which shall not constitute notice to Buyer) to:	Cooley LLP
1299 Pennsylvania Avenue, NW, Suite 700
Washington, DC 20004
Attn: John R. Feore
E-Mail: jfeore@cooley.com

14.5 Amendments. No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by Buyer and the Stockholder Representative. To the extent any amendment or waiver to this Section 14.5, Section 11.3, Section 14.3, Section 14.8, Section 14.9 or Section 14.13 is sought which is materially adverse to the rights of the Financing Source, the prior written consent of the Financing Source shall be required before such amendment or waiver is rendered effective.

14.6 Entire Agreement. The Schedules and Exhibits hereto are hereby incorporated into this Agreement. This Agreement, the Schedules and Exhibits, and the Transaction Documents and any other agreement executed on the date hereof in connection herewith, constitutes the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof, except the NDA, which shall remain in full force and effect.

14.7 Severability. If any Governmental Entity holds any provision in this Agreement invalid, illegal or unenforceable as applied to any Party or to any circumstance under any Applicable Law, then, so long as no Party is deprived of the benefits of this Agreement in any material respect, (a) such provision, as applied to such Party or such circumstance, is hereby deemed modified to give effect to the original written intent of the Parties to the greatest extent consistent with being valid and enforceable under Applicable Law; (b) the Parties will use good faith efforts to negotiate a replacement provision to give effect to the original written intent of the Parties to the greatest extent consistent with being valid and enforceable under Applicable Law; (c) the application of such provision to any other Party or to any other circumstance will not be affected or impaired thereby; and (d) the validity, legality and enforceability of the remaining provisions of this Agreement will remain in full force and effect.

14.8 Third-Party Beneficiaries. Except as provided in Section 5.3(c), Sections 10.1, Section 10.2, and Section 14.13, nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any Person other than the Parties hereto and their successors and permitted assigns; provided, however, that the provisions of Section 11.3, Section 14.3, Section 14.5, this Section 14.8, Section 14.9 and Section 14.13 are intended for the benefit of the Financing Sources and their respective legal representatives, successors and assigns.

14.9 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement or the Transaction shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its rules of conflict of laws. Each of the Parties hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Illinois located in Adams County, Illinois; provided, that if (and only after) any such court determines that it lacks subject matter jurisdiction over any such legal Action, such legal Action shall be brought in the federal courts of the United States located in the Central District of Illinois (in such order, the “Chosen Courts”), for any litigation arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement or the Transaction (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the Parties hereby agrees not to commence any such litigation other than before one of the Chosen Courts. Each Party agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment in any court of competent jurisdiction, or in any other manner provided by Law. Each of the parties to this Agreement irrevocably agrees that, except as specifically set forth in the Commitment Letter, all claims or causes of action, whether at law or in equity, whether in contract, in tort or otherwise, against any Financing Source under the Commitment Letter in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles or rules or conflict of laws to the extent such principles or rules would require or permit the applicable of laws of another jurisdiction. Each of the parties to this Agreement hereto agrees that it will not bring or support any action, cause of action, claim, cross claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source under the Commitment Letter in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than any state or federal court sitting in the State of New York.

(b) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY OTHER PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF, INCLUDING BUT NOT LIMITED TO ANY DISPUTE AGAINST ANY FINANCING SOURCE ARISING OUT OF OR RELATING TO THE COMMITMENT LETTER OR PERFORMANCE THEREUNDER.

14.10 Neutral Construction. The Parties agree that this Agreement was negotiated at arms-length and that the final terms hereof are the product of the Parties’ negotiations. This Agreement shall be deemed to have been jointly and equally drafted by Buyer, on one hand, and Sellers, on the other hand, and the provisions hereof should not be construed against a Party on the grounds that the Party drafted or was more responsible for drafting the provision.

14.11 Counterparts; Delivery. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, .pdf or electronic mail intended to preserve the original graphic and pictorial appearance of the signature shall be effective as delivery of a manually executed original counterpart of this Agreement.

14.12 Interpretation. Article titles and section headings herein are for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits hereto shall be construed with and as an integral part of this Agreement to the same extent as if set forth verbatim herein. Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular. When used in this Agreement, unless the context clearly requires otherwise, (a) words such as “herein,” “hereof,” “hereto,” “hereunder,” and “hereafter” shall refer to this Agreement as a whole; (b) the term “including” shall not be limiting; (c) the word “or” shall not be exclusive; (d) the term “ordinary course” or “ordinary course of business” shall refer to the ordinary manner in which the Company operates the Business consistent with reasonable past practices; (e) the terms “Dollars”, “dollars” and “$” each mean lawful money of the United States of America; (f) the term “Affiliate” shall mean, with respect to a specified Person, any Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person; and (g) the term “contract” or “agreement” shall include any unwritten binding contract or agreement. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

14.13 No Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Stockholder Representative, Affiliate, agent, attorney or other representative of any Party hereto or of any Affiliate of any Party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby. Notwithstanding anything herein to the contrary, each of the Sellers and the Company hereby agrees on its own behalf and on behalf of its Affiliates, directors, officers, employees, agents and representatives that none of the Financing Sources shall have any liability or obligation to any Seller, the Company or their respective Affiliates, directors, officers, employees, agents and representatives relating to this Agreement or any transactions contemplated by this Agreement (including the Financing, the Commitment Letter or the Financing Agreement), whether at law or equity, in contract, in tort or otherwise and each such person agrees not to commence (and, if commenced, agrees to dismiss or otherwise terminate) any legal proceeding against any Financing Source in connection with this Agreement, the Transaction (including in respect of the Financing, the Commitment Letter or the Financing Agreement and the performance thereof). Nothing in this Section 14.13 will in any way limit or qualify the obligations and Liabilities of the parties to the Commitment Letter to each other or in connection therewith.

14.14 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 1.4(e).

“Acquired Company Assets” means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated, and including the Employee Plans and all assets related thereto), including the goodwill related thereto, owned or leased by the Company.

“Acquisition Transaction” means any transaction involving:

(a) the sale, license, disposition or acquisition of all or a material portion of the Company’s business or assets;

(b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than Common Stock issued to employees of the Company in routine transactions in accordance with the Company’s past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company’s past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

(c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

“Action” has the meaning set forth in Section 3.16(a).

“Adjudication Period” has the meaning set forth in Section 1.4(e).

“Affiliate” has the meaning set forth in Section 14.12.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Company Acquisition Agreement” means any letter of intent, merger agreement, purchase agreement or other similar agreement providing for an Acquisition Transaction.

“Applicable Law” means all Laws which are applicable to Company, the Business or by which any property, asset or the business or operations of the Business is bound or affected.

“Audited Company Financial Statements” has the meaning set forth in Section 3.17.

“Balance Sheet Date” has the meaning set forth in Section 3.17.

“Base Consideration” has the meaning set forth in Section 1.2.

“Broadcast Incentive Auction” means the FCC reverse broadcast incentive auction conducted pursuant to Section 6403 of the Middle Class Tax Relief and Job Creation Act of 2012 (Pub. L. No. 112-96, § 6403, 126 Stat. 156, 225-230 (2012)), codified at 47 U.S.C. § 1452, which began on May 31, 2016.

“Business” means the business of the Stations taken as a collective group and not on an individual basis.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are authorized or required by law to be closed in Quincy, IL.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.1.

“Buyer Prepared Returns” has the meaning set forth in Section 6.9(b).

“Capital Lease” means a lease of property that is required to be capitalized under GAAP.

“Cash” means the sum of all cash, cash equivalents and liquid investments of the Company. Cash shall also include the Company’s continuing benefit group life split dollar insurance cash surrender value to be paid prior to or at the Closing to employees of the Company who participate in such plan, and the Rabbi trust holding deferred compensation funds in connection with the Deferred Compensation Plan to be paid prior to or at the Closing to participants in such plan.

“C-Band Repack” means the repacking of spectrum authorized in Expanding Flexible Use of the 3.7 to 4.2 GHz band of spectrum, GN Docket No. 18-122.

“Chosen Courts” has the meaning set forth in Section 14.9(a).

“Closing” has the meaning set forth in Section 1.3(a).

“Closing Cash” means the aggregate amount of Cash of the Company as of the Effective Time.

“Closing Date” has the meaning set forth in Section 1.3(a).

“Closing Statement” has the meaning set forth in Section 1.4(b).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.3(a).

“Communications Laws” has the meaning set forth in Section 5.1(a)(iv).

“Company” has the meaning set forth in the Preamble.

“Company Financial Statements” has the meaning set forth in Section 3.17.

“Company Indemnified Parties” has the meaning set forth in Section 5.3(a).

“Company Intellectual Property” means all Intellectual Property owned by or licensed to the Company, excluding Intellectual Property with respect to the Newspaper Assets.

“Company IP Agreement” means any contract or agreement concerning Intellectual Property to which the Company or any of its Affiliates is a party, including without limitation (i) any contract or agreement under which the Company or any of its Affiliates is granted a license to use any Intellectual Property of a third party (other than licenses for generally commercially available, off-the-shelf, non-customized software), (ii) any contract or agreement under which the Company or any of its Affiliates grants a license to a third party to use any Intellectual Property, (iii) any contract or agreement between the Company or any of its Affiliates and a third party relating to the development or use of Intellectual Property or the development and/or transmission of data, and (iv) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of any Company Intellectual Property.

“Company Nonqualified Plans” means the Deferred Compensation Plan and the continuing benefit group life split dollar insurance policy.

“Company Transaction Expenses” means the fees, costs and expenses incurred, in each case, on or prior to the Closing (whether or not invoiced) and unpaid at the Closing with the Company retaining the liability to pay post-Closing, and are payable by or on behalf of the Company, related to or arising out of (a) the due diligence conducted in anticipation of the Transaction; or (b) the negotiation, execution and delivery and consummation of the Transaction, including (i) fees, expenses, disbursements and other similar amounts payable to attorneys, financial advisors or accountants, (ii) fees, expenses, disbursements and other similar amounts payable to the Company’s transaction broker Wells Fargo Securities, LLC, (iii) fees and expense payable to third parties associated with obtaining third party approvals, consents and waivers, (iv) all fees and expense payable to third parties associated with obtaining the release and termination of any Lien required to be released in connection with the repayment of any Indebtedness pursuant hereto, (v) unpaid Deferred Compensation Plan Amounts, and (vi) any and all other retention, transaction bonuses, change of control payments, severance, bonuses in lieu of previously promised but ungranted equity or equity-based awards or similar payments or extraordinary compensation related expenses payable to employees or other service providers of the Company as a direct result of the consummation of the transactions contemplated by this Agreement and any Transaction Payroll Taxes to the extent in excess of $1,250,000 in the aggregate.

“Continuation Period” has the meaning set forth in Section 6.5(c).

“Continuing Employees” has the meaning set forth in Section 6.5(c).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law or Governmental Order by any Governmental Entity in connection with or in response to COVID-19 Pandemic, including the Families First Coronavirus Response Act (the “FFCRA”) and the Coronavirus Aid, Relief, and Economic Security Act, as amended (the “CARES Act”).

“COVID-19 Pandemic” means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.

“Cure Period” has the meaning set forth in Section 11.2.

“Current Assets” means the sum of all current assets of the Company as of the Effective Time, determined in accordance with GAAP. Current Assets shall include all assets for prepaid Taxes of the Company for any Pre-Closing Tax Period (or portion of a Straddle Period) calculated as of the end of the Closing Date (notwithstanding the foregoing) and computed consistent with the provisions of Section 6.9(c). Current Assets shall not include Cash or Closing Cash or any anticipated Tax refunds; provided that all amounts due to the Company related to reimbursements for the TV Repack and/or C-Band Repack shall be excluded from the Current Assets. Notwithstanding the foregoing, accounts receivable shall be calculated net of a bad debt reserve equal to 2% of the total gross amount of the outstanding advertising receivables (i.e., excluding retransmission and trade receivables).

“Current Liabilities” means the sum of all current liabilities of the Company as of the Effective Time, determined in accordance with GAAP. Current Liabilities shall include all liabilities for unpaid Taxes of the Company for any Pre-Closing Tax Period (or portion of a Straddle Period) calculated as of the end of the Closing Date (notwithstanding the foregoing) and computed consistent with the provisions of Section 6.9(c). Current Liabilities shall exclude Indebtedness to be paid at the Closing and any Company dividends payable to Stockholders from time to time prior to the Closing.

Notwithstanding the foregoing: (i) any unpaid, accrued vacation, sick leave or paid time off for any Employee shall be included as a Current Liability and (ii) bonuses and other incentive compensation to Employees in respect of the portion of 2021 (or, if applicable, 2022) ending on the Closing Date shall be included as a Current Liability.

“Deductible” has the meaning set forth in Section 10.3(a).

“Deferred Compensation Plan” means the Quincy Media, Inc. Key Employee Phantom Stock Plan amended and restated effective January 1, 2018.

“Deferred Compensation Plan Amount” means all payments due under the Deferred Compensation Plan.

“Deferred Payroll Taxes” means (i) the employer portion of any payroll Taxes for a Pre-Closing Tax Period (or the portion of a Straddle Period ending on the Closing Date) in respect of which the Company has deferred the payment thereof until after the Closing Date pursuant to Section 2302 of the CARES Act, and (ii) the employee portion of any payroll Taxes for a Pre-Closing Tax Period in respect of which the Company has deferred the payment thereof until after the Closing Date pursuant to the Payroll Tax Executive Order.

“Direct Claim” has the meaning set forth in Section 10.4(c).

“Disclosure Schedule” has the meaning set forth in the preamble to ARTICLE 2.

“Dispute Resolution Period” has the meaning set forth in Section 1.4(d).

“Divestiture Tax Adjustment” means a reasonable good faith estimate, as of the Closing Date, of the amount of Indemnified Divestiture Taxes, determined in accordance with the conventions set forth in Section 6.9(c). In no event shall the sum of the Divestiture Tax Adjustment (as finally determined pursuant to Section 1.4) and the Indemnified Divestiture Taxes exceed $35 million.

“DMA” means with respect to any Station, such Station’s Nielsen Designated Market Area.

“Effect” has the meaning set forth in the definition of Material Adverse Effect.

“Effective Time” means 12:01 a.m. Quincy, IL time on the Closing Date.

“Employees” means the full-time and part-time employees employed by the Subsidiaries and excluding Quincy Employees.

“Employee Plans” means any (a) employee benefit plan, arrangement or policy under Section 3(3) of ERISA or otherwise whether or not subject to ERISA, including any retirement, pension, deferred compensation, profit sharing, savings, health, dental, vision, life insurance, disability, adoption assistance, employee assistance, college savings, educational assistance, AD&D, retiree medical, or cafeteria plan, policy or arrangement, (b) equity or equity-based compensation plan; (c) bonus, incentive, retention, change in control or other compensation plan or arrangement; and (d) severance or termination agreements, policies or arrangements; in each case, whether formal or informal, maintained or contributed to or required to be maintained or contributed to by the Company or any ERISA Affiliate for the benefit of any current or former Employee or their dependents or with respect to which the Company or any ERISA Affiliate has or may have any Liability.

“Enforceability Exceptions” means bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Environmental Law” means all Laws addressing pollution or contamination, regulating the use, storage, handling, recycling or disposal of Hazardous Substances, or protection of the environment, natural resources and human health and safety, including health and safety of employees in the workplace.

“Equity Interests” has the meaning set forth in Section 2.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with Sellers or the Company, would be deemed a “single employer” within the meaning of Section 4001(b)(i) of ERISA or Section 414 of the Code.

“Escrow Agent” means Regions Bank.

“Escrow Agreement” means the Escrow Agreement dated as of the date hereof among Buyer, the Stockholder Representative and the Escrow Agent in the form of Exhibit A attached hereto.

“Escrow Deposit” has the meaning set forth in Section 1.5(a).

“Estimated Purchase Price” has the meaning set forth in Section 1.4(a).

“Exhibits” means the exhibits referenced herein and attached to this Agreement.

“FCC” has the meaning set forth in the Recitals.

“FCC Applications” means those applications and requests for waiver required to be filed with the FCC to obtain the approvals and waivers of the FCC pursuant to the Communications Laws necessary to consummate the transactions contemplated by this Agreement.

“FCC Consent” means the grant by the FCC (or its staff acting pursuant to delegated authority) of the FCC Applications, regardless of whether the action of the FCC in issuing such grant remains subject to reconsideration or other further review by the FCC or a court.

“FCC Licenses” means any FCC license or Permit issued by the FCC under Parts 73 and 74 of Title 47 of the Code of Federal Regulations and granted or assigned to the Company.

“Final Purchase Price” has the meaning set forth in Section 1.4(b).

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing (or any alternative or replacement Financing) in connection with the transactions contemplated hereby, including the parties to the Commitment Letter and any joinder agreements or credit agreements relating thereto, and each of the respective former, current or future directors, officers, Affiliates, employees, partners or advisors of the foregoing.

“Fraud” means, with respect to any Party, common law fraud solely with respect to the making of representations and warranties contained in ARTICLE 2, ARTICLE 3, or ARTICLE 4 of this Agreement, as determined under the jurisprudence of the State of Illinois.

“Fundamental Seller Representations” means Section 2.1 (Authorization and Binding Obligations), Section 2.2 (Ownership of Equity Interests), Section 3.1 (Existence; Good Standing), Section 3.2 (Authorization and Binding Obligation), Section 3.3 (Capitalization; Subsidiaries), and Section 3.25 (No Brokers).

“Fundamental Buyer Representations” means Section 4.1 (Existence; Good Standing), Section 4.2 (Authorization and Binding Obligation), and Section 4.9 (No Brokers).

“GAAP” means, with respect to any date of determination, United States generally accepted accounting principles as in effect on such date of determination, consistently applied.

“Governmental Consents” has the meaning set forth in Section 5.1(b)(i).

“Governmental Entity” means any (a) federal, state, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Governmental Order” has the meaning set forth in Section 3.16(a)(iii).

“Hazardous Substance” means any substance, material or waste listed, defined, regulated under any Environmental Law or classified as a “pollutant” or “contaminant” or words of similar meaning or effect under any Environmental Law, including petroleum, petroleum products, asbestos, mold and polychlorinated biphenyls.

“Holdco” has the meaning set forth in Section 5.2(c).

“Holdco Interests” has the meaning set forth in Section 5.2(c).

“Holdco Formation” has the meaning set forth in Section 5.2(c).

“HSR Act” has the meaning set forth in Section 5.1(b)(i).

“HSR Clearance” has the meaning set forth in Section 5.1(b)(i).

“Indebtedness” means, with regard to any Person and without duplication, any liability or obligation, whether or not contingent, (a) in respect of borrowed money or evidenced by bonds, monies, debentures, loan agreements, or similar instruments or upon which interest payments are normally made; (b) guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any other Person; (c) all obligations under acceptance, standby letters of credit or similar facilities; (d) all Capital Leases; (e) all payment obligations under any interest rate swap agreements or interest rate hedge agreements; (f) all accrued interest and prepayment penalties, premiums, costs or expenses related to the retirement of all obligations referred to in clauses (a) – (e); and (g) all obligations referred to in clauses (a) – (f) of a third-party secured by any Lien on property or assets of such Person; provided, that in no event shall any Indebtedness between or among such Person and its Affiliates be considered “Indebtedness” for purposes of this Agreement if such indebtedness and all obligations related thereto are terminated and all Liens in connection therewith are released prior to the Effective Time. Indebtedness shall not include any liabilities for any Taxes.

“Indebtedness Payoff Amount” means an amount equal to the total payoff amount set forth on the Estimated Closing Statement.

“Indemnified Divestiture Taxes” means one-half (50%) of the income Tax liabilities of Buyer, the Company and their Subsidiaries that are attributable to the Regulatory Divestitures, not to exceed $35 million, to the extent not reflected in the Divestiture Tax Adjustment as finally determined pursuant to Section 1.4. For the avoidance of doubt, in no event shall the sum of the amount of Indemnified Divestiture Taxes and the Divestiture Tax Adjustment (as finally determined pursuant to Section 1.4) exceed $35 million.

“Indemnified Party” has the meaning set forth in Section 10.3.

“Indemnified Taxes” means, without duplication (a) any unpaid Taxes of the Company relating or attributable to any Pre-Closing Tax Period, including such Taxes that are not yet due and payable, calculated treating any Taxes with respect to advance payments, deferred revenue or other prepaid amounts received or arising on or prior to the Closing Date as attributable to such period, regardless of when such amounts actually are recognized for income Tax purposes, and including, for the avoidance of doubt, any Taxes of the Company arising from the sale of the Newspaper Assets, (b) any Taxes of a Person other than the Company for which the Company is liable (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group before the Closing or (ii) as a transferee or successor, by contract (other than Commercial Tax Agreements), or by operation of Law, which Taxes result from an event or transaction occurring before the Closing, (c) Transfer Taxes for which Sellers are responsible pursuant to Section 6.9(a), and (d) any Indemnified Divestiture Taxes to the extent not reflected in the Divestiture Tax Adjustment as finally determined pursuant to Section 1.4.

“Indemnifying Party” has the meaning set forth in Section 10.3.

“Initial Outside Date” had the meaning set forth in Section 11.1(d).

“Initial Termination Fee” has the meaning set forth in Section 11.4(c).

“Intellectual Property” means all Trademarks, patents, inventions, trade secrets, know-how, processes, methods, techniques, internet domain names, social media identifiers, websites, web content, databases, software or applications (including user-applications, source code, executable code, operating systems, development tools, data, firmware and related documentation), copyrights and other works of authorship, programs and programming material, jingles, software (including source code, executable code, systems, tools, databases, firmware and related documentation), all rights of privacy and publicity, all applications, registrations and renewals relating to any of the foregoing, any other intellectual property rights or proprietary rights in or arising from any of the foregoing, and in all tangible embodiments of the foregoing, including all licenses, sublicenses and other rights granted and obtained with respect thereto, and rights thereunder, including rights to collect royalties, products and proceeds, rights to sue and bring other claims and seek remedies against past, present and future infringements or misappropriations thereof or other conflicts therewith, rights to recover damages or lost profits in connection therewith, and other rights to recover damages (including attorneys’ fees and expenses) or lost profits in connection therewith, and otherwise to seek protection or enforcement of interests therein, and all other corresponding rights, under the laws of all jurisdictions, and whether arising by operations of law, contract, license or otherwise.

“Interim Company Financial Statements” has the meaning set forth in Section 3.17.

“IRS” means the United States Internal Revenue Service.

“Joinder Deadline” has the meaning set forth in Section 5.7.

“Knowledge of Buyer” means the actual knowledge, after reasonable inquiry, of James Ryan and Kevin P. Latek.

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry, of Ralph Oakley, Brad Eaton, Chuck Roth, Brady Dreasler, Jim McKernan, Tom Allen and the individuals listed on Annex 1.

“Law” means any United States (federal, state, local) or foreign law, constitution, treaty statute, ordinance, regulation, rule, code, order, judgment, injunction, writ or decree.

“Leased Real Property” has the meaning set forth in Section 3.8(b).

“Liability” means any and all debts, liabilities and obligations of any kind or nature, known or unknown, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or pursuant to contract, tort or Action.

“Liens” means claims, liabilities, Taxes, security interests, liens, mortgages, deeds of trust, pledges, conditions, charges, claims, options, rights of first refusal, easements, proxies, or agreements, transfer restrictions under any contract or encumbrances of any kind or nature whatsoever.

“Loss” or “Losses” means any losses, damages, Taxes, costs and expenses (including attorneys’ fees), interests, awards, judgments, and penalties actually suffered or incurred by the relevant Person.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days commencing on the first Business Day after the date of this Agreement that each of the following is true throughout and at the end of such period: (a) Buyer shall have received the Required Information, and the Required Information shall be complete; (b) FCC Consent shall have been granted and shall be in full force and effect; (c) any applicable waiting period under the HSR Act relating to the Transaction shall have expired or been terminated; (d) all other conditions set forth in ARTICLE 7 and ARTICLE 8 (other than those that by their nature will not be satisfied until the Closing) have been satisfied and nothing has occurred and no condition exists that would cause any of the conditions in such ARTICLE 7 and ARTICLE 8 not to be satisfied assuming the Closing Date were to occur at any time during such consecutive fifteen (15) Business Day period; and (e) the Company shall have been provided all cooperation that they are obligated to provide under the terms of Section 5.5(d). If the Company in good faith reasonably believes it has delivered the Required Information, it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the Required Information will be deemed to have been delivered on the date specified in such notice unless Buyer in good faith reasonably believes the Required Information has not been delivered and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect, stating with specificity which Required Information has not been delivered. Notwithstanding the foregoing, (i) (A) the periods (1) from (and including) April 1, 2021 to (and including) April 5, 2021, (2) from (and including) July 5, 2021 to (and including) July 9, 2021, (3) from (and including) August 30, 2021 through September 6, 2021, (4) from (and including) November 24, 2021 through November 28, 2021 and (5) from (and including) April 14, 2022 through April 18, 2022 shall, in each case, be disregarded for purposes of calculating the consecutive business day period required above, (B) if such period shall not have ended on or prior to August 27, 2021, such period shall not commence before September 7, 2021 and (C) if such period shall not have ended prior to December 17, 2021, such period shall not commence before January 7, 2022, and (ii) the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of the Marketing Period, (A) Bennett & Middendorf, Ltd. shall have withdrawn its audit opinion with respect to any of the audited year-end financial statements in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such year-end financial statements by Bennett & Middendorf, Ltd. or another independent accounting firm reasonably acceptable to Buyer, or (B) the Company shall have restated, or the Company shall have determined to restate any historical financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company concludes that no such restatement shall be required in accordance with GAAP.

“Material Adverse Effect” means any event, circumstance, development, change, effect or occurrence (an “Effect”) that, individually or in the aggregate with any other Effect, has had, or would reasonably be expected to have, a materially adverse effect on the business, properties, assets, financial condition or results of operations of the Business, taken as a whole, or on the ability of Sellers to perform their material obligations under this Agreement, other than any Effect arising out of or resulting from (a) any Effect affecting the economy of the United States generally, including changes in the United States or foreign credit, debt, capital or financial markets (including changes in interest or exchange rates) or the economy of any town, city, region, state or country in which the Business is conducted; (b) general changes or developments in the broadcast television industry; (c) the execution and delivery of this Agreement, the announcement of this Agreement and the Transaction, the identity of Buyer or its Affiliates, the consummation of the Transaction, the compliance with the terms of this Agreement (other than Section 5.2(a)(i) hereof) or the taking of any action required by this Agreement; (d) earthquakes, hurricanes, tornadoes, pandemics or epidemics impacting the United States, Governmental Orders to shut-down or stay-at-home, natural disasters or global, national or regional political conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war existing or underway as of the date hereof; (e) any failure, in and of itself, by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or (f) changes in Applicable Law or GAAP or the interpretation thereof (including, for the avoidance of doubt, any change in any rule or policy and the issuance of any order, in any case, the effect of which is to restrict in any respect the ability accorded to Buyer under FCC rules and policies in effect as of the date of this Agreement to enter into and perform joint sales, shared services, and such other operational arrangements and agreements related to any Station); except in the case of clauses (a), (b), (d) and (f), to the extent not having a disproportionate effect on the Business, taken as a whole, relative to other participants in the broadcast television industry.

“Material Agreement” has the meaning set forth in Section 3.9(a).

“Merger Agreement” means an agreement and plan of merger, by and among the Company, Buyer, an Affiliate of Buyer and Stockholder Representative with substantially similar terms to this Agreement and in a form reasonably acceptable to Buyer.

“MVPDs” means cable systems, wireline telecommunications companies, and direct broadcast satellite systems that, in each case, qualify as multi-channel video programming distributors, as that term is defined by the FCC.

“NDA” has the meaning set forth in Section 6.1.

“Net Working Capital” means the amount (expressed as a positive amount), if any, by which (i) the Current Assets, exceed (ii) the Current Liabilities; provided that if such Current Assets are equal to such Current Liabilities, then the Net Working Capital shall be zero. An estimate of Net Working Capital prepared as of November 30, 2020 is set forth in Schedule 14.14 hereto.

“News Sharing Agreement” means any agreement or arrangement whereby a Station (i) receives local news from another broadcaster and has the right to utilize such content in the programming it produces for such Station or (ii) provides local news to another broadcaster and such broadcaster has the right to utilize such Station’s content in its programming.

“Newspaper Assets” means the Company’s fixed, intangible, and real property assets used in the business and operation of the Quincy Herald-Whig and Hannibal Courier-Post newspapers, including print and online publication. The Newspaper Assets include the real property and buildings located at 130 S. Fifth St., Quincy, Illinois, 421 Jersey, Quincy, Illinois, and 422 Jersey, Quincy, Illinois, and certain assets identified as associated with the newspapers as set forth in Schedule 3.20(a).

“Non-Signing Stockholder” means any holder of issued and outstanding shares of Common Stock that has not executed and delivered an effective Seller Signature and Joinder in accordance with Sections 5.7 and 9.1(l).

“Non-Signing Stockholder Amount” means the aggregate amount of the Base Consideration that would be payable to any Non-Signing Stockholder if such Non-Signing Stockholder executed and delivered an effective Seller Signature and Joinder in accordance with Sections 5.7 and 9.1(l).

“Non-Union Employee” has the meaning set forth in Section 6.5(b).

“Objection Notice” has the meaning set forth in Section 1.4(b).

“Objection Period” has the meaning set forth in Section 1.4(b).

“Organizational Documents” means, with respect to any Person (other than an individual), the articles or certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company operating agreement, and all other organizational documents of such Person.

“Outside Date” has the meaning set forth in Section 11.1(d).

“Owned Real Property” means all Real Property owned by the Company.

“Ownership Waivers” has the meaning set forth in Section 5.1(a)(v).

“Party” and “Parties” have the meanings set forth in the Preamble.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, any similar U.S. presidential memorandum, executive order or similar publication of the same or similar subject matter, and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65).

“Permits” has the meaning set forth in Section 3.15.

“Permitted Liens” means, collectively, (a) Liens for taxes, assessments and governmental charges not yet delinquent or that are being contested in good faith, for which adequate reserves have been established in accordance with GAAP and for which notice has been given to Buyer; (b) Liens arising under any zoning laws or ordinances which are not violated by the current operation of the Business on the Real Property, but not including any Liens resulting from any violation or noncompliance in any material respect with such zoning laws or ordinances by the Company; (c) any right reserved to any Governmental Entity to regulate the affected property (including restrictions stated in any permits) except to the extent such right(s) is violated by current operation of the Business; (d) in the case of any leased asset, (i) the rights of any lessor under the applicable contract or any Lien granted by any lessor, developer or third-party on any fee interest underlying the Leased Real Property or any Lien that the applicable contract is subject to, or (ii) any statutory Lien for amounts that are not yet delinquent or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been created in accordance with GAAP); (e) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, material men and other similar Liens imposed by law arising or incurred in the ordinary course of business for amounts that are not yet delinquent or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been created in accordance with GAAP, that do not result from any breach, violation or default by the Company of any contract or Applicable Law; (f) Liens created by or through Buyer or any of its Affiliates; (g) minor defects of title, easements, rights-of-way, restrictions and other Liens not materially interfering with the present operation of the Business on any Real Property; (h) non-exclusive licenses of Intellectual Property granted in the ordinary course of business and which do not secure Indebtedness; (i) with respect to any equity interest, any restrictions on transfer of such equity interest imposed by federal or state securities laws; and (j) any state of facts an accurate survey or physical inspection of the Real Property would show, other than those which materially and adversely impact the present operation of the Business thereon.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association, trust or other legal entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual or any other information that is regulated or protected by one or more Privacy and Security Laws.

“Post-Closing Plans” has the meaning set forth in Section 6.5(d).

“Post-Closing Escrow Amount” means Forty Million Dollars ($40,000,000).

“PPP Loan” means any loan provided pursuant to that certain SBA Paycheck Protection Program under the CARES Act.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date.

“Privacy and Security Laws” means all Applicable Laws concerning the privacy and/or security of Personal Information, including, as applicable, Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state Social Security number protection Laws, state data breach notification Laws, state consumer protection Laws, the European Union Directive 95/46/EC and Canada’s Personal Information Protection and Electronic Documents Act.

“Purchase Price” has the meaning set forth in Section 1.2.

“PZR” has the meaning set forth in Section 6.10.

“Quincy Employees” means employees employed exclusively by Quincy Media, Inc.

“Real Property” has the meaning set forth in Section 3.8(b).

“Real Property Leases” has the meaning set forth in Section 3.8(b).

“Regulatory Action” means any obligation, condition or other requirement imposed by a Governmental Entity in connection with this Agreement or the transactions contemplated hereby.

“Regulatory Divestitures” has the meaning set forth in Schedule 5.1.

“Renewal Application” has the meaning set forth in Section 5.1(a)(iv).

“Representative” means, with respect to any Person, any director, manager, officer, employee, agent, consultant, advisor or other representative of such Persons, including legal counsel, accountants, and financial advisors.

“Required Consents” has the meaning set forth in Section 8.5.

“Required Information” means (i) the Audited Company Financial Statements, (ii) the Interim Company Financial Statements described in Section 3.17 in accordance with Section 3.17, (iii) unaudited consolidated balance sheets and related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Company as of and for the fiscal quarter ended September 30, 2020 and for each subsequent fiscal quarter thereafter that is ended at least forty-five (45) days before the Closing Date, and unaudited corresponding financial statements for the same fiscal quarter in the preceding year, (iv) the unaudited balance sheets of the Divestiture Stations (as defined in Schedule 5.1) for the fiscal year ended December 31, 2020 and each subsequent fiscal year ending at least 90 days prior to the Closing Date, together with the related unaudited statements of operations for each such fiscal year and in the case of such statements of operations, including results for the fiscal year to date and comparisons to the corresponding fiscal year to date periods in each of the prior two fiscal years; (v) the unaudited balance sheets of the Divestiture Stations (as defined in Schedule 5.1) as of each fiscal quarter ending after December 31, 2020 and ending at least 45 days prior to the Closing Date, together with the related unaudited statements of operations for each such fiscal quarter and in the case of such statements of operations, including results for the fiscal year to date and comparisons to the corresponding fiscal year to date periods in each of the prior two fiscal years; (vi) all financial information regarding the Company necessary for Buyer to prepare (x) pro forma balance sheets and related notes as of the most recently completed interim period ended at least forty five (45) days before the Closing Date (or ninety (90) days in case such period includes the end of the Company’s fiscal year), (y) pro forma income statements and related notes for the most recently completed fiscal year, for the most recently completed interim period and for the twenty-four (24) month period ending on the last day of the most recently completed four (4) fiscal quarter period ended at least forty-five (45) days before the Closing Date (or ninety (90) days in case such period includes the end of the Company’s fiscal year) and (z) any other pro forma financial statements, and for any periods, that would be required in accordance with Article 11 of Regulation S-X under the Securities Act, including, without limitation, explanatory footnotes of the type set forth in such article; and (vii)

all other financial statements and other financial data and information regarding the Company of the type that would be required by Regulation S-X and Regulation S-K under the Securities Act to be included in a registration statement filed with the SEC by Buyer that shall be sufficiently current on any day during the Marketing Period (including after giving effect to the proviso to the definition thereof) to satisfy the requirements of Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements and other financial data and information to be declared effective by the SEC on the last day of the Marketing Period, or as otherwise necessary to receive from the Company’s and Buyer’s independent accountants customary “comfort” (including “negative assurance” comfort) and, in the case of the annual financial statements, the auditors’ reports thereon, together with drafts of customary comfort letters that the Company’s independent accountants are prepared to deliver upon the “pricing” and closing of any offering of securities as part of the Financing.

“Schedules” means the schedules referenced herein and attached to this Agreement.

“Securities Act” has the meaning set forth in Section 5.5.

“Seller” and “Sellers” have the meaning set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 10.2.

“Shares” has the meaning set forth in the Recitals.

“Station” or “Stations” has the meaning set forth in the Recitals.

“Stockholder” means any holder of Common Stock.

“Stockholder Expense Amount” has the meaning set forth in Section 12.1(c).

“Stockholder Representative” has the meaning set forth in the Preamble.

“Stockholder Representative Losses” has the meaning set forth in Section 12.1(c).

“Straddle Period” means a Tax period commencing before the Closing Date and ending after the Closing Date.

“Subsequent Deal Termination Fee” has the meaning set forth in Section 11.4(c).

“Subsidiary” means and includes those direct and indirect subsidiaries of the Company that are involved in the ownership or operations of the Stations or any material assets relating to the ownership and operation of the Stations. For clarity, the term “Subsidiary” excludes those entities listed in Schedule 3.3(d) that are not wholly owned by the Company. The Subsidiaries are listed in Exhibit 2.

“Surveys” has the meaning set forth in Section 6.10.

“Target Net Working Capital” means $0.

“Tax” or “Taxes” means all federal, state, local or foreign income, estimated, excise, gross receipts, ad valorem, sales, use, employment, social security (or equivalent), unemployment, disability, environmental, franchise, profits, gains, property, transfer, payroll, intangible or other taxes, value added, fringe benefit, capital stock, alternative or add-on minimum, estimated, unclaimed property fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding) imposed by a Governmental Entity, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

“Tax Proceeding” has the meaning set forth in Section 6.9(e).

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with a Tax authority relating to Taxes.

“Termination Fee” has the meaning set forth in Section 11.4(c).

“Third-Party Claim” has the meaning set forth in Section 10.4(a).

“Title Commitments” has the meaning set forth in Section 6.10.

“Trademarks” means call letters, trademarks, trade names, service marks, trade dress rights, business names, slogans, logos and other identifiers of source or origin, whether registered or unregistered, and all registrations and applications therefor, all rights and priorities afforded under any Law with respect to the foregoing, and all extensions and renewals of any of the foregoing, together with all goodwill associated with the use of and symbolized by any of the foregoing.

“Transaction” means the sale of the Equity Interests contemplated by this Agreement.

“Transaction Documents” means this Agreement, the Escrow Agreement, and the other documents, agreements, certificates and instruments to be executed, delivered and performed in connection with the Transaction.

“Transaction Payroll Taxes” means the employer portion of payroll or other employment Taxes incurred in connection with any bonuses, option cashouts or other compensatory payments (including the Deferred Compensation Plan Amounts) made in connection with the transactions contemplated by this Agreement, in each case, that become payable before, on or substantially contemporaneously with the Closing Date, whether payable by Buyer or the Company.

“Transaction Tax Deductions” means, without duplication, all income deductions permitted under applicable income Tax Law at a “more likely than not” (or higher) level of confidence, with respect to (a) the exercise of any option to acquire stock of the Company that is exercised after the date hereof and on or prior to the Closing Date; (b) any payments made with respect to options that are cancelled in anticipation of the transactions contemplated by this Agreement; (c) any payments with respect to a stock appreciation right, phantom stock plan, or other similar arrangement that is paid or otherwise accrued by, or on behalf of the Company, on or prior to the Closing Date; (d) any success bonuses or other similar arrangements paid or otherwise accrued by, or on behalf of the Company, on or prior to the Closing Date; (e) the payment of the Indebtedness; and (f) the payment or accrual by, or on behalf of, the Company of any Company Transaction Expense (or

any item that would be a Company Transaction Expense if unpaid as of Closing that was paid by, or on behalf of the Company, prior to Closing). For purposes of determining the amount of Transaction Tax Deductions, it shall be assumed that seventy percent (70%) of any “success based fee” shall be deductible for all relevant income Tax purposes.

“Transfer Taxes” means all sales, use, real property transfer, stock transfer, recording or other similar governmental Taxes, fees and charges applicable to the transfer of the Equity Interests under this Agreement.

“TV Repack” means the repacking of broadcast spectrum following the Broadcast Incentive Auction.

“Union Employees” means any Employees covered by a collective bargaining agreement.

“WARN Act” means the Worker Adjustment and Retraining and Notification Act of 1988, as amended.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date set forth above.

BUYER:

GRAY TELEVISION, INC.

By:	/s/ Hilton H. Howell Jr.
Name: Hilton H. Howell Jr.
Title: Chairman and Chief Executive Officer

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date set forth above.

COMPANY:

QUINCY MEDIA, INC.

By:	/s/ Ralph M. Oakley
Name:	Ralph M. Oakley
Title:	President

STOCKHOLDER REPRESENTATIVE

By:	/s/ Ralph M. Oakley
Name:	Ralph M. Oakley, solely in his capacity as Stockholder Representative

/s/ Allison Oakley Hall
Stockholder Name:	Authorized Signature: Allison Oakley Hall
Allison Oakley Hall
/s/ Amy E. Oakley
Stockholder Name:	Authorized Signature: Amy E. Oakley
Amy E. Oakley
/s/ Andrew Gaydos
Stockholder Name:	Authorized Signature: Andrew Gaydos
Andrew Gaydos
/s/ Andrew Ryan Higgins
Stockholder Name:	Authorized Signature: Andrew Ryan Higgins
Andrew Ryan Higgins
/s/ Ann E. Wright
Stockholder Name:	Authorized Signature: Ann E. Wright
Ann E. Wright Trustee of the Ann E
Wright Trust u/t/d May 1, 2013
/s/ Arthur R. Higgins
Stockholder Name:	Authorized Signature: Arthur R. Higgins
Arthur R. Higgins
/s/ Benjamin Beeson Van Ness
Stockholder Name:	Authorized Signature: Benjamin Beeson Van Ness
Benjamin Beeson Van Ness
/s/ Mary K Oakley
Stockholder Name:	Authorized Signature: David Ray Oakley or
David Ray Oakley	Mary K Oakley, power of attorney

/s/ Dustin Hall
Stockholder Name:	Authorized Signature: Dustin Hall
Dustin Hall
/s/ E. Morey Taraska
Stockholder Name:	Authorized Signature: E. Morey Taraska
E. Morey Taraska, As Trustee (Or Any

Successor Trustee Named Therein)
Under the E. Morey Taraska Revocable
Trust Dated 9/17/2013
/s/ Elizabeth J. Garrison
Stockholder Name:	Authorized Signature: Elizabeth J. Garrison
Elizabeth J. Garrison
/s/ Bryan P Whitworth
Stockholder Name:	Authorized Signature: Bryan P Whitworth
Bryan P Whitworth Non-Exempt Trust
/s/ Bryan P. Whitworth
Stockholder Name:	Authorized Signature: Bryan P. Whitworth
Bryan P. Whitworth, Trustee of the
Bryan P. Whitworth Exempt Trust u/a Lisa Lindsay Dodds 2001 Trust
/s/ Bryan Whitworth
Stockholder Name:	Authorized Signature: Bryan Whitworth
Bryan Whitworth
/s/ Burks Oakley II
Stockholder Name:	Authorized Signature: Burks Oakley II
Burks Oakley II as Trustee of the Burks
Oakley II Trust
/s/ Cameron Crawford Finke
Stockholder Name:	Authorized Signature: Cameron Crawford Finke
Cameron Crawford Finke
/s/ Carlee Ingrum
Stockholder Name:	Authorized Signature: Carlee Ingrum Oakley
Carlee Ingrum Oakley
/s/ Catherine Oakley Bunce
Stockholder Name:	Authorized Signature: Catherine Oakley Bunce
Catherine Oakley Bunce

/s/ Charles W. Gay
Stockholder Name:	Authorized Signature: Charles W. Gay
Charles W. Gay
/s/ Christian A. McGuire /s/ Tracy A. McGuire
Stockholder Name:	Authorized Signature: Christian A. McGuire
Christian A. McGuire and Tracy A. McGuire husband and wife, as Tenants by the Entireties	and Tracy A. McGuire
/s/ Christian M. Canchola
Stockholder Name:	Authorized Signature: Christian M. Canchola
Christian M. Canchola
/s/ Christina O. Papa
Stockholder Name:	Authorized Signature: Christina O. Papa
Christina O. Papa, Trustee of the
Christina O. Papa Trust
/s/ Christine D. Canchola
Stockholder Name:	Authorized Signature: Christine D. Canchola
Christine D. Canchola
/s/ Clayton Kane Oakley
Stockholder Name:	Authorized Signature: Clayton Kane Oakley
Clayton Kane Oakley
/s/ David R. Oakley, Jr.
Stockholder Name:	Authorized Signature: David R. Oakley, Jr.
David R. Oakley, Jr.
/s/ Kathryn B. Oakley
Stockholder Name:	Authorized Signature: Kathryn B. Oakley
Kathryn B. Oakley c/o Harold B. Oakley, Esq.

/s/ Lee Paige Lindsay
Stockholder Name:	Authorized Signature: Lee Lindsay Curtis now
Lee Lindsay Curtis now known as	known as Lee Paige Lindsay
Lee Paige Lindsay
/s/ Erin Clayton & Grant Weyman
Stockholder Name:	Authorized Signature: Erin Clayton & Grant
Erin Clayton and Grant Weyman,	Weyman
Co-Trustees of the Lee Paige Lindsay
Grantor Irrevocable Trust (formerly known as Lee Lindsay Curtis Grantor
Irrevocable Trust)
/s/ Harold B. Oakley
Stockholder Name:	Authorized Signature: Harold B. Oakley
Harold B. Oakley as custodian for
Abigail L. Oakley under the Illinois
Transfer to Minors Act
/s/ Harold B. Oakley
Stockholder Name:	Authorized Signature: Harold B. Oakley
Harold B. Oakley as custodian for
Allen B. Oakley under the Illinois
Transfer to Minors Act
/s/ Harold B. Oakley
Stockholder Name:	Authorized Signature: Harold B. Oakley
Harold B. Oakley as custodian for
Bennett W. Oakley under the Illinois
Transfer to Minors Act
/s/ Harold B. Oakley
Stockholder Name:	Authorized Signature: Harold B. Oakley
Harold B. Oakley, Trustee of the
Peter A Oakley II Trust u/t/d
August 30, 1995
/s/ Harold B. Oakley
Stockholder Name:	Authorized Signature: Harold B. Oakley
Harold B. Oakley, Trustee of The
Peter A. Oakley Irrevocable QTIP

Trust dated 2/3/95

/s/ Harold B. Oakley
Stockholder Name:	Authorized Signature: Harold B. Oakley
Harold B. Oakley, as Trustee of the
Peter A Oakley Residuary Trust
/s/ Harold B. Oakley /s/ Michael A. Bickhaus
Stockholder Name:	Authorized Signature: Harold B. Oakley &
Harold B. Oakley & Michael A. Bickhaus,	Michael A. Bickhaus
Trustees, Schmiedeskamp, Robertson, Neu
& Mitchell Retirement Trust FBO Harold
B. Oakley
/s/ Harold B. Oakley
Stockholder Name:	Authorized Signature: Harold B. Oakley
Harold B. Oakley, as Trustee of the
Harold B. Oakley Revocable Trust
u/t/d March 16, 2018
/s/ Harold B. Oakley
Stockholder Name:	Authorized Signature: Harold B. Oakley
Harold B. Oakley
/s/ James A Donohue
Stockholder Name:	Authorized Signature: James A Donohue
James A Donohue
/s/ Jean Dougherty Hilton /s/ John E. Hilton
Stockholder Name:	Authorized Signature: Jean Dougherty Hilton
Jean Dougherty Hilton and John E. Hilton,	and John E. Hilton
husband and wife, as Tenants by the
Entireties

/s/ John D. Hart /s/ Mary H. Hart
Stockholder Name:	Authorized Signature: John D. Hart and Mary
John D. Hart and Mary H. Hart as Trustee	H. Hart
of the John D. Hart and Mary H. Hart 1999
Trust (Created by Declaration of Trust Dated
October 4, 1999)

/s/ John J Donohue
Stockholder Name:	Authorized Signature: John J Donohue
John J Donohue

/s/ Jonathan Van Ness
Stockholder Name:	Authorized Signature: Jonathan Van Ness
Jonathan Van Ness c/o Bills & Stoll
LLP, Attn Ricki Joseph

/s/ Julie A. Catelli
Stockholder Name:	Authorized Signature: Julie A. Catelli
Julie A. Catelli

/s/ Kacy Lynne Gaydos
Stockholder Name:	Authorized Signature: Kacy Lynne Gaydos
Kacy Lynne Gaydos

/s/ Mark C. Eidem
Stockholder Name:	Authorized Signature: Mark C. Eidem
Mark C. Eidem, Trustee or his successor in
Trust, under the Mark C. Eidem’s Exempt
Trust

/s/ Lorrayn Gay Hacker
Stockholder Name:	Authorized Signature: Lorrayn Gay Hacker
Lorrayn Gay Hacker

/s/ Lou Ann Lindsay
Stockholder Name:	Authorized Signature: Lou Ann Lindsay
Lou Ann Lindsay

/s/ Lucy Lindsay Smith
Stockholder Name:	Authorized Signature: Lucy Lindsay Smith
Lucy Lindsay Smith

/s/ Marjorie J. Higgins
Stockholder Name:	Authorized Signature: Marjorie J. Higgins
Marjorie J. Higgins

/s/ Mark C. Eidem and Joann Eidem
Stockholder Name:	Authorized Signature: Mark C. Eidem and
MARK C. EIDEM and JOANN EIDEM,	Joann Eidem
as Trustees of the EIDEM 2008 FAMILY
TRUST, dated August 14, 2008

/s/ Timothy K. Oakley
Stockholder Name:	Authorized Signature: Timothy K. Oakley
Timothy K. Oakley

/s/ Vincent M. McGuire /s/ Lynnette L. McGuire
Stockholder Name:	Authorized Signature: Vincent M. McGuire and
Vincent M. McGuire and Lynnette L.	Lynnette L. McGuire
McGuire husband and wife, as
Tenants by the Entireties

/s/ W. Daniel Hardy
Stockholder Name:	Authorized Signature: W. Daniel Hardy
W. Daniel Hardy

/s/ William E. Jarchow
Stockholder Name:	Authorized Signature: William E. Jarchow
William E. Jarchow

/s/ William L. Jarchow
Stockholder Name:	Authorized Signature: William L. Jarchow
William L. Jarchow

/s/ Ralph M. Oakley and Mary Oakley Winters
Stockholder Name:	Authorized Signature: Ralph M. Oakley and
Ralph M. Oakley and Mary Oakley	Mary Oakley Winters
Winters, as Trustees of the Thomas
A. Oakley Grantor Irrevocable Trust dtd 4/17/07

/s/ Ralph M. Oakley
Stockholder Name:	Authorized Signature: Ralph M. Oakley
Ralph M. Oakley

/s/ Renae Elizabeth Gaydos
Stockholder Name:	Authorized Signature: Renae Elizabeth Gaydos
Renae Elizabeth Gaydos
/s/ Robert Bruce McMath
Stockholder Name:	Authorized Signature: Robert Bruce McMath
Robert Bruce McMath
/s/ Sara Michelle Sanders
Stockholder Name:	Authorized Signature: Sara Michelle Sanders
Sara Michelle Sanders
/s/ Sidney H. McMath
Stockholder Name:	Authorized Signature: Sidney H. McMath
Sidney H. McMath
/s/ Stephan J Donohue
Stockholder Name:	Authorized Signature: Stephan J Donohue
Stephan J Donohue
/s/ Mary O Winters
Stockholder Name:	Authorized Signature: Mary O Winters
Stifel, Nicholaus & Co. Custodian
for Mary O Winters IRA
/s/ Sullivan Oakley
Stockholder Name:	Authorized Signature: Sullivan Oakley
Sullivan Oakley
/s/ Susan Burks Oakley Day
Stockholder Name:	Authorized Signature: Susan Burks Oakley Day
Susan Burks Oakley Day
/s/ Susan Oakley Gauthier
Stockholder Name:	Authorized Signature: Susan Oakley Gauthier
Susan Oakley Gauthier

/s/ Joan Hazel Hart
Stockholder Name:	Authorized Signature: Joan Hazel Hart
The Joan Hazel Hart Survivor’s Trust
/s/ Thomas A. Oakley
Stockholder Name:	Authorized Signature: Thomas A. Oakley
Thomas A. Oakley, As Trustee Under
the Thomas A. Oakley Revocable
Trust, dated 2/18/94
/s/ Thomas Lyle Van Ness
Stockholder Name:	Authorized Signature: Thomas Lyle Van Ness
Thomas Lyle Van Ness

Stockholder Name:	Authorized Signature:
CIBC National Trust Company,	CIBC National Trust Company, Trustee
Trustee of Bryan Whitworth Exemption Trust
U/A Shirley J. Lindsay 1996 Trust	By:	/s/ John T. Schmidt
John T. Schmidt
	Its:	Managing Director, Senior Trust Advisor

Stockholder Name:	Authorized Signature:
CIBC National Trust Company,	CIBC National Trust Company, Trustee
Trustee of Caroline Lindsay Trust u/a dated
9/14/1994	By:	/s/ John T. Schmidt
John T. Schmidt
	Its:	Managing Director, Senior Trust Advisor

Stockholder Name:	Authorized Signature:
CIBC National Trust Company,	CIBC National Trust Company, Trustee
Trustee of Jack Walker Lindsay Trust
u/a dated 9/14/1994	By:	/s/ John T. Schmidt
John T. Schmidt
	Its:	Managing Director, Senior Trust Advisor

Stockholder Name:	Authorized Signature:
CIBC National Trust Company,	CIBC National Trust Company, Trustee
Trustee of Marjorie Lindsay Exempt Trust
f/b/o Bryan Whitworth	By:	/s/ John T. Schmidt
John T. Schmidt
	Its:	Managing Director

Stockholder Name:		Authorized Signature:
CIBC National Trust Company,		CIBC National Trust Company, Trustee
Trustee of Marjorie Lindsay Exempt Trust
f/b/o Caroline Lindsay	By:	/s/ John T. Schmidt
John T. Schmidt
Its: Managing Director, Senior Trust Advisor

Stockholder Name:		Authorized Signature:
CIBC National Trust Company, Trustee of Marjorie Lindsay Exempt Trust f/b/o Jack Lindsay		CIBC National Trust Company, Trustee
	By:	/s/ John T. Schmidt
John T. Schmidt
Its: Managing Director, Senior Trust Advisor

/s/ Patricia Ellen Newton
Stockholder Name:		Authorized Signature: Patricia Ellen Newton
Patricia Ellen Newton

/s/ Peter A. Oakley II
Stockholder Name:		Authorized Signature: Peter A. Oakley II
Peter A. Oakley II

/s/ Phillip Bruce McMath
Stockholder Name:		Authorized Signature: Phillip Bruce McMath
Phillip Bruce McMath

/s/ Philip M. Higgins
Stockholder Name:		Authorized Signature: Philip M. Higgins
Philip M. Higgins

/s/ Ralph M Oakley
Stockholder Name:		Authorized Signature: Ralph M Oakley
Ralph M Oakley as successor trustee of the Allison Walker Oakley Trust dated December 18, 1997
/s/ Ralph M Oakley
Stockholder Name:		Authorized Signature: Ralph M Oakley
Ralph M Oakley as successor trustee of the Sullivan Smith Oakley Trust dated December 18, 1997

Stockholder Name:		Authorized Signature:
Martin Lindsay Primary Trust
	By:	/s/ Martin Lindsay
Martin Lindsay

/s/ Martin Lindsay
Stockholder Name:		Authorized Signature: Martin Lindsay
Martin Lindsay
/s/ Martin M. Lindsay
Stockholder Name:		Authorized Signature: Martin M. Lindsay
Martin M. Lindsay 1995 Trust
/s/ Mary C. Estes
Stockholder Name:		Authorized Signature: Mary C. Estes
Mary C. Estes
/s/ Mary K. Oakley
Stockholder Name:		Authorized Signature: Mary K. Oakley
Mary K. Oakley
/s/ Mary O. Winters
Stockholder Name:		Authorized Signature: Mary O. Winters
Mary O. Winters, Trustee of the Mary
O. Winters Trust u/t/a dated April 21, as amended
/s/ Mary Oakley Winters
Stockholder Name:		Authorized Signature: Mary Oakley Winters
Mary Oakley Winters, successor trustee of the Jonathan McDonald Van Ness Trust
Dated December 18, 1997
/s/ Matthew R. Higgins
Stockholder Name:		Authorized Signature: Matthew R. Higgins
Matthew R. Higgins
/s/ Meghan M Whitworth
Stockholder Name:		Authorized Signature: Meghan M Whitworth
Meghan M Whitworth NonExempt Trust
/s/ Meghan M. Whitworth
Stockholder Name:		Authorized Signature: Meghan M. Whitworth
Meghan M. Whitworth, Trustee of the
Meghan M. Whitworth Exempt Trust u/a Lisa Lindsay Dodds 2001 Trust
/s/ Meghan Whitworth Biddle
Stockholder Name:		Authorized Signature: Meghan Whitworth Biddle
Meghan Whitworth Biddle

/s/ Melody Higgins
Stockholder Name:	Authorized Signature: Melody Higgins
Melody Higgins
/s/ Clara Ehrhart
Stockholder Name:	Authorized Signature: Clara Ehrhart, Its Vice
Mercantile Trust & Savings Bank, Trustee	President and Trust Officer
Barbara Lee Williams Trust, Dated 6/17/86
/s/ Clara Ehrhart
Stockholder Name:	Authorized Signature: Clara Ehrhart, Its Vice
Mercantile Trust & Savings Bank, Trustee	President and Trust Officer
Merctavish & Co. I.D. #37-6087312
Gordon M. Smith Trust
/s/ Clara Ehrhart /s/ Lee P. Lindsay
Stockholder Name:	Authorized Signature: Clara Ehrhart, Its Vice
Mercantile Trust & Savings Bank & Lee	President and Trust Officer & Lee P. Lindsay
Paige Lindsay as Co-Trustees under
“Lindsay Trust dated June 27, 1968”
/s/ Michael A. Oakley
Stockholder Name:	Authorized Signature: Michael A. Oakley
Michael A. Oakley
/s/ Ellen S Newton-Lovato
Stockholder Name:	Authorized Signature: Ellen S Newton-Lovato
Michael David Tuffli	as Administrator of the Estate of Michael David Tuffli

/s/ Michael K. Lindsay
Stockholder Name:	Authorized Signature: Michael K. Lindsay
Michael K. Lindsay
/s/ Patricia A. Cohea /s/ Joseph L. Cohea
Stockholder Name:	Authorized Signature: Patricia A. Cohea and Joseph L. Cohea
Patricia A. Cohea and Joseph L. Cohea
wife and husband, as Tenants by the
Entireties

Stockholder Name:	Authorized Signature:
CIBC National Trust Company,	CIBC National Trust Company, Trustee
Trustee of Marjorie Lindsay Exempt Trust f/b/o
William Lindsay	By:	John T. Schmidt John T. Schmidt
Its: Managing Director, Senior Trust Advisor

Stockholder Name:	Authorized Signature:
CIBC National Trust Company,	CIBC National Trust Company, Trustee
Trustee of Martin M. Lindsay Exemption
Trust U/A Shirley J. Lindsay 1996 Trust	By:	/s/ John T. Schmidt
John T. Schmidt
Its: Managing Director, Senior Trust Advisor

Stockholder Name:	Authorized Signature:
CIBC National Trust Company,	CIBC National Trust Company, Trustee
Trustee of Meghan Whitworth Exemption
Trust U/A Shirley J. Lindsay 1996 Trust	By:	/s/ John T. Schmidt
John T. Schmidt
Its: Managing Director, Senior Trust Advisor

Stockholder Name:	Authorized Signature:
CIBC National Trust Company,	CIBC National Trust Company, Trustee
Trustee of Meghan Whitworth Trust
u/a dated 9/14/1994	By:	/s/ John T. Schmidt
John T. Schmidt
Its: Managing Director, Senior Trust Advisor

Stockholder Name:	Authorized Signature:
CIBC National Trust Company,	CIBC National Trust Company, Trustee
Trustee of Michael K. Lindsay Exemption
Trust U/A Shirley J. Lindsay 1996 Trust	By:	/s/ John T. Schmidt
John T. Schmidt
Its: Managing Director, Senior Trust Advisor

Stockholder Name:	Authorized Signature:
CIBC National Trust Company,	CIBC National Trust Company, Trustee
Trustee of Michael Lindsay Primary Trust
	By:	John T. Schmidt
John T. Schmidt
Its: Managing Director, Senior Trust Advisor

Stockholder Name:	Authorized Signature:
CIBC National Trust Company,	CIBC National Trust Company, Trustee
Trustee of William McKay Lindsay Trust u/a
dated 9/14/1994	By:	/s/ John T. Schmidt
John T. Schmidt
Its: Managing Director, Senior Trust Advisor

Stockholder Name:	Authorized Signature:
CIBC National Trust Company,	CIBC National Trust Company, Trustee
Trustee of Marjorie Lindsay Exempt Trust
f/b/o Meghan Whitworth	By:	/s/ John T. Schmidt
John T. Schmidt
Its: Managing Director, Senior Trust Advisor